Exhibit 10.11

Execution Version

MASTER REPURCHASE AGREEMENT

Dated as of August 20, 2015

between

TPG RE FINANCE 1, LTD.,

as Seller,

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Buyer

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ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties
EXHIBIT I	Form of Confirmation
EXHIBIT II	Authorized Representatives of Seller
EXHIBIT III-A	Monthly Reporting Package
EXHIBIT III-B	Quarterly Reporting Package
EXHIBIT III-C	Annual Reporting Package
EXHIBIT IV	Form of Custodial Delivery Certificate
EXHIBIT V	Form of Power of Attorney
EXHIBIT VI	Representations and Warranties Regarding Individual Purchased Assets
EXHIBIT VII	Asset Information
EXHIBIT VIII	Purchase and Additional Advance Procedures
EXHIBIT IX	Form of Bailee Letter
EXHIBIT X	Form of Margin Deficit Notice
EXHIBIT XI	Form of Tax Compliance Certificates
EXHIBIT XII	UCC Filing Jurisdictions
EXHIBIT XIII	Form of Future Funding Confirmation
EXHIBIT XIV	Form of Servicer Notice
EXHIBIT XV	Form of Release Letter
EXHIBIT XVI	Form of Covenant Compliance Certificate
EXHIBIT XVII	Form of Re-direction Letter
EXHIBIT XVIII	Future Funding Advance Procedures

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MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of August 20, 2015, by and between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States (“Buyer”) and TPG RE FINANCE 1, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Seller”).

ARTICLE 1.

APPLICABILITY

From time to time the parties hereto may enter into transactions in which Seller and Buyer agree to the transfer from Seller to Buyer of all of its rights, title and interest to certain Eligible Assets (as defined herein) or other assets and, in each case, the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Buyer to Seller, with a simultaneous agreement by Buyer to transfer back to Seller such Assets at a certain date or on demand, against the transfer of funds by Seller to Buyer. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, at no time shall Buyer be obligated to purchase or effect the transfer of any Eligible Asset from Seller to Buyer.

ARTICLE 2.

DEFINITIONS

“A-Note” shall mean the original promissory note, if any, that was executed and delivered in connection with the senior position of a Senior Mortgage Loan.

“Accelerated Repurchase Date” shall have the meaning specified in Article 12(b)(i) of this Agreement.

“Acceptable Attorney” means Ropes & Gray LLP, Gibson, Dunn & Crutcher LLP, an attorney at law or a law firm that has delivered at Seller’s request a Bailee Letter, with the exception of an attorney or a law firm that is not reasonably satisfactory to Buyer.

“Accepted Servicing Practices” shall mean with respect to any applicable Purchased Asset, those mortgage loan, participation interest or mezzanine loan servicing practices of prudent commercial mortgage lending institutions that service commercial mortgage loans, participation interests and/or mezzanine loans of the same type as such Purchased Asset in the state where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

“Act of Insolvency” shall mean, with respect to any Person, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any Insolvency Law, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry, by a Governmental Authority having proper jurisdiction, of an order for relief which is not stayed or dismissed within forty-five (45) days; (ii) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person; (iii) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (iv) the making of a general assignment for the benefit of creditors; (v) the admission in writing by such Person (other than as mentioned exclusively in privileged communication) of its inability to pay its debts or discharge its obligations as they become due or mature; (vi) that any Governmental Authority or agency or any person, agency or entity acting under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person; (vii) the consent by such Person to the entry of an order for relief in an insolvency case under any Insolvency Law; or (viii) the taking of action by any such Person in furtherance of any of the foregoing.

“Additional Advance” shall mean, for any Purchased Asset with Additional Advance Capacity, an advance of additional funds on such Purchased Asset by Buyer to Seller in accordance with Article 3(z). For the avoidance of doubt, an Additional Advance made with respect to a Purchased Asset shall be deemed to be a part of the related Transaction.

“Additional Advance Capacity” shall mean, with respect to any Purchased Asset as of any date of determination, an amount equal to the excess of (a) the product of the Maximum Advance Rate and the Market Value of such Purchased Asset as of such date over (b) the Repurchase Price for such Purchased Asset as of such date; provided that, in no event shall Additional Advance Capacity be in an amount that would cause the outstanding Repurchase Price of the related Purchased Asset, after giving effect to such Additional Advance, to exceed the Maximum Purchase Price for such Purchased Asset and, provided further that, if Buyer specifies in the related Confirmation that the Additional Advance Capacity for the related Purchased Asset is conditioned or limited, then the Additional Advance Capacity for such Purchased Asset shall be so conditioned or limited in the manner set forth in the related Confirmation.

“Additional Advance Date” shall mean any date upon which an Additional Advance (up to the Additional Advance Capacity) is made by Buyer to Seller on the related Purchased Asset.

“Advance Rate” shall mean, with respect to each Transaction as of any date of determination, the initial Advance Rate for such Transaction on a case by case basis in its sole discretion as shown in the related Confirmation, as may be adjusted for an Additional Advance, a Future Funding Transaction or any other amounts paid to Buyer by Seller to reduce the Purchase Price of such Transaction as set forth in Article 3(aa), which in any case shall not exceed the Maximum Advance Rate for the related Purchased Asset as specified in Schedule I attached to the Fee Letter, unless otherwise agreed to by Buyer and Seller and specified in the related Confirmation.

“Affiliate” shall mean, (A) when used with respect to Seller, Parent, Guarantor, TRT or any of their respective Subsidiaries, TRT and its Subsidiaries and (B) when used with respect to any other specified Person (i) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, or (ii) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Affiliated Hedge Counterparty” shall mean JPMorgan Chase Bank, National Association, or any Affiliate thereof, in its capacity as a party to any Hedging Transaction with Seller.

“Agreement” shall mean this Master Repurchase Agreement, dated as of August 20, 2015, by and between Seller and Buyer as such agreement may be modified or supplemented from time to time.

“Alternative Rate” shall have the meaning specified in Article 3(h) of this Agreement.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.

“Annual Reporting Package” shall mean the reporting package described on Exhibit III-C.

“Anti-Money Laundering Laws” shall have the meaning specified in Article 9(b)(xxxiii) of this Agreement.

“Applicable Spread” shall mean, with respect to a Transaction involving a Purchased Asset:

(i) with respect to any Purchased Asset and any Pricing Rate Period, so long as no Event of Default shall have occurred and be continuing, the incremental per annum rate (expressed as a number of “basis points”, each basis point being equivalent to 1/100 of 1%) for such Purchased Asset set forth in the related Confirmation, which rate shall, unless otherwise agreed by Seller and Buyer, be within the range specified in Schedule I for the applicable type of Underlying Mortgaged Property attached to the Fee Letter as being the “Applicable Spread”, or such other rate as may be agreed upon between Seller and Buyer, and as set forth in the related Confirmation, and

(ii) if an Event of Default has occurred and is continuing, the applicable incremental per annum rate described in clause (i) of this definition, plus 500 basis points (5.0%).

“Applicable Standard of Discretion” shall mean (i) when used with respect to Buyer’s determination, approval or discretion in connection with a Transaction (except as provided in clause (ii)) and/or any determination of Market Value, Buyer’s sole and absolute discretion, or (ii) when used with respect to Buyer’s determination, approval or discretion in connection with Additional Advances or Future Funding Transactions, Buyer’s commercially reasonable discretion; provided that nothing in this definition or the application thereof shall be deemed to alter or diminish Buyer’s right to determine the Market Value of any Purchased Asset in its sole and absolute discretion.

“Appraisal” shall mean an appraisal of the related Underlying Mortgaged Property conducted by an Independent Appraiser in accordance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and the Interagency Appraisal and Evaluation Guidelines, as amended, and, in addition, (A) is certified by such Independent Appraiser as having been prepared in accordance with the requirements of the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and addressed to (either directly or pursuant to a reliance letter in favor of Buyer) and reasonably satisfactory to Buyer.

“Asset Due Diligence” shall have the meaning set forth in Article 3(b)(iv) hereof.

“Asset Information” shall mean, with respect to each Purchased Asset, the information set forth in Exhibit VII attached hereto.

“Assets” shall have the meaning specified in Article 1 of this Agreement.

“Assignee” shall have the meaning set forth in Article 17(a) hereof.

“Assignment of Mortgage” shall have the meaning specified in Exhibit VI to this Agreement.

“Bailee Letter” shall mean a letter from an Acceptable Attorney or from a Title Company, or another Person acceptable to Buyer in its sole and absolute discretion, in the form attached to this Agreement as Exhibit IX, wherein such Acceptable Attorney, Title Company or other Person described above in possession of a Purchased Asset File (i) acknowledges receipt of such Purchased Asset File, (ii) confirms that such Acceptable Attorney, Title Company, or other Person acceptable to Buyer is holding the same as bailee of Buyer under such letter and (iii) agrees that such Acceptable Attorney, Title Company or other Person described above shall deliver such Purchased Asset File to the Custodian by not later than the third (3rd) Business Day following the Purchase Date for the related Purchased Asset.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Breakage Costs” shall have the meaning assigned thereto in Article 3(m).

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange or the Federal Reserve Bank of New York is authorized or obligated by law or executive order to be closed and (iii) a day on which banks in the State of New York, Kansas or Minnesota are authorized or obligated by law or executive order to be closed or (iv) with respect to a “London Business Day” for the determination of LIBOR, any day on which banks in London, England are authorized or obligated by law or executive order to be closed.

“Business Plan” shall mean, with respect to any Construction Loan, the construction budget and business plan (as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement) submitted by Seller and approved in writing by Buyer in its sole discretion as evidenced by a Confirmation.

“Buyer” shall mean JPMorgan Chase Bank, National Association, or any permitted successor or assign.

“Buyer Compliance Policy” shall mean any corporate policy of Buyer or of any corporate entity Controlling Buyer related to the compliance by Buyer or such corporate entity or any of Buyer’s or by any such corporate entity’s Affiliates with any Requirement of Law and/or any request or directive by any Governmental Authority (whether or not having the force of law) and/or any proposed law, rule or regulation, including without limitation any policy of Buyer or any such corporation to comply with rules in proposed form or otherwise not yet in effect or to adhere to standards or other requirements in excess of those that would be required by any Requirement of Law.

“Buyer Funding Costs” shall mean the actual funding costs of Buyer or of any corporate entity controlling Buyer associated with any one or more of the Transactions (including any related Additional Advance or Future Funding Transaction) or otherwise with Buyer’s obligations under the Transaction Documents.

“Buyer’s Margin Amount” shall mean with respect to any Transaction and any Purchased Asset on any date of determination, the applicable Maximum Advance Rate for such Purchased Asset, multiplied by the Market Value of such Purchased Asset as of such date of determination (which Market Value (expressed as a percentage of par) shall not be greater than the Market Value (expressed as a percentage of par) of such Purchased Asset as of the Purchase Date for such Purchased Asset).

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, any and all partner or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Cash Equivalents” shall mean, as of any date of determination, marketable securities issued or directly and unconditionally guaranteed as to interest and principal by the United States Government.

“CD Servicing File” shall mean, with respect to any Construction Loan, a compact disk containing documents required as part of a Purchased Asset File for such Purchased Asset pursuant to Annex 3 – Schedule V of the Custodial Agreement.

“Change of Control” shall mean: (a) with respect to Manager or Guarantor, as applicable, either (i) prior to an IPO Transaction, the removal or termination of Manager under the Management Agreement without the appointment of a Qualified Replacement Manager under a Qualified Replacement Management Agreement within thirty (30) calendar days of such removal or termination, or (ii) after an IPO Transaction, (a) any consummation of a merger or consolidation of Guarantor with or into another entity or any other reorganization occurs and more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s stock or other ownership interest in such entity outstanding immediately after such merger, consolidation or such other reorganization is not owned directly or indirectly by Persons who were stockholders or holders of such other ownership interests in Guarantor immediately prior to such merger, consolidation or other reorganization, (b) with respect to Manager or Guarantor, as applicable, any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than Persons who are Affiliates, as of the Closing Date, of the Manager and/or TRT) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all Capital Stock of Guarantor or Manager entitled to vote generally in the election of directors, members or partners of 25% or more, other than, in the case of Guarantor, to the extent such interests are obtained through a public market offering or secondary market trading, (c) with respect to Parent or Seller, as applicable, Guarantor shall cease to own and Control, of record and beneficially, directly 100% of each class of outstanding Capital Stock of Parent, or Parent shall cease to own and Control, of record and beneficially, directly 100% of each class of outstanding Capital Stock of Seller, or (d) with respect to Manager, the sale, merger, consolidation or reorganization of Manager with or into any entity that is not an Affiliate of TRT or Manager as of the Closing Date or the removal or termination of Manager under the Management Agreement without the appointment of a Qualified Replacement Manager under a Qualified Replacement Management Agreement within thirty (30) calendar days of such removal or termination.

“Closing Date” shall mean August 20, 2015.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collection Period” shall mean (i) with respect to the first Remittance Date, the period beginning on and including the Closing Date and continuing to, and including the calendar day immediately preceding such Remittance Date, and (ii) with respect to each subsequent Remittance Date, the period beginning on and including the Remittance Date in the month preceding the month in which such Remittance Date occurs and continuing to and including the calendar day immediately preceding the following Remittance Date.

“Concentration Limit” shall have the meaning specified in the Fee Letter.

“Confirmation” shall have the meaning specified in Article 3(b)(iii) of this Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Construction Loan” means a Senior Mortgage Loan (or a Participation Interest in a Senior Mortgage Loan) on land which is undeveloped, partially developed, or under significant rehabilitation, the proceeds of which Senior Mortgage Loan are required to be applied by the Mortgagor on such loan towards the construction or rehabilitation of commercial real estate of an approved Type and is designated as a Construction Loan by Seller and Buyer as set forth on a Confirmation.

“Consultation Period” shall mean the period in which Buyer shall make commercially reasonable efforts to consult with Seller regarding a Purchased Asset that ceases to be an Eligible Asset (or, in the case of a Defaulted Asset, would cease to be an Eligible Asset but for the pendency of the Consultation Period), which period shall begin on the date that such Purchased Asset ceases to be an Eligible Asset and shall terminate on the earliest to occur of (w) the thirtieth (30th) day following the date that such Purchased Asset ceases to be (or would cease to be, but for the pendency of the Consultation Period) an Eligible Asset, (x) the date upon which any Default or Event of Default has occurred, (y) the date upon which any liquidation proceedings are commenced in respect of such Purchased Asset and/or the Underlying Mortgaged Property related thereto, and the (z) the date upon which Buyer determines in its sole discretion that failure to commence liquidation proceedings in respect of such Purchased Asset and/or any Underlying Mortgaged Property related thereto could reasonably be expected to result in losses in respect of such Purchased Asset.

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “Control,” “Controlling” and “Controlled” shall have meanings correlative thereto.

“Covenant Compliance Certificate” shall mean a properly completed and executed Covenant Compliance Certificate in form and substance similar to the certificate attached hereto as Exhibit XVI.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the date hereof, by and among the Custodian, Seller and Buyer, or any successor agreement thereto approved by Buyer in its sole discretion, as may be amended from time to time in accordance therewith.

“Custodial Delivery Certificate” shall mean the form executed by Seller in order to deliver the Purchased Asset Schedule and the Purchased Asset File to Buyer or its designee (including the Custodian) pursuant to Article 7 of this Agreement, a form of which is attached hereto as Exhibit IV.

“Custodian” shall mean U.S. Bank National Association, or any successor Custodian appointed by Buyer.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulted Asset” shall mean any Purchased Asset (and/or any Underlying Mortgage Loan related thereto) (a) where the related Mortgagor or any participant or co-lender (any such participant or co-lender, an “Other Indebtedness Participant”) or any borrower under any related loan pari passu with or senior to the related Purchased Asset (or any Underlying Mortgage Loan related thereto) (any such related loan related thereto, “Other Indebtedness”) is thirty (30) days or more (or, in the case of payments due at maturity, one (1) day) delinquent in the payment of principal, interest, fees or other amounts payable under the terms of the related loan documents or other asset documentation or, with respect to a Participation Interest, the Underlying Mortgage Loan is thirty (30) days or more (or, in the case of payments due at maturity, one (1) day) delinquent in the payment of principal, interest, fees or other amounts payable under the terms of the related loan documents or other asset documentation, in each case, without regard to any waivers or modifications of, or amendments to, the related loan documents or other asset documentation, other than those that were (x) disclosed in writing to Buyer prior to the Purchase Date of the related Purchased Asset, or (y) consented to in writing by Buyer in accordance with the terms of this Agreement, (b) for which there is a breach of the applicable representations and warranties set forth on Exhibit VI hereto (subject to such exceptions specified in the relevant Requested Exceptions Report that has been approved by Buyer), (c) as to which an Act of Insolvency shall have occurred and be continuing with respect to the related Mortgagor or guarantor of any of the obligations of such Mortgagor, (d) as to which any material non-monetary event of default (howsoever defined in the related Purchased Asset Documents or documents related to any Other Indebtedness) or any monetary default or event of default (howsoever defined in the related Purchased Asset Documents or documents related to any Other Indebtedness) other than as described in clause (a) above shall have occurred and be continuing with respect to the Purchased Asset, any Underlying Mortgage Loan or under any document included in the Purchased Asset File for such Purchased Asset, (e) with respect to which there has been an extension, amendment, waiver, termination, rescission, cancellation, release or other modification to the terms of, or any collateral, guaranty or indemnity for, or the exercise of any material right or remedy of a holder (including all lending, corporate and voting rights, remedies, consents, approvals and waivers) of any Purchased Asset Document or any other related loan or participation document (in each case, including, without limitation, any such document with respect to any Underlying Mortgage Loan related to a Participation Interest) that has a materially adverse effect on the interest in such asset, as determined by Buyer in its commercially reasonable discretion and with respect to which Buyer has not expressly consented thereto, (f) for which foreclosure proceedings have commenced or notice of proposed foreclosure has been delivered with respect to any Lien on any related Underlying Mortgaged Property; provided that with respect to any Participation Interest, in addition to the foregoing, such Participation Interest shall also be considered a Defaulted Asset to the extent that the related Underlying Mortgage Loan would be considered a Defaulted Asset as described in this definition; provided, however, in each case, without regard to any waivers or modifications of, or amendments to, the related loan documents or other asset documentation other than those that were (x) disclosed in writing to Buyer prior to the Purchase Date of the related Purchased Asset, or (y) otherwise consented to in writing by Buyer or (g) with respect to any Construction Loan, for which any milestone, target or timing requirement for the construction project related thereto, as set forth in either the related Purchased Asset Documents or the related construction budget or Business Plan, is breached, provided that such breach constitutes a default or event of default under the related Purchased Asset Documents.

“Depository” shall mean PNC Bank, National Association, or any successor Depository appointed by Buyer in its sole discretion.

“Depository Account” shall mean a segregated interest bearing account, in the name of Buyer, established at Depository pursuant to this Agreement, and which is subject to the Depository Agreement.

“Depository Agreement” shall mean that certain Depository Agreement, dated as of the date hereof, among Buyer, Seller and Depository, or any successor agreement thereto approved by Buyer in its sole discretion.

“Diversity Cure” shall have the meaning specified in the Fee Letter.

“Draft Appraisal” shall mean a short form appraisal, “letter opinion of value,” or any other form of draft appraisal acceptable to Buyer.

“Due Diligence Package” shall have the meaning specified in Exhibit VIII to this Agreement.

“Early Repurchase” shall mean a repurchase of a Purchased Asset as described in Article 3(f) of this Agreement.

“Early Repurchase Date” shall have the meaning specified in Article 3(f) of this Agreement.

“Eligible Assets” shall mean any of the following types of assets or loans (1) that are acceptable to Buyer in its sole and absolute discretion as of the Purchase Date, (2) on each day, with respect to which the representations and warranties set forth in this Agreement (including the exhibits hereto) are true and correct in all respects except to the extent disclosed in a Requested Exceptions Report approved by Buyer, and (3) that are secured directly or indirectly by properties that are multi-family, mixed use, retail, industrial, office building or hospitality or such other types of commercial properties that Buyer may agree to in its sole discretion as evidenced by a Confirmation, and are properties located in the United States of America, its territories or possessions (or elsewhere, in the sole discretion of Buyer):

(i) Senior Mortgage Loans (including Construction Loans that are Senior Mortgage Loans);

(ii) Participation Interests (including Construction Loans in which Buyer acquires a Participation Interest);

(iii) Mezzanine Loans;

(iv) any other asset types or classifications that are acceptable to Buyer, subject to its consent on all necessary and appropriate modifications to this Agreement and each of the Transaction Documents, as determined by Buyer in its sole and absolute discretion as evidenced by a Confirmation.

Notwithstanding anything to the contrary contained in this Agreement, the following shall not be Eligible Assets for purposes of this Agreement unless Buyer expressly agrees otherwise in writing: (i) loans that are Defaulted Assets; provided, however, that a Defaulted Asset shall not cease to be an Eligible Asset during the Consultation Period, (ii) land loans, (iii) any Asset, where the initial purchase thereof would cause the aggregate of all Repurchase Prices to exceed the Maximum Facility Amount; (iv) loans for which the applicable Appraisal is (a) not dated within three hundred sixty-four (364) days of the initial Purchase Date or (b) not ordered by a financial institution or mortgage broker (and for the avoidance of doubt, such Appraisal may not be ordered from the related Mortgagor or an Affiliate of the related Mortgagor) or (vi) assets secured directly or indirectly by loans described in the preceding clauses (i) through (v).

“Eligible Loans” shall mean any Senior Mortgage Loans, Participation Interests and Mezzanine Loans that are also Eligible Assets.

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Site Assessment” shall have the meaning specified in Exhibit VI.

“EO13224” shall have the meaning set forth in Article 9(b)(xxxi) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Article references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Article 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Article 302 of ERISA and Article 412(c)(11) of the Code described in Article 414(m) or (o) of the Code of which Seller is a member.

“Event of Default” shall have the meaning specified in Article 12 of this Agreement.

“Exchange Act” shall have the meaning specified in the definition of “Change of Control”.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Buyer or any Transferee, or required to be withheld or deducted from a payment to or for the account of Buyer or Transferee, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, Taxes imposed on or measured by net worth (however denominated) and branch profits Taxes, in each case, (i) imposed as a result of Buyer or Transferee being organized under the laws of, or having its principal office or the office from which it books the Transactions located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Buyer or Transferee with respect to an interest under this Agreement pursuant to a law in effect on the date on which (i) such Buyer or Transferee acquires such interest hereunder (other than pursuant to an assignment request by Seller under Article 3(w)) or (ii) Buyer or Transferee changes the office from which it books the Transactions, except in each case to the extent that, pursuant to Article 3(p) or Article 3(s), amounts with respect to such Taxes were payable either to Buyer or Transferee’s assignor immediately before such Buyer or Transferee acquired an interest hereunder or to such Buyer or Transferee immediately before it changed the office from which it books the Transactions, (c) Taxes attributable to Buyer’s or such Transferee’s failure to comply with Article 3(t) and Article 21(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exempt Repurchases” shall have the meaning specified in the Fee Letter.

“Extension Period” shall have the meaning specified in Article 3(n)(i) of this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into with a Governmental Authority pursuant thereto (including pursuant to Section 1471(b)(1) of the Code).

“FDIA” shall have the meaning set forth in Article 21(c) hereof.

“FDICIA” shall have the meaning set forth in Article 21(e) hereof.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Buyer from three (3) federal funds brokers of recognized standing selected by it.

“Fee Letter” the Fee and Pricing Letter between Seller and Buyer dated as of August 20, 2015, or any successor agreement thereto approved by Buyer and Seller, as may be amended, supplemented or otherwise modified from time to time in accordance therewith.

“Filings” shall have the meaning specified in Article 6(c) of this Agreement.

“Final Maturity Date” shall have the meaning specified in the definition of “Maturity Date”.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fitch” shall mean Fitch, Inc., and its successors-in-interest.

“Foreign Buyer” shall mean (a) if the Seller is a U.S. Person, a Buyer that is not a U.S. Person, and (b) if the Seller is not a U.S. Person, a Buyer that is resident or organized under the laws of a jurisdiction other than that in which the Seller is resident for tax purposes.

“Future Funding Amount” shall mean, with respect to any Eligible Asset as of any Future Funding Date, the product of (a) the amount of additional funding obligations that were expressly identified to and approved by Buyer in connection with the initial Transaction and (b) the Advance Rate for such Eligible Asset as of such Future Funding Date; provided, that the Sum of the Purchase Price and Future Funding Amount shall in no event exceed the product of (i) the pro forma Market Value of such Eligible Asset as of the related Future Funding Date and (ii) the Advance Rate of such Eligible Asset, after giving effect to the Future Funding Transaction.

“Future Funding Confirmation” shall have the meaning specified in Article 3(c)(i).

“Future Funding Date” shall mean, with respect to any Eligible Asset and any related Future Funding Amount, the date on which Buyer advances such related Future Funding Amount (or any portion thereof) related to such Eligible Asset.

“Future Funding Due Diligence” shall have the meaning set forth in Article 3(c)(ii) hereof.

“Future Funding Due Diligence Package” shall have the meaning set forth in Exhibit XVIII hereto.

“Future Funding Transaction” shall mean increases in the Purchase Price requested with respect to any Eligible Asset to provide for the advance of additional funds that were expressly identified to and approved by Buyer in connection with the initial Transaction entered into in respect of such Eligible Asset. For the avoidance of doubt, an advance of a Future Funding Amount made with respect to a Purchased Asset shall be deemed to be a part of the related Transaction.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Agreement” shall mean the Guarantee Agreement, dated as of the date hereof, from Guarantor in favor of Buyer, in form and substance acceptable to Buyer, as may be amended from time to time in accordance therewith.

“Guarantor” shall mean TPG RE Finance Trust Holdco, LLC, a Delaware limited liability company.

“Hedge-Required Asset” shall mean any Eligible Asset that is a fixed rate Eligible Asset.

“Hedging Transactions” shall mean, with respect to any Purchased Assets which are fixed rate Purchased Assets any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, entered into by any Affiliated Hedge Counterparty or Qualified Hedge Counterparty with Seller, either generally or under specific contingencies that is required by Buyer, or otherwise pursuant to this Agreement, to hedge the financing of a Hedge-Required Asset, or that Seller has elected to pledge or transfer to Buyer pursuant to this Agreement.

“Income” shall mean, with respect to any Purchased Asset at any time, (a) any collections or receipts of principal, interest, dividends, receipts or other distributions or collections or any other amounts related to such Purchased Asset, (b) all net sale proceeds received by Seller or any Affiliate of Seller in connection with a sale or liquidation of such Purchased Asset and (c) all payments actually received by Buyer on account of Hedging Transactions.

“Indebtedness” shall mean, without duplication, for any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (i) Capitalized Lease Obligations of such Person; (j) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement; and (k) all obligations of such Person under Financing Leases.

“Indemnified Amounts” shall have the meaning specified in Article 25 of this Agreement.

“Indemnified Parties” shall have the meaning specified in Article 25 of this Agreement.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Independent Appraiser” shall mean a professional real estate appraiser that (i) is approved by Buyer in its sole discretion; (ii) has no direct or indirect interest, financial or otherwise, in the Underlying Mortgaged Property or the related Transactions; (iii) is a member in good standing of the American Appraisal Institute; (iv) if the state in which the subject Underlying Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state; and (v) has a minimum of seven years’ experience in the subject property type. If such Independent Appraiser was selected or engaged directly by Seller or an Affiliate thereof, Seller further represents and warrants to Buyer that such Seller or an Affiliate thereof is a “financial services institution” as defined in the Interagency Appraisal and Evaluation Guidelines.

“Independent Director” shall mean an individual with at least three (3) years of employment experience serving as an independent director at the time of appointment who is provided by, and is in good standing with, Maples Fiduciary Services (Delaware) Inc., MaplesFS Limited, CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or managers or is not acceptable to the Rating Agencies, another nationally recognized company reasonably approved by Buyer, in each case that is not an Affiliate of Seller and that provides professional independent directors or managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of Seller and is not, and has never been, and will not while serving as independent director or manager be:

(a) a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of Seller or any of its equityholders or Affiliates (other than as an independent director or manager of Seller or an Affiliate of Seller that does not own a direct or indirect interest in Seller and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers in the ordinary course of business);

(b) a customer, creditor, supplier or service provider (including provider of professional services) to Seller or any of its equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent directors or managers and other corporate services to Seller or any of its equityholders or Affiliates in the ordinary course of business);

(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, customer, creditor, supplier or service provider; or

(d) a Person that Controls or is under common Control with (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the independent director or manager of a single purpose bankruptcy remote entity affiliated with Seller that does not own a direct or indirect interest in Seller shall be qualified to serve as an independent director or manager of Seller, provided that the fees that such individual earns from serving as independent directors or managers of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

“Initial Buyer” shall have the meaning set forth in Article 17(a) hereof.

“Initial Maturity Date” shall have the meaning specified in the definition of “Maturity Date”.

“Insolvency Law” shall mean the Bankruptcy Code and any other bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors.

“Interim Servicer” shall mean Midland Loan Services, a division of PNC Bank, National Association, or any other interim servicer approved by Buyer in its sole and absolute discretion.

“Interim Servicing Agreement” shall mean the Interim Servicing Agreement between Seller, Buyer and Interim Servicer dated as of August 20, 2015, or any successor agreement thereto approved by Buyer in its sole discretion, as may be amended from time to time in accordance therewith.

“IPO Transaction” shall mean any public offering involving the issuance of direct or indirect common equity interests in TRT or any Person to which the assets of TRT are contributed, including pursuant to an “UPREIT” structure, on a nationally recognized stock exchange in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933 (whether alone or in connection with a secondary public offering).

“IRS” shall mean the United States Internal Revenue Service.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Knowledge” shall mean, as of any date of determination, the actual knowledge of any Person or agent responsible for the management of the Purchased Assets, Seller, Parent or the Transaction Documents.

“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate determined by Buyer to be (i) the per annum rate for deposits in U.S. dollars for a period equal to the applicable Pricing Rate Period that appears on the Thomson Reuters ICE LIBOR# Rates – LIBOR01 Page

(or any successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the respective Pricing Rate Determination Date (rounded upwards, if necessary, to the nearest 1/1000 of 1%); (ii) if such rate does not appear on said Thomson Reuters ICE LIBOR# Rates – LIBOR01 Page, the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by Buyer from the Reference Banks for deposits in U.S. dollars for a period equal to the applicable Pricing Rate Period to prime banks in the London Interbank market as of approximately 11:00 a.m., London time, on the Pricing Rate Determination Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide Buyer with such quotations, the rate per annum which Buyer determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by Buyer are quoting at approximately 11:00 a.m., New York City time, on the Pricing Rate Determination Date for loans in U.S. dollars to leading European banks for a period equal to the applicable Pricing Rate Period in amounts of not less than $1,000,000.00; provided that, in each of clauses (i), (ii) and (iii) above, if such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Buyer’s determination of LIBOR shall be binding and conclusive on Seller absent manifest error. LIBOR may or may not be the lowest rate based upon the market for U.S. dollar deposits in the London Interbank Eurodollar Market at which Buyer prices loans on the date which LIBOR is determined by Buyer as set forth above. Notwithstanding the foregoing or any other provision in this Agreement or any other Transaction Document, in no event shall LIBOR be less than zero.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“London Business Day” shall mean any day other than (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks in London, England are not open for business.

“Management Agreement” shall mean that certain Management Agreement, dated as of December 15, 2014, by and between TRT and Manager, as the same may be amended, supplemented or otherwise modified from time to tie.

“Manager” shall mean TPG RE Finance Trust Management, L.P., a Delaware limited partnership.

“Margin Deadline” shall have the meaning specified in Article 4(a).

“Margin Deficit” shall have the meaning specified in Article 4(a).

“Margin Deficit Notice” shall have the meaning specified in Article 4(a).

“Market Disruption Event” shall mean any event or events shall have occurred in the determination of Buyer resulting in the effective absence of a “repo market” or related “lending market” for purchasing (subject to repurchase) or financing debt obligations secured by commercial mortgage loans, mezzanine loans, participations in commercial mortgage loans or mezzanine loans, or securities or an event or events shall have occurred resulting in Buyer not being able to finance Eligible Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events.

“Market Value” shall mean, with respect to any Purchased Asset as of any relevant date, the market value for such Purchased Asset on such date as determined by Buyer in its sole discretion; provided that, notwithstanding any other provision of this Agreement, the Market Value of a Purchased Asset (expressed as a percentage of par) shall not exceed the lower of (x) the Market Value (expressed as a percentage of par) assigned to such Purchased Asset as of the Purchase Date, and (y) 100% of the par value of such Purchased Asset as of such date. The Market Value shall be deemed to be zero with respect to each Purchased Asset (i) in respect of which there is a breach of a representation and warranty set forth in Exhibit VI of this Agreement (subject to such exceptions specified in the relevant Requested Exceptions Report that have been approved in writing by Buyer as evidenced by the execution of a Confirmation), (ii) subject to Article 7(e), in respect of which the complete Purchased Asset File has not been delivered to the Custodian in accordance with the terms of the Custodial Agreement, (iii) that has been released from the possession of the Custodian under the Custodial Agreement to Seller for a period in excess of ten (10) calendar days, (iv) upon the occurrence of any Act of Insolvency with respect to any co-participant or any other Person having an interest in such Purchased Asset or any related Underlying Mortgaged Property that is senior to, or pari passu with, in right of payment or priority the rights of Buyer in such Purchased Asset, (v) that has become a specially serviced loan as defined in the applicable servicing agreement, or (vi) that is determined by Buyer in its sole discretion not to be an Eligible Asset (other than, in the case of a Defaulted Asset, a Defaulted Asset that would not be an Eligible Asset but for the pendency of the Consultation Period, if applicable); provided that such Purchased Asset shall not be deemed to have a Market Value of zero pursuant to clause (i) or this clause (vi) until the termination of the Consultation Period.

The Market Value of each Purchased Asset may be determined by Buyer, in its sole discretion, on each Business Day during the term of this Agreement.

“Material Action” shall mean, as to any Person, any act or action to file any insolvency, or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable Insolvency Law, to seek relief under any Insolvency Law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a petition seeking, or consenting to, reorganization or relief with respect to such Person under any applicable Insolvency Law, to seek or consent to the appointment of a receiver, liquidator, trustee, or sequestrator for such Person or a substantial portion of its property, to make any assignment for the benefit of creditors of such Person, to admit in writing such Person’s inability to pay its debts generally as they become due, or to take any action in furtherance of the foregoing.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations or financial condition of Seller or Guarantor, (b) the ability of Seller or Guarantor to perform its obligations under any of the Transaction Documents, (c) the validity or enforceability of any of the Transaction Documents, (d) the rights and remedies of Buyer under any of the Transaction Documents, (e) the timely payment of any amounts payable under the Transaction Documents or (f) the timely payment of any amounts payable under this Agreement or any other Transaction Document.

“Materials of Environmental Concern” shall mean any toxic mold, any petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products (including, without limitation, gasoline) or any hazardous or toxic substances, materials or wastes, defined as such in or regulated under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.

“Maturity Date” shall mean August 20, 2018 or the immediately succeeding Business Day, if such day shall not be a Business Day (the “Initial Maturity Date”), or such later date as may be in effect pursuant to Article 3(n) hereof. For the sake of clarity, the Maturity Date shall not be any date beyond five (5) years from the Closing Date (the “Final Maturity Date”).

“Maturity Date Extension Conditions” shall have the meaning set forth in Article 3(n)(i).

“Maximum Advance Rate” shall mean, with respect to each Purchased Asset, the maximum amount, expressed as a percentage of par, as specified in the appropriate row for such Purchased Asset under the “Maximum Advance Rate” specified in Schedule I attached to the Fee Letter for the applicable Type of Eligible Asset shown in such Schedule I, or if not shown in such Schedule I or if otherwise agreed to by Seller and Buyer, in the related Confirmation for such Purchased Asset; provided, however, that with respect to any Eligible Asset to be purchased hereunder, the Maximum Advance Rates shown in Schedule I attached to the Fee Letter are only indicative of the maximum advance rate available to Seller, and Buyer is not obligated to purchase any Eligible Asset at such Maximum Advance Rates.

“Maximum Facility Amount” shall mean $250,000,000.

“Maximum Future Funding Amount” shall mean, with respect to an Eligible Asset, the aggregate Future Funding Amount equal to additional funding obligations that were expressly identified to and approved by Buyer in connection with the initial Transaction.

“Maximum Purchase Price” shall mean, with respect to any Purchased Asset, the amount set forth in the Confirmation related thereto, which shall be equal to the product of the Maximum Advance Rate and the Market Value of such Purchased Asset as of the Purchase Date, as such amount shall be increased by any Future Funding Amounts actually funded by or on behalf of Buyer.

“Mezzanine Collateral” shall have the meaning specified in Exhibit VI to this Agreement.

“Mezzanine Loan” shall mean a performing loan evidenced by a note and primarily secured by pledges of all the equity interests in entities (the “Mezzanine Loan Collateral”) that own, directly or indirectly, multifamily or commercial properties that serve as collateral for Senior Mortgage Loans.

“Mezzanine Loan Collateral” shall have the meaning specified in the definition of “Mezzanine Loan”.

“Mezzanine Note” shall mean the original promissory note that was executed and delivered in connection with a particular Mezzanine Loan.

“Minimum Purchased Asset Requirement” shall have the meaning specified in the Fee Letter.

“Minimum Transfer Amount” shall mean, (i) with respect to Margin Deficits exclusively based on credit spreads, interest rates and general market conditions, an aggregate amount equal to five percent (5%) of the aggregate Buyer’s Margin Amount for all Purchased Assets, (ii) with respect to Margin Deficits exclusively based on any (x) decrease in the projected in-place or pro forma net cash flow or net operating income at the Underlying Mortgaged Property or (y) net sale proceeds received in connection with the release of any portion of the collateral that is security for the Underlying Mortgaged Property, an aggregate amount equal to $500,000, and (iii) with respect to any other Margin Deficits, an aggregate amount equal to one percent (1%) of the Purchase Prices of the Purchased Assets in respect of which such Margin Deficits are incurred; provided, however, in each case, that if a Default or an Event of Default has occurred and is continuing hereunder, the Minimum Transfer Amount shall be $0.

“Monthly Reporting Package” shall mean the reporting package described on Exhibit III-A.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors-in-interest.

“Mortgage” shall mean any mortgage, deed of trust, assignment of rents, security agreement and fixture filing, or other instruments creating and evidencing a lien on real property and other property and rights incidental thereto.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor with respect to a Senior Mortgage Loan.

“Mortgagor” shall mean (a) with respect to a Senior Mortgage Loan, the obligor on a Mortgage Note and the grantor of the related Mortgage, (b) with respect to a Participation Interest, the obligor on a Mortgage Note and the grantor of the related Mortgage on the Underlying Mortgage Loan related to such Participation Interest and (c) with respect to a Mezzanine Loan, the obligor on a Mezzanine Note and the grantor of the related security instrument securing such Mezzanine Loan.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Article 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“New Asset” shall mean an Eligible Asset that Seller proposes to be included as a Purchased Item.

“OFAC” shall mean the U.S. Department of the Treasury Office of Foreign Assets Control.

“Originated Asset” shall mean any Eligible Asset originated by Seller.

“Other Connection Taxes” shall mean Taxes imposed as a result of a present or former connection between such Buyer or Transferee and the jurisdiction imposing such Tax (other than connections arising from such Buyer or Transferee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other Transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction or any Transaction Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, Purchased Asset, or Purchased Item except for any such Taxes (x) that are Other Connection Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to the Transaction Documents (other than an assignment made pursuant to Article 3(w) hereof), or (y) that are imposed with respect to a Secondary Market Transaction effected pursuant to Article 28(a).

“Parent” shall mean TPG RE Finance Pledgor 1, LLC, a Delaware limited liability company.

“Participants” shall have the meaning set forth in Article 17(a) hereof.

“Participation Certificate” shall mean the original participation certificate, if any, that was executed and delivered in connection with a Participation Interest.

“Participation Interest” shall mean the most senior interest in a performing senior or pari passu participation interest in a performing Senior Mortgage Loan, in each case (i) that is evidenced by a Participation Certificate, (ii) that represents an undivided participation interest in all or part of the underlying Senior Mortgage Loan and its proceeds, (iii) that represents a pass through of a portion of the payments made on the underlying Senior Mortgage Loan which lasts for the same length of time as such Senior Mortgage Loan, and (iv) as to which there is no guaranty of payments to the holder of the Participation Certificate or other form of credit support for such payments.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee pension benefit plan (within the meaning of Article 3(2) of ERISA) established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Article 302 of ERISA or Article 412 of the Code, other than a Multiemployer Plan.

“Plan Asset Regulations” shall mean the regulations promulgated at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Plan Party” shall have the meaning set forth in Article 20(a) of this Agreement.

“Pledge and Security Agreement” shall mean that certain Pledge and Security Agreement, dated as of the date hereof, by Parent in favor of Buyer, as may be amended from time to time in accordance therewith, pledging all of Seller’s Capital Stock to Buyer.

“Pre-Existing Asset” shall mean any Eligible Asset that is not an Originated Asset.

“Pre-Transaction Legal Expenses” shall mean all of the reasonable legal fees, costs and expenses of outside counsel incurred by Buyer in connection with the Asset Due Diligence associated with Buyer’s decision as to whether or not to enter into a particular Transaction, Additional Advance or Future Funding Transaction.

“Price Differential” shall mean, with respect to any Purchased Asset as of any date, the aggregate amount obtained by daily application of the applicable Pricing Rate for such Purchased Asset to the outstanding Purchase Price of such Purchased Asset on a 360-day-per-year basis for the actual number of days during each Pricing Rate Period commencing on (and including) the Purchase Date for such Purchased Asset and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Purchased Asset).

“Pricing Rate” shall mean, for any Pricing Rate Period and any Purchased Asset, an annual rate equal to the sum of (i) LIBOR and (ii) the relevant Applicable Spread with respect to such Purchased Asset, in each case, for the applicable Pricing Rate Period for the related Purchased Asset. The Pricing Rate may be subject to adjustment and/or conversion to the extent specified in the Transaction Documents or the related Confirmation.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) London Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, with respect to any Transaction, Remittance Date or Repurchase Date (a) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding such Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset.

“Primary Servicer” shall mean Hanover Street Capital, LLC, or any other primary servicer approved by, or in the case of a termination of Primary Servicer pursuant to Article 27(c), appointed by Buyer, in each case in Buyer’s sole and absolute discretion. Notwithstanding any provision to the contrary set forth elsewhere in this Agreement, immediately upon the termination of any applicable Primary Servicing Agreement, all references in this Agreement to the term “Primary Servicer” shall automatically be changed to the term “Interim Servicer”.

“Primary Servicing Agreement” shall mean any servicing agreement between Primary Servicer and Seller, or any other Primary Servicer approved by Buyer in its sole and absolute discretion, providing for the servicing of any of the Purchased Assets, which agreement is approved by Buyer in its sole and absolute discretion.

“Principal Proceeds” shall mean, with respect to any Purchased Asset, any scheduled or unscheduled payment or prepayment of principal (including net sale proceeds) received by the Depository or allocated as principal in respect of any such Purchased Asset.

“Prohibited Investor” shall mean (1) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons by OFAC, (2) any foreign shell bank, and (3) any person or entity resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. (See http://www.fatf-gati.org for FATF’s list of Non-Cooperative Countries and Territories.)

“Prohibited Person” shall have the meaning set forth in Article 9(b)(xxxi).

“Properties” shall have the meaning set forth in Article 9(b)(xxix)(a).

“Purchase Agreement” shall mean any purchase agreement, participation agreement, assignment and assumption agreement or other agreement between Seller and any Transferor pursuant to which Seller purchased or acquired an Asset that is subsequently sold to Buyer hereunder.

“Purchase Date” shall mean, with respect to any Purchased Asset, the initial date on which Buyer purchases such Purchased Asset from Seller hereunder.

“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Buyer on the applicable Purchase Date, adjusted after the Purchase Date as set forth below. The Purchase Price as of the Purchase Date for any Purchased Asset shall be an amount (expressed in dollars) equal to the product obtained by multiplying (i) the Market Value of such Purchased Asset as of the Purchase Date (or the par amount of such Purchased Asset, if lower than Market Value) by (ii) the Advance Rate for such

Purchased Asset, as determined by Buyer in its sole and absolute discretion and as set forth on the related Confirmation. The Purchase Price of any Purchased Asset shall be (x) increased by any Additional Advance or any Future Funding Amount and any additional amounts disbursed by Buyer to Seller or to the related Mortgagor on behalf of Seller or otherwise with respect to such Purchased Asset and (y) decreased by (A) the portion of any Principal Proceeds on such Purchased Asset that are applied pursuant to Article 5 hereof to reduce such Purchase Price and (B) any other amounts paid to Buyer by Seller specifically to reduce such Purchase Price and that are applied pursuant to Article 5 hereof to reduce such Purchase Price.

“Purchased Asset” shall mean (i) with respect to any Transaction, the Eligible Asset sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Assets sold by Seller to Buyer (other than Purchased Assets that have been repurchased by Seller).

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.

“Purchased Asset File” shall mean the documents specified as the “Purchased Asset File” in Article 7(b), together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement; provided that to the extent that Buyer waives, including pursuant to Article 7(c), receipt of any document in connection with the purchase of an Eligible Asset (but not if Buyer merely agrees to accept delivery of such document after the Purchase Date), such document shall not be a required component of the Purchased Asset File until such time as Buyer determines in good faith that such document is necessary or appropriate for the servicing of the applicable Purchased Asset.

“Purchased Asset Schedule” shall mean a schedule of Purchased Assets attached to each Trust Receipt and Custodial Delivery Certificate containing information substantially similar to the Asset Information.

“Purchased Items” shall have the meaning specified in Article 6(a) of this Agreement.

“Qualified Future Funding Transaction” shall mean a Future Funding Transaction whereby in Buyer’s determination in its commercially reasonable discretion, (i) the related Mortgagor has met all conditions required under the related Purchased Asset Documents to be entitled to the advance of the related Future Funding Amount, (ii) Seller has complied with all requirements specified in Article 3(c) (other than those that are expressly subject to Buyer’s approval, determination or discretion pursuant to the terms of Article 3(c)(ii)(A), Article 3(c)(ii)(D) and Article 3(c)(ii)(F)) and (iii) no Default, Event of Default or outstanding Margin Deficit exists both as of the date such Future Funding Transaction is requested and as of the requested Future Funding Date.

“Qualified Hedge Counterparty” shall mean, with respect to any Hedging Transaction, any entity, other than an Affiliated Hedge Counterparty, that (a) qualifies as an “eligible contract participant” as such term is defined in the Commodity Exchange Act (as amended by the Commodity Futures Modernization Act of 2000), (b) the long-term secured or unsecured debt of which is rated no less than “A+” by S&P and “A1” by Moody’s and (c) is reasonably acceptable to Buyer; provided, that with respect to clause (c), if Buyer has approved an entity as a counterparty, it may not thereafter deem such counterparty unacceptable with respect to any previously outstanding Transaction unless clause (a) or clause (b) no longer applies with respect to such counterparty.

“Qualified Replacement Management Agreement” shall mean an agreement between TRT and/or one or more of its Affiliates and a Qualified Replacement Manager, in form and substance acceptable to Buyer in its sole discretion.

“Qualified Replacement Manager” shall mean an entity Controlled by the initial Manager or Controlled by or under common Control with any Person that is, and as of the Closing Date was, an Affiliate of the initial Manager as of the Closing Date.

“Quarterly Reporting Package” shall mean the reporting package described on Exhibit III-B.

“Rating Agency” shall mean any of Fitch, Moody’s, S&P, DBRS, Inc. and Kroll Bond Rating Agency Inc.

“Re-direction Letter” shall mean a letter in the form of Exhibit XVII hereto.

“Re-direction Party” shall have the meaning assigned in Article 5(b).

“Reference Banks” shall mean banks each of which shall (i) be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market and (ii) have an established place of business in London. Initially, the Reference Banks shall be JPMorgan Chase Bank, National Association, Barclays Bank, Plc and Deutsche Bank AG. If any such Reference Bank should be unwilling or unable to act as such or if Buyer shall terminate the appointment of any such Reference Bank or if any of the Reference Banks should be removed from the Reuters Monitor Money Rates Service or in any other way fail to meet the qualifications of a Reference Bank, Buyer, in its sole discretion exercised in good faith, may designate alternative banks meeting the criteria specified in clauses (i) and (ii) above.

“Register” shall have the meaning assigned in Article 17(c).

“Release Letter” shall mean a letter substantially in the form of Exhibit XV hereto (or such other form as may be acceptable to Buyer).

“REMIC” shall mean a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Code.

“Remittance Date” shall mean the eighth (8th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Buyer.

“REOC” shall mean a Real Estate Operating Company within the meaning of Regulation Section 2510.3-101(e) of the Plan Asset Regulations.

“Repurchase” shall have the meaning set forth in Article 3(g).

“Repurchase Date” shall mean, with respect to a Purchased Asset, the earliest to occur of (i) three hundred sixty-four (364) days from the Purchase Date applicable to such Transaction, or if the Repurchase Date for such Transaction is extended pursuant to Article 3(y), the date to which it is extended; (ii) any Early Repurchase Date for such Transaction; (iii) the date set forth in the applicable Confirmation subject to extension pursuant to Article 3(y); (iv) the Accelerated Repurchase Date; (v) the Maturity Date and (vi) the date that is two (2) Business Days prior to the maturity date of such Purchased Asset (subject to extensions of such maturity date in accordance with the relevant Purchased Asset Documents); provided, that, solely with respect to clause (vi), the settlement with respect to such Repurchase Date and Purchased Asset may occur two (2) Business Days later.

“Repurchase Date Extension Conditions” shall have the meaning set forth in Article 3(y).

“Repurchase Obligations” shall have the meaning assigned thereto in Article 6(a).

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Buyer to Seller; such price will be determined by Buyer in each case as the sum of, without duplication, (i) the outstanding Purchase Price of such Purchased Asset (as increased by any Additional Advance or Future Funding Amount and additional funds advanced by Buyer in connection with such Purchased Asset); (ii) the accreted and unpaid Price Differential with respect to such Purchased Asset as of the date of such determination (other than, with respect to calculations in connection with the determination of a Margin Deficit, accreted and unpaid Price Differential for the current Pricing Rate Period); (iii) any other amounts due and owing with respect to such Purchased Asset by Seller to Buyer and its Affiliates pursuant to the terms of this Agreement as of such date; (iv) if such Repurchase Date is not a Remittance Date, except as otherwise expressly set forth in this Agreement, any Breakage Costs payable in connection with such repurchase other than with respect to the determination of a Margin Deficit; (v) any amounts that would be payable to (a positive amount) any applicable Qualified Hedge Counterparty under any related Hedging Transaction, if such Hedging Transaction were terminated on the date of determination, if such determination is in connection with any calculation of Margin Deficit; and (vi) any amounts that would be payable to (a positive amount) any applicable Affiliated Hedge Counterparty under any related Hedging Transaction, if such Hedging Transaction were terminated on the date of determination, if such determination is in connection with any calculation of Margin Deficit (and not in connection with an actual repurchase of a Purchased Asset). In addition to, but without duplication of, the foregoing, the Repurchase Price shall be increased by any Additional Advance or Future Funding Amount and any other additional funds advanced by or on behalf of Buyer in connection with such Purchased Asset and decreased by (A) the portion of any Principal Proceeds on such Purchased Asset that is applied pursuant to Article 5 hereof to reduce such Repurchase Price for such Purchased Asset and (B) any other amounts paid to Buyer by or on behalf of Seller to reduce such Repurchase Price for such Purchased Asset.

“Requested Exceptions Report” shall have the meaning assigned thereto in Article 3(b)(iv)(E).

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Responsible Officer” shall mean, as to any Person, the president, the chief executive officer, director, senior vice president, vice president, secretary, treasurer or assistant treasurer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated to Buyer to its reasonable satisfaction.

“Revocable Option” shall have the meaning set forth in Article 7(d).

“S&P” shall mean Standard and Poor’s Ratings Services, a Standard and Poor’s Financial Services LLC business, and its successors-in-interest.

“Sanctions Laws and Regulations” shall mean any sanctions, prohibitions or requirements imposed by any executive order or by any sanctions program administered by OFAC.

“SEC” shall have the meaning set forth in Article 22(a) hereof.

“Secondary Market Transaction” shall have the meaning set forth in Article 28(a).

“Seller” shall mean the entity identified as “Seller” in the Recitals hereto and such other sellers as may be approved by Buyer in its sole discretion from time to time.

“Seller Entities” shall have the meaning set forth in Article 9(b)(xxvii) hereof .

“Senior Mortgage Loan” shall mean a performing senior commercial or multifamily fixed or floating rate mortgage loan or A-Note related to a performing senior commercial or multifamily fixed or floating rate mortgage loan, in each case secured by a first lien on multifamily or commercial properties.

“Senior Tranche” shall have the meaning set forth in Article 28(a).

“Servicer Notice” shall mean the agreement between Buyer, Seller and Primary Servicer, substantially in the form of Exhibit XIV hereto, as amended, supplemented or otherwise modified from time to time.

“Servicing Agreement” shall have the meaning specified in Article 27(b).

“Servicing Records” shall have the meaning specified in Article 27(b).

“Servicing Rights” shall mean all right, title and interest of Seller, Parent, Guarantor, or any Affiliate of Seller, Parent or Guarantor, or any other Person, in and to any and all of the following: (a) rights to service and/or sub-service, and collect and make all decisions with respect to, the Purchased Assets and/or any related Underlying Mortgage Loans, (b) amounts received by Seller, Parent, Guarantor or any Affiliate of Seller, Parent or Guarantor, or any other Person, for servicing and/or sub-servicing the Purchased Assets and/or any related Underlying Mortgage Loans, (c) late fees, penalties or similar payments with respect to the Purchased Assets and/or any related Underlying Mortgage Loans, (d) agreements and documents creating or evidencing any such rights to service and/or sub-service (including, without limitation, all Servicing Agreements) the Purchased Assets, together with all Servicing Records, and rights of Seller, Parent, Guarantor or any Affiliate of Seller, Parent, or Guarantor, or any other Person, thereunder, (e) escrow, reserve and similar amounts with respect to the Purchased Assets and/or any related Underlying Mortgage Loans, (f) rights to appoint, designate and retain any other servicers, sub-servicers, special servicers, agents, custodians, trustees and liquidators with respect to the Purchased Assets and/or any related Underlying Mortgage Loans, and (g) accounts and other rights to payment related to the Purchased Assets and/or any related Underlying Mortgage Loans.

“Servicing Tape” shall have the meaning specified in Exhibit III-A hereto.

“SIPA” shall have the meaning set forth in Article 22(a) hereof.

“Subordinate Financing” shall have the meaning set forth in Article 28 hereof.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise Controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which the collateral is located) survey of the underlying real estate directly or indirectly securing or supporting such Purchased Asset prepared by a registered independent surveyor or engineer and in form and content satisfactory to Buyer as of the related Purchase Date and the company issuing the Title Policy for such Underlying Mortgaged Property.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title Company” shall mean a nationally-recognized title insurance company acceptable to Buyer.

“Title Policy” shall have the meaning specified in Exhibit VI.

“Transaction” shall mean a Transaction as specified in Article 1 of this Agreement and shall include any related Additional Advance and any related Future Funding Transaction.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Schedules, Exhibits and Annexes to this Agreement, the Guarantee Agreement, the Custodial Agreement, the Interim Servicing Agreement, the Primary Servicing Agreement (solely to the extent relating to or having an effect on the servicing of any Purchased Asset), the Depository Agreement, the Pledge and Security Agreement, the Fee Letter, all Hedging Transactions, each Servicer Notice, each Re-direction Letter, and all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions.

“Transferee” shall have the meaning set forth in Article 17(a) hereof.

“Transferor” shall mean the seller of an Asset under a Purchase Agreement.

“TRT” shall mean TPG RE Finance Trust, Inc., a Maryland corporation.

“Trust Receipt” shall mean a trust receipt issued by Custodian to Buyer confirming the Custodian’s possession of certain Purchased Asset Files that are the property of and held by Custodian for the benefit of Buyer (or any other holder of such trust receipt) or a Bailee Letter.

“Type” means, with respect to a Purchased Asset, multifamily property, retail property, hospitality property, office property, industrial property or another type of commercial real estate property approved by Buyer in its sole discretion as of the related Purchase Date.

“UCC” shall have the meaning specified in Article 6(c) of this Agreement.

“Underlying Mortgage Loan” shall mean, in the case of (a) a Participation Interest in a Senior Mortgage Loan, the mortgage loan in which Seller owns such Participation Interest, (b) a Participation Interest in a Mezzanine Loan, the mortgage loan made to the borrower whose Capital Stock comprises the security for such Mezzanine Loan and (c) a Mezzanine Loan, the mortgage loan made to the borrower whose Capital Stock comprises the security for such Mezzanine Loan.

“Underlying Mortgaged Property” shall mean, in the case of:

(a) a Senior Mortgage Loan, the real property securing such Senior Mortgage Loan;

(b) a Mezzanine Loan, the real property that is owned by the Person the equity of which is pledged as collateral security for such Mezzanine Loan;

(c) a Participation Interest in a Senior Mortgage Loan, the real property securing the related Underlying Mortgage Loan; and

(d) a Participation Interest in a Mezzanine Loan, the real property securing the related Underlying Mortgage Loan.

“Underwriting Issues” shall mean, with respect to any Purchased Asset as to which Seller intends to request a Transaction, Additional Advance or Future Funding Transaction all material information of which Seller has Knowledge, based on the making of reasonable inquiries and the exercise of reasonable care and diligence under the circumstances, would be considered a materially “negative” factor (either separately or in the aggregate with other information), or a materially adverse defect in loan documentation or closing deliveries (such as any absence of any material Purchased Asset Document(s)), to a reasonable sophisticated institutional commercial mortgage buyer of assets similar in size, scope and quality as the Purchased Assets, in determining whether to originate or acquire the Purchased Asset in question.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Article 3(t)(ii)(B)(3).

“VCOC” shall mean a “venture capital operating company” within the meaning of Section 2510.3-101(d) of the Plan Asset Regulations.

“Wind Down Period” shall have the meaning assigned to such term in the Guarantee Agreement.

All references to “$” shall mean U.S. dollars unless otherwise specified. All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”.

ARTICLE 3.

INITIATION; CONFIRMATION; TERMINATION; FEES; EXTENSION OF

MATURITY DATE; EXTENSION OF REPURCHASE DATE

Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from Seller payment of an amount equal to all fees and expenses due and payable hereunder, and all of the following items, each of which shall be satisfactory in form and substance to Buyer and its counsel and the satisfaction of the other conditions precedent in clause (a) below:

(a) The following documents, delivered to Buyer, and the consents and payment of all amounts specified below:

(i) this Agreement, duly completed and executed by each of the parties hereto (including all exhibits hereto);

(ii) a Custodial Agreement, duly executed and delivered by each of the parties thereto;

(iii) a Depository Agreement, duly completed and executed by each of the parties thereto; provided that, if the Depository is unable to open the Depository Account on or before the Closing Date, the Depository Account shall be opened and the Depository Agreement shall be duly completed, executed and delivered on or prior to the fifth (5th) Business Day after the Closing Date and an Irrevocable Redirection Letter in form and substance acceptable to Buyer has been delivered on the Closing Date in respect of each Purchased Asset;

(iv) a Guarantee Agreement, duly completed and executed by each of the parties thereto;

(v) a Pledge and Security Agreement, duly completed and executed by each of the parties thereto;

(vi) the Primary Servicing Agreement, the related Servicer Notice and the Interim Servicing Agreement, each duly completed and executed by each of the parties thereto;

(vii) any and all consents and waivers applicable to Seller or to the Purchased Assets;

(viii) UCC financing statements for filing in each of the UCC filing jurisdictions described on Exhibit XII hereto, (x) in the case of the Seller, naming Seller as “Debtor” and Buyer as “Secured Party” and adequately describing as “Collateral” all of the items set forth in the definition of Purchased Items in this Agreement, together with any other documents necessary or requested by Buyer to perfect the security interests granted by Seller in favor of Buyer under this Agreement or any other Transaction Document such that the lien created in favor of Buyer is a perfected, first priority security interest senior to the claim of any other creditor of Seller and (y) in the case of Parent, naming Parent as “Debtor” and Buyer as “Secured Party” and adequately describing as “Collateral” all of the items set forth in the definition of “Pledged Collateral” under the Pledge and Security Agreement such that the lien created in favor of Buyer is a perfected, first priority security interest senior to the claim of any other creditor of Parent;

(ix) any documents relating to any Hedging Transactions;

(x) opinions of outside counsel to Seller reasonably acceptable to Buyer, including, but not limited to, those relating to bankruptcy safe harbor, enforceability, corporate matters, applicability of the Investment Company Act of 1940 to Seller or any Affiliate of Seller, security interests, and the perfection by possession of certificated securities and instruments under the law of the jurisdiction of the Custodian’s corporate trust office (which perfection by possession opinions shall be delivered no later than the tenth (10th) Business Day following the Closing Date);

(xi) good standing certificates and certified copies of the charters and by-laws or memorandum and articles of association, as the case may be, (or equivalent documents) of Seller and Guarantor and of all corporate or other authority for Seller and Guarantor with respect to the execution, delivery and performance of the Transaction

Documents and each other document to be delivered by Seller and Guarantor from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary);

(xii) with respect to any Eligible Asset to be purchased hereunder on the related Purchase Date that is serviced by any servicer other than Primary Servicer (or is serviced pursuant to any servicing agreement other than the Primary Servicing Agreement), Seller shall have provided to Buyer a copy of the related servicing agreement, certified as a true, correct and complete copy of the original, together with a Servicer Notice, fully executed by Seller and such servicer;

(xiii) Buyer shall have received payment from Seller of an amount equal to the amount of actual costs and expenses, including, without limitation, the reasonable fees and expenses of outside counsel to Buyer, incurred by Buyer in connection with the development, preparation and execution of this Agreement, the other Transaction Documents and any other documents prepared in connection herewith or therewith;

(xiv) Buyer shall have received payment from Seller, as consideration for Buyer’s agreement to enter into this Agreement, any fees due and payable pursuant to the Fee Letter; and

(xv) all such other and further documents, documentation and legal opinions as Buyer in its discretion shall reasonably require.

(b) Buyer’s agreement to enter into each Transaction (including the initial Transaction, and any Additional Advance or Future Funding Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also immediately after giving effect to the consummation thereof):

(i) the sum of (A) the unpaid Purchase Price for all prior outstanding Transactions and (B) the requested Purchase Price for the pending Transaction, or Additional Advance or Future Funding Amount, as applicable, shall not exceed the Maximum Facility Amount;

(ii) no Market Disruption Event has occurred and is continuing, no Margin Deficit exists, and no Default or Event of Default has occurred and is continuing under this Agreement or any other Transaction Document;

(iii) Seller shall give Buyer no less than one (1) Business Days prior written notice of (x) each Transaction (including the initial Transaction) together with a signed, written confirmation in the form of Exhibit I attached hereto prior to each Transaction (including any updated or amended and restated confirmation with respect to a Future Funding Transaction or Additional Advance, if applicable, a “Confirmation”; for the avoidance of doubt, the usage of the defined term “Confirmation” in this Agreement and all Transaction Documents with respect to a Purchased Asset shall refer collectively to the most updated information contained in the initial Confirmation, updated Confirmation, amended and restated Confirmation and Future Funding Confirmation related to such Purchased Asset) and (y) each Additional Advance and Future Funding

Transaction, together with a revised Confirmation for the related Transaction. Each Confirmation shall describe the Purchased Assets, shall identify Buyer and Seller and shall be executed by both Buyer and Seller (provided that, in instances where funds are being wired to an account other than 626422070 at JP Morgan Chase NA, the Confirmation shall be signed by a Responsible Officer of Seller); provided, however, that Buyer shall not be liable to Seller if it inadvertently acts on a Confirmation that has not been signed by a Responsible Officer of Seller, and shall set forth (among other things):

(A) the Purchase Date for the Purchased Assets included in the Transaction;

(B) the Purchase Price for the Purchased Assets included in the Transaction;

(C) the Repurchase Date for the Purchased Assets included in the Transaction;

(D) the Advance Rate and Maximum Advance Rate for the Purchased Assets included in the Transaction;

(E) the amount of any Additional Advance or Future Funding Amount that may be requested;

(F) the Applicable Spread;

(G) any additional terms or conditions mutually agreed upon by Buyer and Seller which are not inconsistent with this Agreement; and

(H) if such Purchased Asset is a Construction Loan, the related construction budget and Business Plan and such other conditions and documents relating to such Construction Loan, and Seller shall make such additional representations and warranties as required by Buyer in its sole discretion, in each case as Buyer may require.

(iv) Buyer shall have the right to (x) review, as described in Exhibit VIII hereto, the Eligible Assets Seller proposes to sell to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Assets as Buyer determines and (y) with respect to an Additional Advance, review the related Purchased Asset and to conduct further due diligence investigation of such Purchased Asset as Buyer determines (each, “Asset Due Diligence”). Buyer shall be entitled to make a determination, in its exercise of the Applicable Standard of Discretion, that, in the case of a Transaction, it shall or shall not purchase any or all of the assets proposed to be sold to Buyer by Seller or, in the case of an Additional Advance, shall or shall not provide additional funds to the Seller. On the Purchase Date for the Transaction, which shall be not less than one (1) Business Day following the final approval of an Eligible Asset by Buyer in accordance with Exhibit VIII hereto (unless a different period of time is mutually agreed to by Buyer and Seller in writing), the Eligible Assets shall be transferred to Buyer or the Custodian or Acceptable Attorney on Buyer’s behalf against the transfer of the Purchase Price to an account of Seller or such other account as set forth in the related Confirmation. On the Additional Advance Date for a Purchased Asset, which shall be not less than one (1) Business Day following the final approval of an Additional Advance by Buyer in accordance with Exhibit VIII hereto and the determination by Buyer in its exercise of the Applicable Standard of Discretion, that all of the conditions to an Additional Advance have been satisfied, Buyer shall transfer to Seller an amount equal to the lesser of (x) the Additional Advance requested by Seller pursuant to Article 3(z) hereof and (y) the then applicable Additional Advance Capacity, which, for the avoidance of doubt, shall be determined based on Buyer’s determination of Market Value in Buyer’s sole discretion. Buyer shall inform Seller of its determination with respect to any such proposed Transaction or Additional Advance solely in accordance with Exhibit VIII attached hereto. Upon the approval by Buyer of a particular proposed Transaction or Additional Advance, Buyer shall deliver to Seller a signed copy of the related Confirmation described in clause (iii) above, on or before the scheduled date of the underlying proposed Transaction or Additional Advance, as applicable. Prior to the approval of each proposed Transaction by Buyer:

(A) Buyer shall have (i) determined, in its sole and absolute discretion, that the asset proposed to be sold to Buyer by Seller in such Transaction is an Eligible Asset, (ii) determined conformity to the terms of the Transaction Documents, Buyer’s internal credit and underwriting criteria, and (iii) obtained internal credit approval, to be granted or denied in Buyer’s sole and absolute discretion, for the inclusion of such Eligible Asset as a Purchased Asset in a Transaction, without regard for any prior credit decisions by Buyer or any Affiliate of Buyer, and with the understanding that Buyer shall have the absolute right to change any or all of its internal underwriting criteria at any time, without notice of any kind to Seller;

(B) Buyer shall have fully completed all external legal due diligence;

(C) Buyer shall have determined the Pricing Rate applicable to the Transaction (including the Applicable Spread) to be set forth on the Confirmation;

(D) no Default or Event of Default shall have occurred or Market Disruption Event shall have occurred and be continuing under this Agreement or any other Transaction Document and no event shall have occurred that has, or would reasonably be expected to have, a Material Adverse Effect;

(E) Seller shall have delivered to Buyer a list of all exceptions to the representations and warranties relating to the Eligible Asset and any other eligibility criteria of which Seller has Knowledge for such Eligible Asset (the “Requested Exceptions Report”);

(F) Buyer shall have waived and approved in writing all exceptions in the Requested Exceptions Report, which waiver and approval shall be evidenced by the delivery of a Confirmation;

(G) subject to the Requested Exceptions Report, both immediately prior to the requested Transaction and also immediately after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in each of Exhibit VI and Article 9 shall be true, correct and complete on and as of such Purchase Date in all respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date;

(H) subject to Buyer’s right to perform one or more due diligence reviews pursuant to Article 26, Buyer shall have completed its due diligence review of the Purchased Asset File, and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Eligible Asset as Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to Buyer in its sole discretion and Buyer has consented in writing (as evidenced by its execution of the related Confirmation) to the Eligible Asset becoming a Purchased Asset;

(I) with respect to any Eligible Asset to be purchased hereunder on the related Purchase Date that is not primarily serviced by Interim Servicer or an Affiliate thereof, Seller shall have entered into a Primary Servicing Agreement in form and substance acceptable to Buyer in its sole discretion and provided to Buyer a copy of same, certified as a true, correct and complete copy of the original, together with a Servicer Notice, fully executed by Seller and Primary Servicer;

(J) With respect to any Eligible Asset to be purchased hereunder on the related Purchase Date that is a Participation Interest or a Mezzanine Loan, where the servicer of the Underlying Mortgage Loan is not the Interim Servicer or Primary Servicer, Seller shall have provided to Buyer a copy of the related Servicing Agreement, certified as a true, correct and complete copy of the original, together with a Servicer Notice, fully executed by Seller and such servicer;

(K) Seller, regardless of whether this Agreement is executed, shall have paid to Buyer all reasonable legal fees and expenses of outside counsel and the reasonable costs and expenses incurred by Buyer in connection with the entering into of any Transaction, including, without limitation, costs associated with due diligence, recording or other administrative expenses necessary or incidental to the execution of any Transaction hereunder, which amounts, at Buyer’s option, may be withheld from the sale proceeds of any Transaction hereunder;

(L) Buyer shall have determined, in its sole and absolute discretion, that no Margin Deficit shall exist, either immediately prior to or immediately after giving effect to the requested Transaction;

(M) Buyer shall have received from Custodian on each Purchase Date an Asset Schedule and Exception Report (as defined in the Custodial Agreement) with respect to each Eligible Asset, dated the Purchase Date, duly completed and with exceptions acceptable to Buyer in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Business Day; provided, however, that in the case a Transaction is to be consummated through the use of an Acceptable Attorney, this condition shall be deemed satisfied upon Buyer’s receipt from such Acceptable Attorney of a Bailee Letter with respect to the related Purchased Asset;

(N) Buyer shall have received from Seller a Release Letter covering each Eligible Asset to be sold to Buyer;

(O) Buyer shall have reasonably determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has not made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions;

(P) the Repurchase Date for such Transaction is not later than the Maturity Date;

(Q) Seller shall have taken such other action as Buyer shall have reasonably requested in order to transfer the Purchased Assets pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Buyer with respect to the Purchased Assets;

(R) with respect to any Eligible Asset to be purchased hereunder, if such Eligible Asset was acquired by Seller or its Affiliate from a non-Affiliate third party, Seller shall have disclosed to Buyer the acquisition cost of such Eligible Asset from such non-Affiliate third party (including therein reasonable supporting documentation required by Buyer, if any);

(S) Buyer shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Buyer’s security interests) as Buyer in its reasonable discretion shall reasonably require;

(T) Buyer shall have received a copy of any documents relating to any Hedging Transaction, and Seller shall have pledged and assigned to Buyer, pursuant to Article 6 hereunder, all of Seller’s rights under each Hedging Transaction included within a Purchased Asset, if any;

(U) no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event by Seller, however defined therein, shall have occurred and be continuing under any Hedging Transaction required to be assigned under subclause (S) of this Article 3(b); and

(V) the counterparty to Seller in any Hedging Transaction, if applicable, shall be an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty, and, in the case of a Qualified Hedge Counterparty, in the event that such counterparty no longer qualifies as a Qualified Hedge Counterparty, then, at the election of Buyer or Seller shall ensure that such counterparty posts additional collateral in an amount satisfactory to Buyer under all its Hedging Transactions with Seller, or Seller shall immediately terminate the Hedging Transactions with such counterparty and enter into new Hedging Transactions with a Qualified Hedge Counterparty.

(c) Buyer’s agreement to enter into each Future Funding Transaction is subject to the satisfaction of the following conditions precedent, both immediately prior to entering into such Future Funding Transaction and also immediately after giving effect to the consummation thereof:

(i) Seller shall give Buyer written notice of each Future Funding Transaction, together with a signed, written confirmation in the form of Exhibit XIII attached hereto prior to each Future Funding Transaction (a “Future Funding Confirmation”), signed by a Responsible Officer of Seller. Each Future Funding Confirmation shall identify the related Purchased Asset, shall identify Buyer and Seller and shall be executed by both Buyer and Seller; provided, however, that Buyer shall not be liable to Seller if it inadvertently acts on a Future Funding Confirmation that has not been signed by a Responsible Officer of Seller, and shall set forth:

(A) the Future Funding Date;

(B) the Future Funding Amount to be funded in the Future Funding Transaction;

(C) the portion of Maximum Future Funding Amount that has yet to be funded as a Future Funding Amount;

(D) the Repurchase Date of the related Purchased Asset;

(E) any additional terms or conditions mutually agreed upon by Buyer and Seller in writing which are not inconsistent with this Agreement; and

(F) the applicable aggregate Advance Rate immediately after giving effect to such Future Funding Transaction.

(ii) Buyer shall have the right to conduct, as described in Exhibit XVIII, an additional due diligence investigation of the related Purchased Asset as Buyer determines (“Future Funding Due Diligence”). Buyer shall be entitled to make a determination, in the exercise of its commercially reasonable discretion, that, in the case of a Future Funding Transaction, it shall or shall not advance any or all of the Future Funding Amount to Seller. Any Future Funding Amounts advanced to Seller shall be applied by Seller in strict accordance with the applicable Purchased Asset Documents. On the Future Funding Date for the Future Funding Transaction, which shall occur following the final approval of the Future Funding Transaction by Buyer in accordance with Exhibit XVIII hereto, the Future Funding Amount shall be transferred by Buyer to Seller or, at Seller’s direction, to the related Mortgagor. Buyer shall inform Seller of its determination with respect to any such proposed Future Funding Transaction solely in accordance with Exhibit XVIII attached hereto. Upon the approval by Buyer of a particular Future Funding Transaction, Buyer shall deliver to Seller a signed copy of the related Future Funding Confirmation described in clause (i) above, on or before the scheduled date of the underlying proposed Future Funding Transaction. Prior to the approval of each proposed Future Funding Transaction by Buyer:

(A) Buyer shall have (i) determined, in its exercise of the Applicable Standard of Discretion, that the related Purchased Asset is not a Defaulted Asset, (ii) obtained internal credit approval, to be granted or denied in Buyer’s exercise of the Applicable Standard of Discretion, for the advance of the Future Funding Amount related to the Purchased Asset, without regard for any prior credit decisions by Buyer or any Affiliate of Buyer, and with the understanding that Buyer shall have the absolute right to change any or all of its internal underwriting criteria at any time, without notice of any kind to Seller and, for the avoidance of doubt, Buyer’s determination of Market Value of such Purchased Asset shall be in Buyer’s sole discretion and (iii) fully completed all external legal due diligence in accordance with Exhibit XVIII;

(B) no monetary Default, material non-monetary Default or Event of Default shall have occurred and be continuing under this Agreement or any other Transaction Document and no event shall have occurred that has, or would reasonably be expected to have, a Material Adverse Effect;

(C) both immediately prior to the requested Future Funding Transaction and also immediately after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in each of Exhibit VI and Article 9 of this Agreement, as applicable, (subject to such exceptions specified in the relevant Requested Exceptions Report that has been approved by Buyer) shall be true, correct and complete on and as of such Future Funding Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(D) Buyer shall have completed its Future Funding Due Diligence, and its review of any documents, records, agreements, instruments, mortgaged properties or information relating to such Purchased Asset as Buyer in its Applicable Standard of Discretion deems appropriate to review and such review shall be satisfactory to Buyer in its Applicable Standard of Discretion and Buyer has consented in writing to the advance of funds (as evidenced by its execution of the related Future Funding Confirmation);

(E) Seller shall have paid to Buyer all reasonable legal fees and expenses of outside counsel and the reasonable out-of-pocket costs and expenses incurred by Buyer in connection with the entering into of any Future Funding Transaction hereunder, including, without limitation, reasonable costs associated with due diligence, recording or other administrative expenses necessary or incidental to the execution of any Future Funding Transaction hereunder;

(F) Buyer shall have determined, in its sole and absolute discretion, that no Margin Deficit shall exist, either immediately prior to or immediately after giving effect to the requested Future Funding Transaction;

(G) Buyer shall have reasonably determined that no introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions;

(H) Seller shall have taken any other action as Buyer shall have reasonably requested in order to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Buyer with respect to the funds to be advanced;

(I) Buyer shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Buyer’s security interests) as Buyer in its reasonable discretion shall reasonably require; and

(J) Seller shall have delivered to Buyer a certificate of a Responsible Officer of Seller, certifying that the related Mortgagor has met all conditions required under the related Purchased Asset Documents to be entitled to the advance of the Future Funding Amount.

(d) Upon the satisfaction of all conditions set forth in Articles 3(a) and (b), Seller shall sell, transfer, convey and assign to Buyer on a servicing released basis all of Seller’s right, title and interest in and to each Purchased Asset, together with all related Servicing Rights against the transfer of the Purchase Price to an account of Seller. With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction and set forth in the related Confirmation, and shall be reset on the Pricing Rate Determination Date for each of the next succeeding Pricing Rate Periods for such Transaction. Buyer or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period in Buyer’s in accordance with this Agreement, and notify Seller of such rate for such period each such Pricing Rate Determination Date.

(e) Each Confirmation and Future Funding Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction as of the date of such Confirmation and/or Future Funding Confirmation including any Additional Advance, Future Funding Transaction or Purchase Price reduction pursuant to Article 3(aa) hereof, as applicable, covered thereby. In the event of any conflict between the terms of such Confirmation or Future Funding Confirmation and the terms of this Agreement,, the Confirmation or Future Funding Confirmation (including any such amended and restated or updated Confirmations delivered pursuant to this Agreement) shall prevail absent manifest error.

(f) Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to a Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i) Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date, no later than thirty (30) calendar days prior to such Early Repurchase Date; provided, that, to the extent such repurchase relates to a prepayment (in whole or in part) of a Purchased Asset by the related Mortgagor, Seller shall use its best efforts to notify Buyer no later than thirty (30) calendar days prior to such Early Repurchase Date, but in no event later than five (5) Business Days prior to such Early Repurchase Date,

(ii) on such Early Repurchase Date, Seller pays to Buyer an amount equal to the sum of (x) the Repurchase Price for the Purchased Assets, (y) in the case of an Early Repurchase Date as set forth in subclause (i) above (other than in connection with Exempt Repurchases), any fees due and payable pursuant to the Fee Letter and (z) any other amounts payable under this Agreement (including, without limitation, Article 3(j) of this Agreement) with respect to the Purchased Assets against transfer to Seller or its agent of the Purchased Assets and any related Hedging Transactions, and

(iii) on such Early Repurchase Date, in addition to the amounts set forth in clause (ii) above, Seller pays to Buyer an amount sufficient to reduce the Purchase Price for all other Purchased Assets to an amount equal to Buyer’s Margin Amount for such Purchased Assets.

(g) Subject to extension pursuant to Article 3(y) of this Agreement, on the Repurchase Date or Early Repurchase Date, as applicable, for any Transaction, termination of the Transaction will be effected by transfer to Seller or its agent of the Purchased Assets being repurchased and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article 5 of this Agreement) against the simultaneous transfer of the Repurchase Price to an account of Buyer (a “Repurchase”). As of the Repurchase Date or Early Repurchase Date, as applicable, upon the due consummation of a Repurchase with respect to a Purchased Asset satisfying all requirements of this Agreement and so long as (x) no Default or Event of Default has occurred or is continuing, and (y) there is no due and unpaid Margin Deficit in respect of any such Purchased Asset, (i) ownership of and title to the Purchased Asset shall be transferred to Seller, (ii) Buyer hereby sells, transfer, conveys and assigns to Seller on a servicing-released basis all of Buyer’s right, title and interest in and to such Purchased Asset, together with all related Servicing Rights (but only to the extent of the interests therein, together with all related Servicing Rights, that were sold, transferred, conveyed and assigned to Buyer by or on behalf of Seller on or after the related Purchase Date).

(h) If prior to the first day of any Pricing Rate Period with respect to any Transaction, (i) Buyer shall have determined in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon Seller) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Pricing Rate Period, or (ii) LIBOR determined or to be determined for such Pricing Rate Period will not adequately and fairly reflect the cost to Buyer (as determined and certified by Buyer) of making or maintaining Transactions during such Pricing Rate Period, Buyer shall give written notice thereof to Seller as soon as practicable thereafter. If such notice is given, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Buyer, shall be a per annum rate equal to the Federal Funds Rate plus the Applicable Spread (the “Alternative Rate”); provided that, Buyer shall exercise its rights and remedies pursuant to this Article 3(h) in a manner similar to the manner in which Buyer exercises such remedies in similar agreements with similarly situated counterparties.

(i) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or Buyer Compliance Policy or in the interpretation of any such Requirement of Law or Buyer Compliance Policy, the application thereof or the compliance therewith, in each case whether by a Governmental Authority, by Buyer or by any corporation controlling Buyer, shall make it unlawful for Buyer to enter into or maintain Transactions, Future Funding Transactions or to make Additional Advances as contemplated by the Transaction Documents, as applicable, (a) the commitment of Buyer hereunder to enter into new Transactions, Future Funding Transactions or to make Additional Advances or to continue Transactions, as applicable, as such shall forthwith be canceled, and (b) if such adoption or change makes it unlawful to maintain Transactions with a Pricing Rate based on LIBOR, the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day that is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Article 3(m) of this Agreement; provided that, Buyer shall exercise its rights and remedies pursuant to this Article 3(i) in a manner similar to the manner in which Buyer exercises such remedies in similar agreements with similarly situated counterparties.

(j) Upon demand by Buyer made in writing, Seller shall indemnify Buyer and hold Buyer harmless from any actual out-of-pocket loss, cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements of outside counsel) that Buyer may sustain or incur as a consequence of (i) default by Seller repurchasing any Purchased Asset after Seller has given a notice in accordance with Article 3(f) of an Early Repurchase, (ii) any payment of the Repurchase Price on any day other than a Remittance Date, including Breakage Costs, (iii) a default by Seller in selling Eligible Assets after Seller has notified Buyer of a proposed Transaction and Buyer has agreed in writing to purchase such Eligible Assets in accordance with the provisions of this Agreement, (iv) Buyer’s commercially reasonable enforcement of the terms of any of the Transaction Documents, (v) any actions taken to perfect or continue any lien created under any Transaction Documents, and/or (vi) Buyer entering into any of the Transaction Documents or owning any Purchased Item; provided that, Buyer shall exercise its rights and remedies pursuant to this Article 3(j) in a manner similar to the manner in which Buyer exercises such remedies in similar agreements with similarly situated counterparties. A certificate as to such costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller in writing and shall be prima facie evidence of the information set forth therein.

(k) If, after the date hereof, the adoption of or any change in any Requirement of Law or Buyer Compliance Policy or in the interpretation of any such Requirement of Law or Buyer Compliance Policy, the application thereof or the compliance therewith, or the compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer, in each case whether by a Governmental Authority, by Buyer or by any corporation controlling Buyer:

(i) shall subject Buyer to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligation, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer that is not otherwise included in the determination of LIBOR hereunder; or

(iii) shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount that Buyer deems, in the exercise of its reasonable business judgment, to be material, of entering into, continuing or maintaining Transactions or Future Funding Transactions or making Additional Advances or to reduce any amount receivable under the Transaction Documents in respect of any of the foregoing; then, in any such case, Seller shall promptly pay Buyer, upon its demand made in writing, any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable; provided that, Buyer shall exercise its rights and remedies pursuant to this Article 3(k) in a manner similar to the manner in which Buyer exercises such remedies in similar agreements with similarly situated counterparties. Such notification as to the calculation of any additional amounts payable pursuant to this Article 3(k) shall be submitted by Buyer to Seller in writing and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets for a period of eighteen (18) months from the date Buyer determines that such amounts are applicable.

(l) If Buyer shall have determined that the adoption of or any change in any Requirement of Law or Buyer Compliance Policy made subsequent to the date hereof regarding capital adequacy or otherwise affecting the Buyer Funding Costs, or in the interpretation of any such Requirement of Law or Buyer Compliance Policy, the application thereof or the compliance therewith, in each case whether by a Governmental Authority, by Buyer or by any corporation controlling Buyer (including, without limitation, any request or directive regarding capital adequacy or otherwise affecting the Buyer Funding Costs (whether or not having the force of law) from any Governmental Authority or any Buyer Compliance Policy related to such request or directive), does or shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of any one or more of the Transactions, Additional Advances or Future Funding Transactions or otherwise as a consequence of its obligations under the Transaction Documents to a level below that which Buyer or such corporation could have achieved, but for such adoption, change, interpretation, application or compliance, by an amount that Buyer deems, in the exercise of its reasonable business judgment, to be material, then, from time to time, after submission by Buyer to Seller of a written request therefor, Seller shall pay to Buyer such additional amount or amounts as will reimburse Buyer for the actual damages, losses, costs and expenses incurred by Buyer in connection with each such reduction; provided that, Buyer shall exercise its rights and remedies pursuant to this Article 3(l) in a manner similar to the manner in which Buyer exercises such remedies in similar agreements with similarly situated counterparties. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets for a period of eighteen (18) months from the date Buyer determines that such amounts are applicable.

(m) If Seller repurchases Purchased Assets on a day other than the last day of a Pricing Rate Period, Seller shall indemnify Buyer and hold Buyer harmless from any actual out-of-pocket losses, costs and/or expenses which Buyer sustains as a direct consequence thereof (“Breakage Costs”), in each case for the remainder of the applicable Pricing Rate Period. Buyer shall deliver to Seller a statement in writing setting forth the amount and basis of determination of any Breakage Costs in reasonable detail, it being agreed that such statement and the method of its calculation shall be conclusive and binding upon Seller absent manifest error. This Article 3(m) shall survive termination of this Agreement and the repurchase of all Purchased Assets subject to Transactions hereunder for a period of eighteen (18) months from the date Buyer determines that such amounts are applicable.

(n) (i) Notwithstanding the definition of Maturity Date herein, upon written request of Seller prior to the then current Maturity Date, provided that Buyer has determined that all of the extension conditions listed in clause (ii) below (collectively, the “Maturity Date Extension Conditions”) shall have been satisfied, Buyer may, in its sole discretion, agree to extend the Maturity Date for a period of up to three hundred sixty-four (364) additional days (the “Extension Period”) by giving notice to Seller of such extension; provided, that any failure by Buyer to deliver such notice of extension to Seller within thirty (30)) days from the date first received by Buyer shall be deemed a denial of Seller’s request to extend such Maturity Date. Notwithstanding anything to the contrary in this Article 3(n)(i) hereof, in no event shall the Maturity Date be extended for more than two (2) 364-day Extension Periods and in no event shall the Final Maturity Date be after August 20, 2020.

(ii) For purposes of this Article 3(n), the Maturity Date Extension Conditions shall be deemed to have been satisfied if:

(A) Buyer shall have received payment from Seller, as consideration for Buyer’s agreement to extend the then-current Maturity Date, any fees due and payable pursuant to the Fee Letter, such amount to be paid to Buyer in U.S.

dollars, in immediately available funds, without deduction, set-off or counterclaim;

(B) Seller shall have given Buyer written notice, not less than forty-five (45) days prior, and no more than twelve (12) months prior to the then current Maturity Date, of Seller’ desire to extend the Maturity Date;

(C) no Margin Deficit, Default or Event of Default under this Agreement shall have occurred and be continuing as of the date notice is given under subclause (B) above or as of the originally scheduled Maturity Date and no “Termination Event,” “Event of Default” or “Potential Event of Default” or any similar event by Seller, however denominated, shall have occurred and be continuing under any Hedging Transaction;

(D) all representations and warranties (subject to such exceptions specified in the relevant Requested Exceptions Reports that have been approved by Buyer) shall be true, correct, complete and accurate in all respects as of the then current Maturity Date; and

(E) on the originally scheduled Maturity Date, Seller pays to Buyer, on account of each Purchased Asset, an amount sufficient to reduce the Repurchase Price for each Purchased Asset to the Buyer’s Margin Amount for each such Purchased Asset.

(iii) In connection with any extension to the Maturity Date as described in this Article 3 and any Transaction for which the Repurchase Date pursuant to the related Confirmation coincided with the Maturity Date (without giving effect to the extension of the Maturity Date effected pursuant to this Article 3(n)), Seller shall have the right to extend any Transaction’s Repurchase Date to coincide with the Maturity Date as so extended and, upon the effectiveness of any such extension, Buyer and Seller shall execute a new Confirmation containing the same pricing terms as the original Confirmation and the extended Repurchase Date for such Transaction.

(o) [Intentionally omitted].

(p) Any and all payments by or on account of any obligation of Seller under this Agreement or any other Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Requirement of Law. If any Requirement of Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with such Requirement of Law and, if such Tax is an Indemnified Tax, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 3) the applicable Buyer or Transferee receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(q) Seller shall timely pay (i) any Other Taxes imposed on Seller to the relevant Governmental Authority in accordance with applicable law, and (ii) any Other Taxes imposed on the Buyer or Transferee upon written notice from such Person setting forth in reasonable detail the calculation of such Other Taxes.

(r) As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to Article 3(p), Article 3(q) or Article 3(s), Seller shall deliver to Buyer or Transferee, as applicable, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer or Transferee, as applicable.

(s) Seller shall indemnify Buyer and each Transferee, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Article 3(q) or this Article 3(s)) payable or paid by Buyer or such Transferee or required to be withheld or deducted from a payment to such Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Seller by Buyer or such Transferee shall be conclusive absent manifest error.

(t) (i) Any Buyer or any Transferee that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer or Transferee, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer or Transferee is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Articles 3(t)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in Buyer or Transferee’s reasonable judgment such completion, execution or submission would subject Buyer or such Transferee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer or such Transferee.

(ii) Without limiting the generality of the foregoing:

(A) Buyer or any Transferee that is a U.S. Person shall deliver to Seller on or prior to the date on which Buyer or such Transferee acquires an interest under any Transaction Document (and from time to time thereafter upon the reasonable request of Seller), executed originals of IRS Form W-9 certifying that Buyer and such Transferee is exempt from U.S. federal backup withholding tax;

(B) any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer acquires an interest under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(1) in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit XI-1 to the effect that such Foreign Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Buyer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit XI-2 or Exhibit XI-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit XI-4 on behalf of each such direct and indirect partner;

(C) any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer acquires an interest under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and

(D) if a payment made to Buyer or Transferee under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer or Transferee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer or such Transferee shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Buyer or Transferee has complied with Buyer or Transferee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Buyer and each Transferee agrees that if any form or certification described in items (A), (B), (C) or (D) above it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.

(u) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article 3 (including by the payment of additional amounts pursuant to this Article 3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Article 3 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Article 3(u) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Article 3(u), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Article 3(u) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(v) Each party’s obligations under this Article 3 shall survive any assignment of rights by, or the replacement of, Buyer or Assignee, the termination of the Agreement and the repayment, satisfaction or discharge of all obligations under this Agreement.

(w) If any Buyer or Assignee requests compensation under Article 3 or, if Seller is required to pay any Indemnified Taxes or additional amounts to any Buyer or any Assignee or any Governmental Authority for the account of any Buyer or Assignee pursuant to Article 3(k), (q) or (s) or if any Buyer or Assignee defaults in its obligations under this Agreement, then Seller may, at its sole expense and effort, upon notice to such Buyer or Assignee, require such Buyer or Assignee to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Article 17), all its interests, rights (other than its existing rights to payments pursuant to Articles 3(k), (q) or (s)) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Buyer, if a Buyer accepts such assignment); provided that (i) such Buyer shall have received payment of an amount equal to the Repurchase Price for all Transactions, Price Differential accreted with respect thereto, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding Repurchase Price principal and accreted Price Differential and fees) or Seller (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Article 3(k) or payments required to be made pursuant to Article 3(g), such assignment will result in a reduction in such compensation or payments. A Buyer or Assignee shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Buyer or Assignee or otherwise, the circumstances entitling Seller to require such assignment and delegation cease to apply.

(x) If at any time prior to the Maturity Date, a non-use fee or other similar charge is assessed against Buyer internally against the related cost center of the Buyer in connection with any proposed law, rule, regulation, request or directive by any governmental agency or internal policy, Seller shall, monthly on demand from Buyer, reimburse Buyer for the exact amount of each such fee, as and when originally assessed, with each such assessment and payment to be in addition to the monthly Price Differential payments otherwise due in accordance with the applicable provisions of this Agreement; provided that, Buyer shall exercise its rights and remedies pursuant to this Article 3(x) in a manner similar to the manner in which Buyer exercises such remedies in similar agreements with similarly situated counterparties.

(y) Unless otherwise specified in the related Confirmation, if all of the extension conditions listed in clauses (i) through (iv) of this Article 3(y) (collectively, the “Repurchase Date Extension Conditions”) shall have been satisfied, Seller may elect to extend the Repurchase Date for a Transaction for a period of up to three hundred sixty-four (364) additional days by giving notice to Buyer of such extension; provided that in no event shall the Repurchase Date for any Transaction be extended beyond the Maturity Date then in effect. For purposes of the preceding sentence, the Repurchase Date Extension Conditions shall be deemed to have been satisfied if:

(i) Seller shall have given Buyer written notice, not less than thirty (30) days prior but no more than ninety (90) days prior to the then current scheduled Repurchase Date, of Seller’s desire to extend the Repurchase Date; and if Seller fails to give such notice, Seller shall be deemed to have elected not to extend the Repurchase Date;

(ii) no Margin Deficit shall exist, and no monetary or material non-monetary Default or Event of Default under this Agreement shall have occurred and be continuing as of the date notice is given under clause (i) above or as of the then current scheduled Repurchase Date and no “Termination Event,” “Event of Default” or “Potential Event of Default” or any similar event by Seller, however denominated, shall have occurred and be continuing under any Hedging Transaction required to be assigned hereunder; and

(iii) all representations and warranties shall be true, correct, complete and accurate in all material respects as of the then-scheduled Repurchase Date, except to the extent disclosed in a Requested Exceptions Report previously accepted by Buyer.

(z) (i) If at any time Additional Advance Capacity exists for a related Purchased Asset, Seller may request that an Additional Advance be made in a specified amount up to the Additional Advance Capacity for such Purchased Asset; provided that such requests for Additional Advances shall not exceed one (1) request per calendar month. Buyer shall be entitled to make a determination, in the exercise of its commercially reasonable discretion, that, in the case of an Additional Advance request, it shall or shall not advance any or all of the amount requested for such Additional Advance. Notwithstanding the foregoing, no Additional Advance shall be made unless Buyer shall have determined in the exercise of its commercially reasonable discretion, that the following conditions are satisfied: (i) no Margin Deficit, Market Disruption Event, Default or Event of Default exists, (ii) Guarantor is in full compliance with all of the financial covenants and all of its other obligations, as set forth in the Guarantee Agreement, and (iii) Seller shall have met all of the conditions and obligations with respect to entering into a new Transaction as if such Additional Advance were a new Transaction (other than those conditions and obligations set forth in Article 3(b)(iv)(A), (B), (H), (I) and (J)). In addition, Seller shall deliver to Buyer a description of any material change with respect to the Purchased Asset or the Underlying Mortgaged Property, Underlying Mortgage Loan, underlying Mezzanine Loan, Mezzanine Collateral or other collateral securing such Purchased Asset, as applicable together with such new or updated Due Diligence Package with respect thereto as Buyer requests. Buyer shall have the opportunity to re-evaluate any such Purchased Asset and determine its Market Value (which determination shall be, for the avoidance of doubt, in Buyer’s sole discretion) and, if Seller and Buyer agree on such increase, Buyer shall pay to Seller the additional Purchase Price in the amount of the requested Additional Advance, as approved by Buyer in accordance with its Applicable Standard of Discretion, with respect to such Purchased Asset and the Additional Advance Capacity (if any remains) shall be recalculated taking into account such increase. In connection with any such Additional Advance, prior to the Additional Advance Date, Seller shall prepare and deliver to Buyer an amended and restated Confirmation reflecting such Additional Advance. Notwithstanding any other provision herein or in any other Transaction Document, Buyer shall not be obligated to fund any Additional Advance and may decline to make an Additional Advance for any or no reason in its sole and absolute discretion.

(ii) In connection with any such Additional Advance, Buyer and Seller shall execute and deliver to each other an updated Confirmation setting forth the new outstanding Purchase Price and Advance Rate with respect to such Transaction.

(iii) No decision on the part of Buyer to make an Additional Advance shall be deemed to be a waiver of any covenant, representation or warranty or other obligation of Seller contained herein.

(aa) On any Business Day prior to the Repurchase Date, so long as no Default or Event or Default has occurred and is continuing, and so long as there is no due and unpaid Margin Deficit, Seller shall have the right, from time to time, to pay cash to Buyer for the purpose of reducing the outstanding Purchase Price of, but not terminating, a Transaction and without the release of any Purchased Items; provided that (i) any such reduction in outstanding

Purchase Price occurring on a date other than a Remittance Date shall be required to be accompanied by payment of (A) all unpaid accrued Price Differential as of the applicable Business Day on the amount of such reduction and (B) any other amounts due and payable by Seller under this Agreement and under any related Hedging Transactions with respect to such Purchased Asset, (ii) such transfer of cash to Buyer shall be in an amount no less than $500,000, and (iii) Seller shall provide Buyer with three (3) Business Days prior notice with respect to a reduction in outstanding Purchase Price in an amount greater than $5,000,000 occurring on any date that is not a Remittance Date. In connection with any such reduction of outstanding Purchase Price pursuant to this Article 3(aa), Buyer and Seller shall execute and deliver to each other an updated Confirmation setting forth the new outstanding Purchase Price with respect to such Transaction. After giving effect to the partial repurchase, the Purchase Price of such Purchased Asset shall be no less than fifty percent (50%) of the Maximum Purchase Price for such Purchased Asset.

ARTICLE 4.

MARGIN MAINTENANCE

(a) If at any time on any date the Buyer’s Margin Amount for any Purchased Asset is less than the Repurchase Price for such Purchased Asset by an amount equal to or exceeding the Minimum Transfer Amount (a “Margin Deficit”), and such Margin Deficit, together with all other unpaid Margin Deficits as of such date exceeds the applicable Minimum Transfer Amount, then Buyer may by notice to Seller in the form of Exhibit X (a “Margin Deficit Notice”) require Seller to, at Seller’s option, no later than five (5) Business Days following the receipt of a Margin Deficit Notice (provided that a Margin Deficit Notice later than 1:00 p.m. New York City time on any Business Day shall be deemed delivered on the next Business Day) (the “Margin Deadline”) (i) repurchase such Purchased Asset at its respective Repurchase Price, (ii) make a payment in reduction of the Purchase Price of such Purchased Asset, or in lieu of a payment in reduction such Purchase Price, deliver Cash Equivalents, subject to Buyer’s reasonable satisfaction as additional posted collateral, (iii) apply a portion or portions of any available Additional Advance Capacity from other Purchased Assets to increase the Purchase Price of the Purchased Asset for which Additional Advance Capacity exists pursuant to an Additional Advance in accordance with Article 3(z) hereof, and reduce, by a corresponding amount, the outstanding Purchase Price of the Purchased Asset for which a Margin Deficit exists, or (iv) choose any combination of the foregoing, such that, after giving effect to such transfers, repurchases and payments, Buyer’s Margin Amount for such Purchased Asset shall be equal to or greater than the Repurchase Price for such Purchased Asset. In connection with the delivery of Cash Equivalents in accordance with clause (ii) above, Seller shall deliver to Buyer any additional documents (including, without limitation, to the extent not covered by any previously delivered legal opinions, one or more opinions of counsel reasonably satisfactory to Buyer) and take any actions reasonably necessary in Buyer’s discretion for Buyer to have a first priority, perfected security interest in such Cash Equivalents.

(b) The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

ARTICLE 5.

INCOME PAYMENTS AND PRINCIPAL PROCEEDS

(a) The Depository Account shall be established at the Depository and shall be subject to the Depository Agreement concurrently with the execution and delivery of this Agreement by Seller and Buyer. Pursuant to the Depository Agreement, Buyer shall have sole dominion and control (including “control” within the meaning of the UCC (as defined in Article 6(c) below) over the Depository Account. The Depository Account shall, at all times, be subject to the Depository Agreement. All Income or other amounts in respect of the Purchased Assets, as well as any interest received from the reinvestment of such Income or other amounts, shall be deposited directly by the applicable Re-direction Party (hereafter defined), into the Depository Account in accordance with the Servicer Notice or the relevant Re-direction Letters, as applicable. Depository shall then apply such Income in accordance with the applicable provisions of Articles 5(c) through 5(e) of this Agreement.

(b) Contemporaneously with the sale to Buyer of any Purchased Asset, Seller shall deliver to each Mortgagor, issuer of a Participation Interest, servicer and/or paying agent and/or similar Person with respect to each Purchased Asset or borrower under a Purchased Asset (as applicable, a “Re-direction Party”) an irrevocable direction letter in the form of Exhibit XVII (the “Re-direction Letter”), instructing, as applicable, such Mortgagor, issuer of a Participation Interest, servicer, paying agent or similar Person with respect to such Purchased Asset (as applicable) to pay all amounts payable under the related Purchased Asset into the Depository Account; provided that, prior to the occurrence of a Default or Event of Default, so long as a Mortgagor is required to remit all Income to a lockbox account established pursuant to a Primary Servicing Agreement with a Primary Servicer that has signed a Servicer Notice, Seller may instead deliver a Re-direction Letter addressed to the applicable Mortgagor and signed in blank to the Custodian. If a Mortgagor, issuer of a Participation Interest, servicer or paying agent with respect to the Purchased Asset or borrower forwards any Income or other amounts with respect to a Purchased Asset to Seller or any Affiliate of Seller rather than directly into the Depository Account, Seller shall, or shall cause such Affiliate to, (i) deliver a Re-direction Letter or an additional Re-direction Letter, as applicable, to the applicable Re-direction Party and make other best efforts to cause such Re-direction Party to forward such amounts directly to the Depository Account and (ii) deposit in the Depository Account any such amounts within one (1) Business Day of Seller’s (or its Affiliate’s) receipt thereof.

(c) So long as no Event of Default shall have occurred and be continuing, all Income or other amounts received by the Depository in respect of any Purchased Asset (other than Principal Proceeds) during each Collection Period shall be applied by the Depository on the related Remittance Date in the following order of priority:

(i) first, (i) to the Custodian for payment of the document custodian fees payable to Custodian pursuant to the Custodian Agreement, then (ii) to the Depository for payment of fees payable to the Depository in connection with the Depository Account and then (iii) to the Interim Servicer for payment of the loan servicing fees payable monthly to the Interim Servicer plus the reasonable out-of-pocket costs and expenses, in each case, as required under the Interim Servicing Agreement as in effect from time to time;

(ii) second, pro rata, (A) to Buyer, an amount equal to the Price Differential that has accreted and is outstanding as of such Remittance Date and (B) to any Affiliated Hedge Counterparty, any amount then due and payable to an Affiliated Hedge Counterparty under any Hedging Transaction related to a Purchased Asset;

(iii) third, to Buyer, an amount equal to any other amounts then due and payable to Buyer or its Affiliates under any Transaction Document (including any payments applied to cure outstanding Margin Deficits); and

(iv) fourth, to Seller, the remainder, if any; provided that, if any Default has occurred and is continuing on such Remittance Date that has not become an Event of Default, all amounts otherwise payable to Seller hereunder shall be retained in the Depository Account until the earlier of (x) the day on which Buyer provides written notice to the Depository that such Default has been cured to the satisfaction of Buyer in its sole discretion and no other Default or Event of Default has occurred and is continuing, at which time the Depository shall apply all such amounts pursuant to this subclause and (y) the expiration of the cure period applicable to such Default, up to a maximum of ten (10) days after the occurrence of the applicable Default, at which time the Depository shall apply all such amounts pursuant to Article 5(e) below.

(d) So long as no Event of Default shall have occurred and be continuing and the Wind Down Period shall not have commenced, any Principal Proceeds shall be applied by the Depository on the next following Remittance Date from which such funds are deposited in the Depository Account in the following order of priority; provided that, so long as no Default or Event of Default shall have occurred and be continuing and no Margin Deficit in excess of the Minimum Transfer Amount shall remain unpaid, at any time that an aggregate amount of $1,000,000 or more in Principal Proceeds are in the Depository Account, Seller may, upon five (5) Business Days’ notice (together with delivery to Interim Servicer of distribution instructions prepared by Seller and countersigned by Buyer), request that such amounts be applied by the Depository in the following order of priority; provided further that any such application on any date that is not a Remittance Date shall be limited to a maximum of two times in each one month period between Remittance Dates:

(i) first, pro rata, (A) to Buyer, until the Purchase Price for such Purchased Asset has been reduced to the Buyer’s Margin Amount for such Purchased Asset as of the date of such payment (as determined by Buyer after giving effect to such Principal Proceeds and application of net sales proceeds, if applicable) and (B) solely with respect to any Hedging Transaction with an Affiliated Hedge Counterparty related to such Purchased Asset, to such Affiliated Hedge Counterparty an amount equal to any accrued and unpaid breakage costs or termination payments under such Hedging Transaction related to such Purchased Asset;

(ii) second, to Buyer, an amount equal to any other amounts due and payable to Buyer or its Affiliates under any Transaction Document (including any outstanding Margin Deficits); and

(iii) third, to Seller, the remainder, if any; provided that, if any Default has occurred and is continuing on such Remittance Date that has not become an Event of Default, all amounts otherwise payable to Seller hereunder shall be retained in the Depository Account until the earlier of (x) the day on which Buyer provides written notice to the Depository that such Default has been cured to the satisfaction of Buyer in its sole discretion and no other Default or Event of Default has occurred and is continuing, at which time the Depository shall apply all such amounts pursuant to this subclause and (y) the expiration of the cure period applicable to such Default at which time the Depository shall apply all such amounts pursuant to Article 5(e) below.

(e) If an Event of Default shall have occurred and be continuing, all Income (including, without limitation, any Principal Proceeds or any other amounts received with respect to the Purchased Assets or other collateral, without regard to their source) or any other amounts received by the Depository in respect of a Purchased Asset shall be applied by the Depository on the Business Day next following the Business Day on which such funds are deposited in the Depository Account in the following order of priority:

(i) first, (i) to the Custodian for payment of the document custodian fees payable to Custodian pursuant to the Custodian Agreement, then (ii) to the Depository for payment of fees payable to the Depository in connection with the Depository Account and then (iii) to the Interim Servicer for payment of the loan servicing fees payable monthly to the Interim Servicer pursuant plus the reasonable out-of-pocket costs and expenses, in each case, as required under the Interim Servicing Agreement as in effect from time to time;

(ii) second, pro rata, (A) to Buyer, an amount equal to the Price Differential that has accreted and is outstanding in respect of all of the Purchased Assets as of such Business Day and (B) to any Affiliated Hedge Counterparty, any amounts then due and payable to an Affiliated Hedge Counterparty under any Hedging Transaction related to such Purchased Asset;

(iii) third, to Buyer, on account of the Repurchase Price of such Purchased Asset until the Repurchase Price for such Purchased Asset has been reduced to zero;

(iv) fourth, to Buyer, on account of the Repurchase Price of all other Purchased Assets until the Repurchase Price for all such other Purchased Assets has been reduced to zero;

(v) fifth, to Buyer, an amount equal to any other amounts due and payable to Buyer or its Affiliates under any Transaction Document; and

(vi) sixth, to the Seller, any remainder.

(f) If the Wind Down Period shall have commenced, so long as no Event of Default shall have occurred and be continuing, all Principal Proceeds received with respect to the Purchased Assets or other collateral, without regard to their source, shall be applied by the Depository on the Business Day next following the Business Day on which such funds are deposited in the Depository Account in the following order of priority:

(i) first, to Buyer, on account of the Repurchase Price of such Purchased Asset until the Repurchase Price for such Purchased Asset has been reduced to zero;

(ii) second, to Buyer, on account of the Repurchase Price of all other Purchased Assets until the Repurchase Price for all such other Purchased Assets has been reduced to zero;

(iii) third, to Buyer, an amount equal to any other amounts due and payable to Buyer or its Affiliates under any Transaction Document; and

(iv) fourth, to the Seller, any remainder.

ARTICLE 6.

SECURITY INTEREST

(a) Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as loans and as security for the performance by Seller of all of Seller’s obligations to Buyer under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Buyer, Seller hereby assigns by way of security, pledges, mortgages, charges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items (as defined below) to Buyer to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by Seller or Seller’s Affiliates to Buyer and any of Buyer’s present or future Affiliates hereunder, including, without limitation, amounts owing pursuant to Article 25, and under the other Transaction Documents, including any obligations of Seller under any Hedging Transaction entered into with any Affiliated Hedge Counterparty (including, without limitation, all amounts payable to an Affiliated Hedge Counterparty as provided for in the definition of Repurchase Price or otherwise) and to secure the obligation of Seller or its designee to service the Purchased Assets in conformity with Article 27 and any other obligation of Seller to Buyer (collectively, the “Repurchase Obligations”). Seller hereby acknowledges and agrees that each Purchased Asset and Hedging Transaction serves as collateral for the Buyer under this Agreement and that Buyer, upon the occurrence and continuance of an Event of Default, has the right to realize on any or all of the Purchased Assets in order to satisfy the Seller’s obligations hereunder. Seller agrees to mark its computer records and tapes to evidence the interests granted to Buyer hereunder. All of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Purchased Items”:

(i) the Purchased Assets and all “securities accounts” (as defined in Article 8-501(a) of the UCC) to which any or all of the Purchased Assets are credited;

(ii) any and all interests of Seller in, to and under the Depository Account and all monies from time to time on deposit in the Depository Account;

(iii) any cash or Cash Equivalents delivered to Buyer in accordance with Article 4(a);

(iv) the Purchased Asset Documents, Servicing Agreements, Servicing Records, Servicing Rights, all servicing fees relating to the Purchased Assets, insurance policies relating to the Purchased Assets, and collection and escrow accounts and letters of credit relating to the Purchased Assets;

(v) Seller’s right under each Hedging Transaction, if any, relating to the Purchased Assets to secure the Repurchase Obligations;

(vi) all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing;

(vii) any other items, amounts, rights or properties transferred or pledged by Seller to Buyer under any of the Transaction Documents; and

(viii) all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

(b) Buyer agrees to act as agent for and on behalf of the Affiliated Hedge Counterparties with respect to the security interest granted hereby to secure the obligations owing to the Affiliated Hedge Counterparties under any Hedging Transactions, including, without limitation, with respect to the Purchased Assets and the Purchased Asset Files held by the Custodian pursuant to the Custodial Agreement.

(c) Buyer’s security interest in the Purchased Items shall terminate only upon termination of Seller’s obligations under this Agreement and the other Transaction Documents, all Hedging Transactions and the documents delivered in connection herewith and therewith. Upon such termination, Buyer shall deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and return the Purchased Assets to Seller and reconvey the Purchased Items to Seller and release its security interest in the Purchased Items. For purposes of the grant of the security interest pursuant to this Article 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, as applicable, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon the filing thereof, and (b) Seller shall from time to time take such further actions as may be reasonably requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder). For the avoidance of doubt, Buyer’s security interest in any particular Purchased Asset or Purchased Item shall not terminate until Seller has fully paid the related Repurchase Price. In connection with the security interests granted pursuant to this Agreement, Seller authorizes the filing of UCC financing statements describing the collateral as “all assets of Seller, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and products thereof” or other similar language to that effect.

(d) Seller acknowledges that neither it nor Guarantor has any right to service the Purchased Assets but only has rights as a party to the Primary Servicing Agreement, the Interim Servicing Agreement or any other servicing agreement with respect to the Purchased Assets. Without limiting the generality of the foregoing and in the event that Seller or Guarantor is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, each of Seller and Guarantor grants, assigns and pledges to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(x) of the Bankruptcy Code.

ARTICLE 7.

PAYMENT, TRANSFER AND CUSTODY

(a) On the Purchase Date for each Transaction, (i) ownership of and title to the Purchased Asset shall be transferred to Buyer or its designee (including the Custodian or an Acceptable Attorney) against the simultaneous transfer of the Purchase Price in immediately available funds to an account of Seller or an account specified by Seller in the Confirmation relating to such Transaction and (ii) Seller hereby sells, transfers, conveys and assigns to Buyer on a servicing-released basis all of Seller’s right, title and interest in and to such Purchased Asset, together with all related Servicing Rights. Subject to this Agreement, Seller may sell to Buyer, repurchase from Buyer and re-sell Eligible Assets to Buyer, but may not substitute other Eligible Assets for Purchased Assets. Buyer has the right to designate each servicer of the Purchased Assets, provided that Buyer hereby initially designates Primary Servicer to act as servicer of such Purchased Assets; the Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Purchased Assets under this Agreement; and, such Servicing Rights and other servicing provisions of this Agreement constitute (a) ”related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Transaction Documents.

(b) (i) With respect to each Transaction, Seller shall deliver or cause to be delivered to Buyer or its designee the Custodial Delivery Certificate in the form attached hereto as Exhibit IV, provided, that notwithstanding the foregoing, upon request of Seller, Buyer in its sole but good faith discretion may elect to permit Seller to make such delivery by not later than the third

(3rd) Business Day after the related Purchase Date, so long as Seller causes an Acceptable Attorney, Title Company or other Person acceptable to Buyer to deliver to Buyer a Bailee Letter on or prior to such Purchase Date. Subject to Article 7(c), in connection with each sale, transfer, conveyance and assignment of a Purchased Asset, on or prior to each Purchase Date with respect to such Purchased Asset, Seller shall deliver or cause to be delivered and released to the Custodian a copy or original of each document as specified in the Purchased Asset File (as defined in the Custodial Agreement, and collectively, the “Purchased Asset File”), pertaining to each of the Purchased Assets identified in the Custodial Delivery Certificate delivered therewith, together with any other documentation in respect of such Purchased Asset requested by Buyer, in Buyer’s sole but good faith discretion.

(ii) With respect to each Additional Advance and/or Future Funding Transaction, Seller shall deliver or cause to be delivered to Buyer or its designee an updated Custodial Delivery Certificate that includes any additional documents delivered and/or executed in connection with any such Additional Advance or Future Funding Transaction, as applicable, provided, that notwithstanding the foregoing, upon request of Seller, Buyer in its sole but good faith discretion may elect to permit Seller to make such delivery by not later than the third (3rd) Business Day after the Additional Advance Date or Future Funding Date, as applicable, so long as Seller causes an Acceptable Attorney, Title Company or other Person acceptable to Buyer to deliver to Buyer (or Custodian on behalf of Buyer) a Bailee Letter on or prior to such date. Subject to Article 7(c), on or prior to that date of an Additional Advance or Future Funding Transaction, as applicable, Seller shall deliver or cause to be delivered and released to the Custodian a copy or original of each additional document delivered and/or executed in connection with each such Additional Advance or Future Funding Transaction, as applicable, as specified in the Purchased Asset File (as defined in the Custodial Agreement), pertaining to each of the Purchased Assets identified in the Custodial Delivery Certificate delivered therewith, together with any other documentation in respect of such Purchased Asset requested by Buyer, in Buyer’s sole but good faith discretion.

(c) From time to time, Seller shall forward to the Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement (including without limitation in connection with an Additional Advance or Future Funding Transaction), and upon receipt of any such other documents, the Custodian shall hold such other documents as Buyer shall request from time to time. With respect to any documents that have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer a true copy thereof with an officer’s certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to the Custodian promptly when they are received. With respect to all of the Purchased Assets delivered by Seller to Buyer or its designee (including the Custodian), Seller shall execute an omnibus power of attorney substantially in the form of Exhibit V attached hereto irrevocably appointing Buyer its attorney-in-fact with full power to (i) complete the endorsements of the Purchased Assets, including without limitation the Mortgage Notes and Assignments of Mortgages, Mezzanine Notes, Participation Certificates and assignments of participation interests and any transfer documents related thereto, (ii) record the Assignments of Mortgages, (iii) prepare and file and record each assignment of mortgage, (iv) take any action (including exercising voting and/or consent rights) with respect to Participation Interests, Mezzanine Loans, or intercreditor or participation agreements, (v) complete the preparation and filing, in form and substance satisfactory to Buyer, of such financing statements, continuation statements, and other UCC forms, as Buyer may from time to time, reasonably consider necessary to create, perfect, and preserve Buyer’s security interest in the Purchased Assets, (vi) enforce Seller’s rights under the Purchased Assets purchased by Buyer pursuant to this Agreement, (vii) request and receive progress reports, revised, amended or supplemented construction budgets, construction manager reports and any material notices with respect to any Construction Loans and (viii) to take such other steps as may be necessary or desirable to enforce Buyer’s rights against, under or with respect to such Purchased Assets and the related Purchased Asset Files and the Servicing Records; provided that, any such action taken prior to the occurrence of a Default or an Event of Default shall be at Buyer’s sole cost and expense. Buyer shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with the Custodian. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. If a Purchased Asset File is not delivered to Buyer or its designee (including the Custodian), such Purchased Asset File shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Buyer or its designee. The possession of the Purchased Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets, is in connection with a repurchase of any Purchased Asset by Seller or as otherwise required by law.

(d) Subject to clause (f) below and the second succeeding sentence of this clause (d), Buyer hereby grants to Seller a revocable option (each a “Revocable Option”) to direct Buyer with respect to the exercise of all voting and corporate rights with respect to each Purchased Asset and to vote, take corporate actions and exercise any rights in connection with such Purchased Assets. Such Revocable Option is not evidence of any ownership or other interest or right of Seller in any Purchased Asset. (i) During the continuation of an Event of Default or (ii) with respect to the exercise of any voting or corporate rights with respect to a Purchased Assets that could be reasonably determined to materially impair the Market Value, and in each case subject to the provisions of the Purchased Asset Documents, the Revocable Option discussed above shall be deemed to automatically terminate and Buyer shall be entitled to exercise all voting and corporate rights with respect to the Purchased Assets without regard to Seller’s instructions (including, but not limited to, if an Act of Insolvency shall occur with respect to Seller, to the extent Seller controls or is entitled to control selection of any servicer, Buyer may transfer any or all of such servicing to an entity satisfactory to Buyer). Without limiting the foregoing, (A) when the conditions in clauses (i) and (ii) of the foregoing sentence cease to exist and Buyer shall have notified Seller thereof in writing, such Revocable Option with respect to such Purchased Asset shall be deemed to have been reinstated, and (B) during any period in which a Revocable Option is terminated with respect to a Purchased Asset (other than due to the continuance of an Event of Default), prior to Buyer’s exercise of any voting or corporate rights with respect thereto, Buyer will endeavor to use commercially reasonable efforts to consult with Seller and provide Seller with a commercially reasonable opportunity (which shall in no event be less than the earlier to occur of (i) five (5) Business Days following the accrual of such voting or corporate rights and (ii) the day on which the exercise of the applicable voting and corporate rights is due under the applicable Purchased Asset Documents) to exercise such voting and corporate rights with respect to such Purchased Asset in accordance with Buyer’s instructions after such consultation; provided that, Buyer’s failure to consult with Seller shall not create any liability to Buyer or limit Buyer’s rights or the availability of Buyer’s remedies hereunder, in law or in equity.

(e) Notwithstanding the provisions of Article 7(b) above requiring the execution of the Custodial Delivery Certificate and corresponding delivery of the Purchased Asset File to the Custodian on or prior to the related Purchase Date, with respect to each Transaction involving a Purchased Asset that is identified in the related Confirmation as a “Table Funded” Transaction, Seller shall, in lieu of effectuating the delivery of all or a portion of the Purchased Asset File on or prior to the related Purchase Date, (i) deliver to the Buyer by facsimile or email on or before the related Purchase Date for the Transaction (A) the promissory note(s), original stock certificate or Participation Certificate in favor of Seller evidencing the making of the Purchased Asset, with Seller’s endorsement of such instrument to Buyer or in blank, (B) the mortgage, security agreement or similar item creating the security interest in the related collateral and the applicable assignment document evidencing the transfer to Buyer, (C) such other components of the Purchased Asset File as Buyer may require on a case by case basis with respect to the particular Transaction, and (D) evidence satisfactory to Buyer that all documents necessary to perfect Seller’s (and, by means of assignment to Buyer on the Purchase Date, Buyer’s) interest in the Purchased Items for the Purchased Asset, (ii) deliver to Buyer a Bailee Letter from an Acceptable Attorney, Title Company or other Person acceptable to Buyer on or prior to such Purchase Date and (iii) not later than the third (3rd) Business Day following the Purchase Date, deliver to Buyer the Custodial Delivery Certificate and to the Custodian the entire Purchased Asset File.

(f) Notwithstanding the rights granted to Seller pursuant to clause (d) above, Seller shall not, and shall not permit Interim Servicer, Primary Servicer or any other servicer of any Purchased Asset to extend, amend, waive, terminate, rescind, cancel, release or otherwise modify the material terms of or any material collateral, guaranty or indemnity for, or exercise any material right or remedy of a holder (including all material lending, corporate and voting rights, remedies, consents, approvals and waivers) of, any Purchased Asset or Purchased Asset Document, or consent to any material amendments, modifications, waivers, releases, sales, transfers, dispositions or other resolutions relating to any Purchased Asset or Purchased Asset Document (other than as expressly contemplated or required by the terms of the Purchased Asset Documents and for which no lender consent is required) including, without limitation, the following actions set forth in clauses (i) through (v) below, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed to the extent that Seller is obligated to act reasonably):

(i) any forbearance, extension or other loan modification with respect to any Purchased Asset;

(ii) the release, discharge or reduction of any: (A) lien on any Underlying Mortgaged Property or (B) lien or claim on any material letters of credit and other material non-cash collateral that is required to be maintained pursuant to Purchased Asset Documents, if any;

(iii) the extension of credit (including increasing the terms of any existing credit) to any Person with respect to any Purchased Asset;

(iv) any sale or other disposition of any Purchased Asset, Mortgaged Property or any other material property or collateral related thereto; and

(v) the incurrence of any lien or other encumbrance other than as expressly created hereunder or under any other Transaction Document.

ARTICLE 8.

SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a) Title to all Purchased Items shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Items, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Items or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Items on terms and conditions that shall be in Buyer’s discretion, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Assets to Seller pursuant to Article 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Article 5 hereof.

(b) Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or an Affiliate of Seller.

ARTICLE 9.

REPRESENTATIONS AND WARRANTIES

(a) Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any Governmental Authority required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect, (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any Requirement of Law applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected and (vi) it has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer in the case of Seller) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents. On the Purchase Date for any Transaction for the purchase of any Purchased Assets by Buyer from Seller and any Transaction hereunder and at all times while this Agreement and any Transaction thereunder is in effect, Buyer and Seller shall each be deemed to repeat all the foregoing representations made by it.

(b) In addition to the representations and warranties in Article 9(a) above, Seller represents and warrants to Buyer as of the date of this Agreement and will be deemed to represent and warrant to Buyer as of the Purchase Date for the purchase of any Purchased Assets by Buyer from Seller and any Transaction thereunder and covenants that at all times while this Agreement and any Transaction thereunder is in effect, unless otherwise stated herein:

(i) Organization. Seller is duly incorporated, validly existing and in good standing under the laws and regulations of the jurisdiction of Seller’s incorporation or organization, as the case may be, and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business, except where failure to so qualify could not be reasonably likely to have a Material Adverse Effect. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii) Due Execution; Enforceability. The Transaction Documents have been or will be duly executed and delivered by Seller, for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii) Ability to Perform. Seller does not have Knowledge of any event having occurred that would make Seller unable to perform each and every covenant contained in the Transaction Documents applicable to it to which it is a party.

(iv) Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (A) the organizational documents of Seller, (B) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (C) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, (D) the Purchased Asset Documents for a Purchased Asset taken as a whole, or (E) any applicable Requirement of Law, in each case, to the extent that such conflict or breach would have a Material Adverse Effect upon Seller’s ability to perform its obligations hereunder.

(v) Litigation; Requirements of Law. As of the date hereof and as of the Purchase Date for any Transaction hereunder, except as otherwise disclosed to Buyer in writing on or prior to such date, there is no action, suit, proceeding, investigation, or arbitration pending or threatened in writing against Seller or Guarantor that is reasonably likely to result in any Material Adverse Effect. Seller is in compliance in all material respects with all Requirements of Law. Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(vi) No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents.

(vii) Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Assets by Buyer from Seller, such Purchased Assets are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Assets to Buyer and, upon transfer of such Purchased Assets to Buyer, Buyer shall be the owner of such Purchased Assets, subject to Seller’s and Buyer’s respective rights and obligations under this Agreement, free of any adverse claim, in each case, except for (1) Liens to be released simultaneously with the sale to Buyer hereunder and (2) Liens granted by Seller in favor of the counterparty to any Hedging Transaction, solely to the extent such liens are expressly subordinate to the rights and interests of Buyer hereunder. In the event the related Transaction is recharacterized as a secured financing of the Purchased Assets, the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Purchased Assets and Buyer shall have a valid, perfected first priority security interest in the Purchased Assets subject to Seller’s and Buyer’s respective rights and obligations under this Agreement (and without limitation on the foregoing, Buyer, as entitlement holder, shall have a “security entitlement” to the Purchased Assets).

(viii) No Decline in Market Value; No Margin Deficit; No Defaults. Except as otherwise disclosed to Buyer in writing, Seller has no Knowledge of any post-Transaction facts or circumstances that are reasonably likely to cause or have caused a material decline in value or cash flow with respect to the Underlying Mortgaged Property. To Seller’s Knowledge, no Margin Deficit exists and no Default or Event of Default has occurred or exists under or with respect to the Transaction Documents. Seller has delivered to Buyer copies of all credit facilities, repurchase facilities and substantially similar facilities of Seller that are presently in effect, and no default or event of default (however defined) on the part of Seller exists thereunder. Except as otherwise disclosed to Buyer in writing prior to the date hereof, no default or event of default (however defined) on the part of Guarantor exists under any credit facility, repurchase facility or substantially similar facility that is presently in effect, to which Guarantor is a party.

(ix) Authorized Representatives. The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit II attached to this Agreement.

(x) Representations and Warranties Regarding Purchased Assets; Delivery of Purchased Asset File.

(A) As of the date hereof, Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset to any other Person, and immediately prior to the sale of such Purchased Asset to Buyer, Seller was the sole owner of such Purchased Asset and had good and marketable title thereto, free and clear of all liens, in each case except for (1) Liens to be released simultaneously with the sale to Buyer hereunder and (2) Liens granted by Seller in favor of the counterparty to any Hedging Transaction, solely to the extent such liens are expressly subordinate to the rights and interests of Buyer hereunder.

(B) The provisions of this Agreement and the related Confirmation are effective to either constitute a sale of Purchased Items to Buyer or to create in favor of Buyer a legal, valid and enforceable security interest in all right, title and interest of Seller in, to and under the Purchased Items.

(C) Upon receipt by the Custodian of each Mortgage Note, Mezzanine Note, or Participation Certificate, endorsed in blank by a duly authorized officer of Seller, either a purchase shall have been completed by Buyer of such Mortgage Note, Mezzanine Note or Participation Certificate, as applicable, or Buyer shall have a valid and fully perfected first priority security interest in all right, title and interest of Seller in the Purchased Items described therein.

(D) Each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit VI are true, complete and correct, except to the extent disclosed in a Requested Exceptions Report.

(E) Upon the filing of financing statements on Form UCC-1 naming Buyer as “Secured Party”, Seller as “Debtor” and describing the Purchased Items, in the jurisdiction and recording or filing office listed on Exhibit XII attached hereto, the security interests granted hereunder in that portion of the Purchased Items which can be perfected by filing under the UCC will constitute fully perfected security interests under the UCC in all right, title and interest of Seller in, to and under such Purchased Items.

(F) Upon execution and delivery of the Depository Agreement, Buyer shall either be the owner of, or have a valid and fully perfected first priority security interest in, the Depository Account and all amounts at any time on deposit therein.

(G) Upon execution and delivery of the Depository Agreement, Buyer shall either be the owner of, or have a valid and fully perfected first priority security interest in, the “investment property” and all “deposit accounts” (each as defined in the UCC) comprising Purchased Items or any after-acquired property related to such Purchased Items. Except to the extent disclosed in a Requested Exceptions Report, Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to the Custodian.

(H) [Intentionally omitted.]

(I) With respect to each Purchased Asset purchased by Seller or an Affiliate of Seller from a Transferor, (a) such Purchased Asset was acquired and transferred pursuant to a Purchase Agreement, (b) such Transferor received reasonably equivalent value in consideration for the transfer of such Purchased Asset, (c) no such transfer was made for or on account of an antecedent debt owed by such Transferor to Seller or an Affiliate of Seller, (d) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code, (e) if Seller acquired the Purchased Asset from an Affiliate, if requested by Buyer, Seller has delivered to Buyer an opinion of counsel regarding the true sale of the purchase of such Asset by Seller and, if such Asset was acquired by Seller’s Affiliate from another Affiliate, the true sale of the purchase of the Asset by the Affiliate of Seller from the Transferor Affiliate, which opinions shall be in form and substance reasonably satisfactory to Buyer.

(J) Seller has complied with all material requirements of the Custodial Agreement with respect to each Purchased Asset, including delivery to Custodian of all required Purchased Asset Documents.

(K) The Purchased Assets constitute the following, as defined in the UCC: a general intangible, instrument, investment property, security, deposit account, financial asset, uncertificated security, securities account, or security entitlement. Seller has not authorized the filing of and is not aware of any UCC financing statements filed against Seller as debtor that include the Purchased Assets, other than any financing statement that has been terminated or filed pursuant to this Agreement.

(xi) Adequate Capitalization; No Fraudulent Transfer. Seller has, as of such Purchase Date, adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due. Seller has not become, or is not presently, financially insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction. Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(xii) No Conflicts or Consents. Neither the execution and delivery of this Agreement and the other Transaction Documents by Seller, nor the consummation of any of the transactions by it herein or therein contemplated, nor compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict with or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Seller pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or instrument to which Seller is a party or by which Seller may be bound, or to which Seller may be subject, other than liens created pursuant to the Transaction Documents. No consent, approval, authorization, or order of any third party is required in connection with the execution and delivery by Seller of the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby which has not already been obtained (other than consents, approvals and filings that have been obtained or made, as applicable, or that, if not obtained or made, are not reasonably likely to have a Material Adverse Effect).

(xiii) Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (A) the execution, delivery and performance of any Transaction Document to which Seller is or will be a party, (B) the legality, validity, binding effect or enforceability of any such Transaction Document against Seller or (C) the consummation of the transactions contemplated by this Agreement (other than consents, approvals and filings that have been obtained or made, as applicable, or the filing of certain financing statements in respect of certain security interests).

(xiv) Organizational Documents. Seller has delivered to Buyer certified copies of its organization documents, together with all amendments thereto, if any.

(xv) No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets, (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets, and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, except as contemplated by the Transaction Documents.

(xvi) Federal Regulations. (A) None of Seller, Parent or Guarantor is required to register as an “investment company” under the Investment Company Act or is a company “controlled” by an “investment company” within the meaning of the Investment Company Act and (B) none of Seller, Parent or Guarantor is a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(xvii) Taxes. Seller has timely filed or caused to be filed all required federal and other material tax returns and has paid all U.S. federal and other material Taxes imposed on it and any of its assets by any Governmental Authority except for any such Taxes as are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided in accordance with GAAP or to the extent that any such nonpayment could not be reasonably likely to have a Material Adverse Effect. No Tax liens have been filed against any of Seller’s assets and no claims are being asserted in writing with respect to any such Taxes (except for liens and with respect to Taxes not yet due and payable or liens or claims with respect to Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP).

(xviii) Judgments/Bankruptcy. Except as disclosed in writing to Buyer, there are no judgments against Seller unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller.

(xix) Solvency. Neither the Transaction Documents nor any Transaction, Additional Advance or Future Funding Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any creditor of Seller, Guarantor or an Affiliate of Seller or Guarantor. The transfer of the Purchased Assets subject hereto and the obligation to repurchase such Purchased Assets is not undertaken with the intent to hinder, delay or defraud any creditor of Seller or Guarantor. As of the Purchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the Purchased Assets pursuant hereto and the obligation to repurchase such Purchased Asset (A) will not cause the liabilities of Seller to exceed the assets of Seller, (B) will not result in Seller having unreasonably small capital, and (C) will not result in debts that would be beyond Seller’s ability to pay as the same mature. Seller received reasonably equivalent value in exchange for the transfer and sale of the Purchased Assets and the Purchased Items subject hereto. No petition in bankruptcy has been filed against Seller in the last ten (10) years, and Seller has not in the last ten (10) years made an assignment for the benefit of creditors or taken advantage of any debtors relief laws. Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(xx) Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction shall be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(xxi) Full and Accurate Disclosure. No information contained in the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

(xxii) Financial Information. All financial data concerning Seller and the Purchased Assets that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects. All financial data concerning Seller has been prepared fairly in accordance with GAAP. All financial data concerning the Purchased Assets has been prepared in accordance with standard industry practices. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller or the Purchased Assets, or in the results of operations of Seller, which change is reasonably likely to have a Material Adverse Effect on Seller.

(xxiii) Hedging Transactions. To the Knowledge of Seller, as of the Purchase Date for any Purchased Asset that is subject to a Hedging Transaction, each such Hedging Transaction is in full force and effect in accordance with its terms, each counterparty thereto is an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty, and no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event, however denominated, has occurred and is continuing with respect thereto.

(xxiv) [Intentionally Omitted.]

(xxv) Servicing Agreements. Seller has delivered to Buyer all Servicing Agreements pertaining to the Purchased Assets and to the Knowledge of Seller, as of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets subject to a Servicing Agreement, each such Servicing Agreement is in full force and effect in accordance with its terms and no default or event of default exists thereunder.

(xxvi) No Reliance. Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(xxvii) PATRIOT Act.

(a) Seller is in compliance, in all material respects, with the (A) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (B) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA

Patriot Act of 2001). No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b) Seller agrees that, from time to time upon the prior written request of Buyer, it shall (A) execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to insure compliance with the provisions hereof (including, without limitation, compliance with the USA Patriot Act of 2001 and to fully effectuate the purposes of this Agreement and (B) provide such opinions of counsel concerning matters relating to this Agreement as Buyer may reasonably request; provided, however, that nothing in this Article 9(b)(xxvii) shall be construed as requiring Buyer to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants hereunder. In order to enable Buyer and its Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under the USA Patriot Act of 2001 and regulations thereunder, Seller on behalf of itself and its Affiliates makes the following representations and covenants to Buyer and its Affiliates (for purposes of this Article 9(b)(xxvii), the “Seller Entities”) that neither Seller, nor, to Seller’s Knowledge, any of its Affiliates, is a Prohibited Investor. Prior to an IPO Transaction, Seller is not, and from an after an IPO Transaction Seller, to Seller’s Knowledge, is not, acting on behalf of or for the benefit of any Prohibited Investor. Seller agrees to promptly notify Buyer or a person appointed by Buyer to administer their anti-money laundering program, if applicable, of any change in information affecting this representation and covenant.

(xxviii) Ownership of Property. Seller does not own, and has not ever owned, any assets other than (A) the Purchased Assets and (B) such incidental personal property related thereto.

(xxix) Environmental Matters.

(a) No properties owned or leased by Seller and no properties formerly owned or leased by Seller, its predecessors, or any former Subsidiaries or predecessors thereof (the “Properties”), contain, or have previously contained, any Materials of Environmental Concern in amounts or concentrations which constitute or constituted a violation of, or reasonably could be expected to give rise to liability under, Environmental Laws;

(b) Seller is in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Laws which reasonably would be expected to interfere with the continued operations of Seller;

(c) Seller has not received any notice of violation, alleged violation, non-compliance, liability or potential liability under any Environmental Law, nor does Seller have knowledge that any such notice will be received or is being threatened;

(d) Materials of Environmental Concern have not been transported or disposed by Seller in violation of, or in a manner or to a location which reasonably would be expected to give rise to liability under, any applicable Environmental Law, nor has Seller generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that reasonably would be expected to give rise to liability under, any applicable Environmental Law;

(e) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of Seller, threatened, under any Environmental Law which Seller is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements arising out of judicial proceedings or governmental or administrative actions, outstanding under any Environmental Law to which Seller is a party;

(f) There has been no release or threat of release of Materials of Environmental Concern in violation of or in amounts or in a manner that reasonably would be expected to give rise to liability under any Environmental Law for which Seller may become liable; and

(g) Each of the representations and warranties set forth in the preceding clauses (a) through (f) is true and correct with respect to each parcel of real property owned or operated by Seller.

(xxx) Insider. Seller is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, Controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Buyer, of a bank holding company of which Buyer is a Subsidiary, or of any Subsidiary, of a bank holding company of which Buyer is a Subsidiary, of any bank at which Buyer maintains a correspondent account or of any lender which maintains a correspondent account with Buyer.

(xxxi) Office of Foreign Assets Control. Seller warrants, represents and covenants that neither Seller nor any of its Affiliates are or will be an entity or person (A) that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO13224”); (B) whose name appears on OFAC’s most current list of “Specifically Designed National and Blocked Persons,” (C) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO 13224; or (D) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in (A) through (D) above are herein referred to as a

“Prohibited Person”). Seller covenants and agrees that none of Seller or any of its Affiliates will knowingly (1) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person or (2) engage in or conspire to engage in any transaction that evades or avoids or that the purpose of evading or avoiding any of the prohibitions of EO 13224. Seller further covenants and agrees that (i) it shall not, directly or indirectly, use the proceeds of any Transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person or entity (x) to fund any activities or business of or with any Prohibited Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations, or (y) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement and (ii) none of the funds or the assets of Seller that are used to pay any amount due pursuant to this Agreement or any other Transaction Document shall constitute funds obtained from transactions with or relating to Prohibited Persons or countries or territories that are the subject of sanctions under any Sanctions Laws and Regulations. Seller further covenants and agrees to deliver to Buyer any such certification or other evidence as may be requested by Buyer in its sole and absolute discretion, confirming that none of Seller or any of the its Affiliates is a Prohibited Person and none of Seller, or any of its Affiliates has engaged in any business transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person.

(xxxii) Notice Address; Jurisdiction of Organization. On the date of this Agreement, Seller’s location (within the meaning of Article 9 of the UCC) and address for notices is as specified on Annex I. Seller’s legal name is, and has at all times been, TPG RE Finance 1, Ltd. Seller’s sole jurisdiction of incorporation is, and at all times has been, the Cayman Islands. Seller’s books and records (within the meaning of Article 9 of the UCC), including all computer tapes and records relating to the Purchased Items, may be accessed from its notice address. Seller has not changed its name or location within the past twelve (12) months. Seller may change its address for notices and for the location of its books and records by giving Buyer written notice of such change. Seller’s organizational identification number is ###### and its tax identification number is ##-#######. The fiscal year of Seller is the calendar year. Seller is in possession of a Tax Exemption Certificate from the Governor in Cabinet of the Cayman Islands, which is valid for a period of thirty years from March 17, 2015.

(xxxiii) Anti-Money Laundering Laws. Seller either (1) is entirely exempt from or (2) has otherwise fully complied with all applicable anti-money laundering laws and regulations (collectively, the “Anti-Money Laundering Laws”), by (A) establishing an adequate anti-money laundering compliance program as required by the Anti-Money Laundering Laws, (B) conducting the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the related obligor (if applicable) and the origin of the assets used by such obligor to purchase the property in question, and (C) maintaining sufficient information to identify the related obligor (if applicable) for purposes of the Anti-Money Laundering Laws.

(xxxiv) Ownership. Seller is and shall remain at all times a wholly owned direct or indirect Subsidiary of Guarantor.

(xxxv) Compliance with ERISA. (a) Seller has no employees as of the date of this Agreement; (b) Seller either (i) qualifies as a VCOC or a REOC, (ii) complies with an exception set forth in the Plan Asset Regulations such that the assets of such Person would not be subject to Title I of ERISA and/or Section 4975 of the Code, or (iii) participation by Seller in “plan assets” within the meaning of the Plan Asset Regulations is not “significant” within the meaning of the Plan Asset Regulations; and (c) assuming that no portion of the Purchased Assets are funded by Buyer with “plan assets” within the meaning of the Plan Asset Regulations, none of the transactions contemplated by the Transaction Documents will constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Buyer to any tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA.

(xxxvi) [Intentionally Omitted.]

(xxxvii) Chief Executive Office; Jurisdiction of Organization. On the Purchase Date, Seller’s chief executive office, is, and has been, located in New York. On the Purchase Date, Seller’s jurisdiction of incorporation is the Cayman Islands. Seller shall, and shall cause Guarantor to, provide Buyer with thirty (30) days’ advance notice of any change in Seller’s or Guarantor’s, as applicable, principal office or place of business or jurisdiction.

(xxxviii) Servicing Agreements. Any Servicing Agreement (other than the Interim Servicing Agreement by and among Primary Servicer, Seller, and the other parties from time to time party thereto, dated as of December 29, 2014) servicing a Purchased Asset, including without limitation, the Primary Servicing Agreement, may be terminated at will by Seller without payment of any penalty or fee.

(xxxix) Except as otherwise noted in writing to Buyer by Seller prior to the related Purchase Date, no other Person has a right of first refusal, right of first offer, purchase options, profit sharing or other similar arrangements with respect to any Purchased Asset.

(xl) Share Certificate. Seller will not issue any share certificate evidencing Capital Stock of Seller other than the share certificate delivered to the Custodian pursuant to the Pledge and Security Agreement.

ARTICLE 10.

NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, and subject to Seller’s rights under this Agreement (including, without limitation, Seller’s right to repurchase any Purchased Asset), Seller shall not without the prior written consent of Buyer:

(a) take any action that would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Assets;

(b) transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Items (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Items (or any of them) with any Person other than Buyer;

(c) modify in any material respect or terminate any Servicing Agreements to which it is a party, without the consent of Buyer which consent shall not to be unreasonably withheld, conditioned or delayed;

(d) create, incur or permit to exist any Lien, encumbrance or security interest in or on any of its property, assets, revenue, the Purchased Assets, the other Purchased Items, whether now owned or hereafter acquired, other than the Liens and security interest granted by Seller pursuant to Article 6 of this Agreement, the Lien and security interest granted by Parent under the Pledge and Security Agreement;

(e) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), sell all or substantially all of its assets without the consent of Buyer in its sole and absolute discretion;

(f) consent or assent to any amendment or supplement to, or termination of, any note, loan agreement, mortgage or guarantee relating to the Purchased Assets or other agreement or instrument relating to the Purchased Assets other than in accordance with Article 7(f) or Article 27;

(g) permit the organizational documents or organizational structure of Seller to be amended without the prior written consent of Buyer in its sole and absolute discretion;

(h) acquire or maintain any right or interest in any Purchased Asset or Underlying Mortgaged Property that is senior to or pari passu with the rights and interests of Buyer therein under this Agreement and the other Transaction Documents;

(i) use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System;

(j) enter into any Hedging Transaction with respect to any Purchased Asset with any entity that is not an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty;

(k) take any action to cause, allow, or permit any of the Seller, Parent or Guarantor to be required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act, or to violate any provisions of the Investment Company Act, including Section 18 thereof or any rules or regulations promulgated thereunder;

(l) permit, at any time, the Minimum Purchased Asset Requirement to be violated, unless cured by the last calendar day of the related calendar quarter; provided that compliance with this Article 10(l) shall not be required prior to September 30, 2015.

(m) permit, at any time, a breach of the Concentration Limit, unless Seller remits to Buyer an amount in immediately available funds which, when applied to the Purchase Price of the Purchased Assets which caused such violation, shall result in a cure of such violation of the Concentration Limit, by the last calendar day of the related calendar quarter.

ARTICLE 11.

AFFIRMATIVE COVENANTS OF SELLER

The following covenants shall be given independent effect (so that if a particular action or condition is prohibited by any covenant, the fact that it would be permitted by an exception to or be otherwise within the limitations of another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists). On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction:

(a) Seller shall promptly notify Buyer of any material adverse change in its business operations and/or financial condition; provided, however, that nothing in this Article 11 shall relieve Seller of its obligations under this Agreement.

(b) Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Article 9.

(c) Seller shall (1) defend the right, title and interest of Buyer in and to the Purchased Items against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer) and (2) at Buyer’s reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Assets subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d) Seller shall notify Buyer and the Depository of the occurrence of any Default or Event of Default with respect to Seller as soon as possible but in no event later than the second (2nd) Business Day after obtaining Knowledge of such event.

(e) Seller shall cause the special servicer rating of the special servicer with respect to all mortgage loans underlying Purchased Assets to be no lower than “average” by S&P to the extent Seller controls or is entitled to control the selection of the special servicer. In the event the special servicer rating with respect to any Person acting as special servicer for any mortgage loans underlying Purchased Assets shall be below “average” by S&P, or if an Act of Insolvency occurs with respect to Seller or Guarantor, Buyer shall be entitled to transfer special servicing with respect to all Purchased Assets to an entity satisfactory to Buyer, to the extent Seller controls or is entitled to control the selection of the special servicer.

(f) Seller shall promptly (and in any event not later than two (2) Business Days following receipt) deliver to Buyer (i) any notice of the occurrence of an event of default under or report received by Seller pursuant to the Purchased Asset Documents; (ii) any notice of transfer of servicing under the Purchased Asset Documents and (iii) any other information with respect to the Purchased Assets that may be requested by Buyer from time to time and within Seller’s possession or control or are reasonably obtainable by Seller with the exercise of commercially reasonable efforts.

(g) Seller will permit Buyer, its Affiliates or its designated representative, upon reasonable prior written notice from Buyer, at Buyer’s sole cost and expense, to inspect Seller’s records with respect to the Purchased Items and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency (if an Event of Default does not exist, not to exceed twice every calendar year), and to make copies of extracts of any and all thereof, subject to the terms of any confidentiality agreement between Buyer and Seller, which, if there is none existing at the time, shall be executed in a commercially customary form prior to any such inspection. Buyer shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of Seller’s business.

(h) If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to Buyer (or the Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Buyer, if required, together with all related necessary transfer documents, to be held by Buyer hereunder as additional collateral security for the Transactions. If any sums of money or property are paid or distributed in respect of the Purchased Assets and received by Seller, Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of Seller, as additional collateral security for the Transactions.

(i) At any time from time to time upon the reasonable request of Buyer, at the sole expense of Seller, Seller shall (i) promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may request for the purposes of obtaining or preserving the full benefits of this Agreement including the perfected, first priority security interest required hereunder, (ii) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of such Seller (whether or not existing as of the Closing Date, any Purchase Date or in the future) and (iii) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may request). If any amount payable under or in connection with any of the Purchased Items shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be immediately delivered to Buyer, duly endorsed in a manner satisfactory to Buyer, to be itself held as a Purchased Item pursuant to this Agreement, and the documents delivered in connection herewith.

(j) Seller shall provide, or to cause to be provided, to Buyer the following financial and reporting information:

(i) Within fifteen (15) calendar days after each month-end, a monthly reporting package substantially in the form of Exhibit III-A attached hereto (the “Monthly Reporting Package”);

(ii) Within forty-five (45) calendar days after the last day of each of the first three fiscal quarters in any fiscal year, a quarterly reporting package substantially in the form of Exhibit III-B attached hereto (the “Quarterly Reporting Package”);

(iii) Within ninety (90) calendar days after the last day of its fiscal year, an annual reporting package substantially in the form of Exhibit III-C attached hereto (the “Annual Reporting Package”); and

(iv) Upon Buyer’s request:

(A) a listing of any changes in Hedging Transactions with Qualified Hedge Counterparties, the names of the Qualified Hedge Counterparties and the material terms of such Hedging Transactions, delivered within ten (10) days after Buyer’s request; and

(B) such other information regarding the financial condition, operations or business of Seller, Guarantor or any Mortgagor in respect of a Purchased Asset as Buyer may reasonably request.

Notwithstanding anything to the contrary in Article 12, if Seller fails to deliver the complete Monthly Reporting Package described in clause (j)(i) above as a result of the failure of the related borrower to deliver any information for the related time period as required by the underlying loan documents, then Seller shall immediately repurchase the related Purchased Asset at the Repurchase Price; provided, however, that Seller shall have a period of ten (10) calendar days from the date of delivery of the incomplete Monthly Reporting Package to provide any missing information.

(k) Seller shall make a representative available to Buyer every month for attendance at a telephone conference, the date of which to be mutually agreed upon by Buyer and Seller, regarding the status of each Purchased Asset, Seller’s compliance with the requirements of Articles 10 and 11, and any other matters relating to the Transaction Documents or Transactions that Buyer wishes to discuss with Seller.

(l) Seller shall and shall cause Guarantor to at all times (i) continue to engage in business of the same general type as now conducted by it or otherwise as approved by Buyer prior to the date hereof, (ii) comply with all material contractual obligations, (iii) comply in all material respects with all Requirements of Law, laws, ordinances, rules, regulations and orders (including, without limitation, environmental laws) of any Governmental Authority or any other federal, state, municipal or other public authority having jurisdiction over Seller and Guarantor or any of its assets and (iv) do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by Seller and of Seller’s status as a “qualified transferee” (however denominated) under all documents that govern the Purchased Assets).

(m) Seller shall and shall cause Guarantor to at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(n) Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under this Agreement, the Fee Letter and the other Transaction Documents. Seller will continue to be a U.S. Person that is a partnership for U.S. federal income tax purposes, or a disregarded entity of a U.S. Person for U.S. federal income tax purposes. Seller shall pay and discharge all Taxes on its assets and on the Purchased Items that, in each case, in any manner would create any Lien upon the Purchased Items, except for Liens created pursuant to the Transaction Documents and other than any Liens with respect to Taxes, such taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or Taxes that are not yet due and payable.

(o) Seller shall advise Buyer in writing of the opening of any new chief executive office or the closing of any such office of Seller, Parent or Guarantor and of any change in Seller’s, Parent’s or Guarantor’s name or jurisdiction of organization not less than thirty (30) days prior to taking any such action. Seller shall not (A) change its organizational number, tax identification number, fiscal year, method of accounting, identity, structure or jurisdiction of organization (or have more than one such jurisdiction), move the location of its principal place of business and chief executive office (as defined in the UCC) from its location as of the Purchase Date or the places where the books and records pertaining to the Purchased Assets are held not less than fifteen (15) Business Days prior to taking any such action, or (B) move, or consent to Custodian moving, the Purchased Asset Documents from the location thereof on the applicable Purchase Date for the related Purchased Asset, unless in each case Seller has given at least ten (10) days’ prior notice to Buyer and has taken all actions required under the UCC to continue the first priority perfected security interest of Buyer in the Purchased Assets.

(p) Seller will maintain records with respect to the Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Purchased Items were held by Seller for its own account and will furnish Buyer, upon reasonable request by Buyer or its designated representative, with reasonable information obtainable by Seller with respect to the Purchased Items and the conduct and operation of its business.

(q) Seller shall provide Buyer and its Affiliates with reasonable access to any such additional reports as Buyer may reasonably request. Upon reasonable notice (unless a Default or an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, Seller shall allow Buyer to (i) review any operating statements, occupancy status and other property level information with respect to the underlying real estate directly or indirectly securing or supporting the Purchased Assets that either is in Seller’s possession or is available to Seller, (ii) examine, copy (at Buyer’s expense) and make extracts from its books and records, to inspect any of its properties, and (iii) discuss Seller’s business and affairs with its officers.

(r) Seller shall enter into Hedging Transactions with respect to each of the Hedge-Required Assets to the extent necessary to hedge interest rate risk associated with the Purchase Price on such Hedge-Required Assets, in a manner reasonably acceptable to Buyer. Seller shall take such actions as Buyer reasonably deems necessary to perfect the security interest granted in each Hedging Transaction, and shall assign to Buyer, which assignment shall be consented to in writing by each Affiliated Hedge Counterparty or Qualified Hedge Counterparty, all of Seller’s rights (but none of the obligations) in, to and under each Hedging Transaction. The documents relating to each Hedging Transaction shall contain provisions reasonably acceptable to Buyer for additional credit support in the event the rating of any Rating Agency assigned to the Qualified Hedge Counterparty (other than an Affiliated Hedge Counterparty) is downgraded or withdrawn, in which event Seller shall ensure that such additional credit support is provided or promptly, subject to the approval of Buyer, enter into new Hedging Transactions with respect to the related Purchased Assets with a replacement Qualified Hedge Counterparty.

(s) Seller shall take all such steps as Buyer deems necessary to perfect the security interest granted pursuant to Article 6 in the Hedging Transactions, shall take such action as shall be necessary or advisable to preserve and protect Seller’s interest under all such Hedging Transactions (including, without limitation, requiring the posting of any required additional collateral thereunder), and hereby authorizes Buyer to take any such action that Seller fails to take after written demand therefor by Buyer. Seller shall provide the Custodian with copies of all documentation relating to Hedging Transactions with Qualified Hedge Counterparties promptly after entering into same. All Hedging Transactions, if any, entered into by Seller with Buyer or any of its Affiliates in respect of any Purchased Asset shall be terminated contemporaneously with the repurchase of such Purchased Asset on the Repurchase Date therefor.

(t) Seller shall not cause or permit any Change of Control without the prior written consent of Buyer in its sole and absolute discretion.

(u) Seller shall cause each servicer of a Purchased Asset to provide to Buyer and to the Custodian via electronic transmission, promptly upon request by Buyer a Servicing Tape for the month (or any portion thereof) prior to the date of Buyer’s request; provided that, to the extent any servicer does not provide any such Servicing Tape, Seller shall prepare and provide to Buyer and the Custodian via electronic transmission a remittance report containing the servicing information that would otherwise be set forth in the Servicing Tape; provided, further, that regardless of whether Seller at any time delivers any such remittance report, Seller shall at all times use commercially reasonable efforts to cause each servicer to provide each Servicing Tape in accordance with this Article 11(u).

(v) Seller’s organizational documents shall at all times include the following provisions: (a) at all times there shall be, and Seller shall cause there to be, at least one (1) Independent Director; (b) Seller shall not, without the unanimous written consent of its board of directors including the Independent Director, take any Material Action or any action that might cause such entity to become insolvent; (c) no Independent Director may be removed or replaced without Cause and unless Seller provides Buyer with not less than five (5) Business Days’ prior written notice of (i) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (ii) the identity of the proposed replacement Independent

Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director; and provided further, that any removal or replacement shall not be effective until the replacement Independent Director has accepted his or her appointment; (d) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Bankruptcy Code and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of Seller, including its creditors in acting or otherwise voting with respect to a Material Action; (e) except for duties to Seller as set forth in clause (d) above (including duties to its equity owners and its creditors solely to the extent of their respective economic interests in Seller but excluding (i) all other interests of the equity owners, (ii) the interests of other Affiliates of Seller, and (iii) the interests of any group of Affiliates of which Seller is a part) and applicable law, the Independent Director shall not have any fiduciary duties to any Person other than those pursuant to applicable law; and (f) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Bankruptcy Code, an Independent Director shall not be liable to Seller or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct. “Cause” means, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s duties as set forth in Seller’s organizational documents, (ii) that such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) that such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) that such Independent Director no longer meets the definition of Independent Director.

(w) Seller has not and will not, except in connection with the obligations contemplated under the Transaction Documents:

(i) engage in any business or activity other than the entering into and performing its obligations under the Transaction Documents, and activities incidental thereto;

(ii) acquire or own any assets other than (A) the Purchased Assets, (B) such incidental personal property related thereto, and (C) any assets intended to be sold to Buyer pursuant to a Transaction hereunder whether or not a Transaction is consummated therefor;

(iii) merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv) (A) fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable laws of the jurisdiction of its organization or formation, or (B) amend, modify, terminate or fail to comply with the provisions of its organizational documents, in each case without the prior written consent of Buyer;

(v) own any subsidiary, or make any investment in, any Person;

(vi) commingle its assets with the assets of any other Person, or permit any Affiliate or constituent party independent access to its bank accounts;

(vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the debt incurred pursuant to this Agreement and the other Transaction Documents and unsecured trade debt in an unpaid amount less than $100,000;

(viii) fail to maintain its records and books of account (in which complete entries will be made in accordance with GAAP consistently applied), bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that Seller’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separate identity of Seller from such Affiliate and that Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person, and (B) Seller’s assets, liabilities and net worth shall also be listed on Seller’s own separate balance sheet;

(ix) except for capital contributions or capital distributions permitted under the terms and conditions of Seller’s organizational documents and properly reflected on its books and records, enter into any transaction, contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Seller, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi) assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets to secure the obligations of any other Person or hold out its credit or assets as being available to satisfy the obligations of any other Person or enter into any transaction with an Affiliate of Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction;

(xii) except in connection with the acquisition or origination of any assets intended to be sold to Buyer pursuant to a Transaction hereunder whether or not a Transaction is consummated therefor, make any loans or advances to any Person, or own any stock or securities of, any Person;

(xiii) fail to (A) file its own tax returns separate from those of any other Person, except to the extent Seller is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable Requirements of Law, and (B) pay any taxes required to be paid under applicable Requirements of Law; provided, however, that Seller shall not have any obligation to reimburse its equityholders or their Affiliates for any taxes that such equityholders or their Affiliates may incur as a result of any profits or losses of Seller;

(xiv) fail to (A) hold itself out to the public as a legal entity separate and distinct from any other Person, (B) conduct its business solely in its own name or (C) correct any misunderstanding regarding its separate identity;

(xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided that the foregoing shall not require any member, partner or shareholder of Seller to make any additional capital contributions to Seller;

(xvi) if it is a partnership or limited liability company, without the unanimous written consent of all of its partners or members, as applicable, and the written consent of one hundred percent (100%) of all directors or managers of Seller, including, without limitation, the Independent Director, take any Material Action or any action that could reasonably be expected to cause such entity to become insolvent;

(xvii) fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and to use separate stationery, invoices and checks bearing its own name;

(xviii) fail to remain solvent or pay its own liabilities only from its own funds; provided that the foregoing shall not require any member, partner or shareholder of Seller to make any additional capital contributions to Seller;

(xix) acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable;

(xx) have any employees;

(xxi) fail to maintain and use separate stationery, invoices and checks bearing its own name;

(xxii) have any of its obligations guaranteed by an Affiliate except for the Guarantee Agreement;

(xxiii) identify itself as a department or division of any other Person;

(xxiv) acquire obligations or securities of its members or any Affiliates; or

(xxv) except in connection with the acquisition or origination of any assets intended to be sold to Buyer pursuant to a Transaction hereunder whether or not a Transaction is consummated therefor, buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities).

(x) With respect to each Eligible Asset to be purchased hereunder, Seller shall notify Buyer in writing of the creation of any right or interest in such Eligible Asset or related Underlying Mortgaged Property that is senior to or pari passu with the rights and interests that are to be transferred to Buyer under this Agreement and the other Transaction Documents, and whether any such interest will be held or obtained by Seller or an Affiliate of Seller.

(y) Seller shall obtain estoppels and agreements reasonably acceptable to Buyer for each Purchased Asset that is subject to a ground lease.

(z) Seller shall be solely responsible for the fees and expenses of the Custodian, Depository and each servicer (including, without limitation, the Primary Servicer and the Interim Servicer) of any or all of the Purchased Assets.

(aa) Seller shall notify Buyer in writing of any event or occurrence that could be reasonably determined to cause Guarantor to breach any of the covenants contained in paragraph 9 of the Guarantee Agreement.

(bb) With respect to each Purchased Asset, Seller shall take all action necessary or required by the Transaction Documents, Purchased Asset Documents and any applicable Requirement of Law, or requested by Buyer, to perfect, protect and more fully evidence the security interest granted in the related Purchase Agreement and Buyer’s ownership of and first priority perfected security interest in such Purchased Asset and related Purchased Asset Documents, including executing or causing to be executed (a) such other instruments or notices as may be necessary or appropriate and filing and maintaining effective UCC financing statements, continuation statements and assignments and amendments thereto, and (b) all documents necessary to both collaterally and absolutely and unconditionally (subject to Seller’s rights under this Agreement) assign all rights (but none of the obligations) of Seller under the related Purchase Agreement, in each case as additional collateral security for the payment and performance of each of the Repurchase Obligations. Seller shall not assign, sell, transfer, pledge, hypothecate, grant, create, incur, assume or suffer or permit to exist any security interest in or Lien on any Purchased Asset to or in favor of any Person other than Buyer. Notwithstanding the foregoing, if Seller grants a Lien on any Purchased Asset in violation hereof or any other Transaction Document, Seller shall be deemed to have simultaneously granted an equal and ratable Lien on such Purchased Asset in favor of Buyer to the extent such Lien has not already been granted to Buyer; provided, that such equal and ratable Lien shall not cure any resulting Event of Default. Seller shall not materially amend, modify, waive or terminate any provision of any Purchase Agreement or Servicing Agreement. Seller shall mark its computer records and tapes to evidence the interests granted to Buyer hereunder. Seller shall not take any action to cause any Purchased Asset that is not evidenced by an instrument or chattel paper (as defined in the UCC) to be so evidenced. If a Purchased Asset becomes evidenced by an instrument or chattel paper, the same shall be promptly delivered to Custodian on behalf of Buyer, together with endorsements required by Buyer.

(cc) Following the occurrence of an Event of Default, or at any time that a Mortgagor is not required to remit Income to a lockbox account established under a Servicing Agreement with a Primary Servicer that has signed a Servicer Notice, Seller shall, pursuant to Re-direction Letters delivered by Seller or by Custodian on behalf of Seller and Buyer, cause the Mortgagors under the Purchased Assets and all other applicable Persons to, deposit all Income in respect of the Purchased Assets into the Depository Account on the day the related payments are due. Seller (a) shall, and shall cause Primary Servicer and Interim Servicer to, comply with and enforce each Re-direction Letter, (b) shall not amend, modify, waive, terminate or revoke any Re-direction Letter without Buyer’s consent, and (c) shall take all reasonable steps to enforce each Re-direction Letter. In connection with each principal payment or prepayment under a Purchased Asset, Seller shall provide or cause to be provided to Buyer sufficient detail to enable Buyer to identify the Purchased Asset to which such payment applies. If Seller receives any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Purchased Assets, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and immediately deliver the same to Buyer or its designee in the exact form received, together with duly executed instruments of transfer, stock powers or assignment in blank and such other documentation as Buyer shall reasonably request.

(dd) Seller shall promptly notify Buyer of the occurrence of any of the following of which Seller has Knowledge, together with a certificate of a Responsible Officer of Seller setting forth details of such occurrence and any action Seller has taken or proposes to take with respect thereto:

(i) a breach of any representation contained herein;

(ii) any of the following: (A) with respect to any Purchased Asset or related Underlying Mortgaged Property, any material loss or damage, material licensing or permit issues, violation of any Requirement of Law, violation of any Environmental Law or any other actual or expected event or change in circumstances that could reasonably be expected to result in a default or material decline in value or cash flow of any Underlying Mortgaged Property, and (B) with respect to Seller, a violation of any Requirement of Law or other event or circumstance that could reasonably be expected to have a Material Adverse Effect;

(iii) the existence of any Default, Event of Default or material default under or related to a Purchased Asset;

(iv) the resignation or termination of any servicer under any Servicing Agreement with respect to any Purchased Asset; and

(v) the commencement of, settlement of or material judgment in any litigation, action, suit, arbitration, investigation or other legal or arbitration proceedings before any Governmental Authority that (i) affects Seller, Guarantor or Manager, a Purchased Asset or an Underlying Mortgaged Property, (ii) questions or challenges the validity or enforceability of any Transaction, Purchased Asset or Purchased Asset Document, or (iii) individually or in the aggregate, could reasonably be likely to have a Material Adverse Effect.

(ee) If the aggregate outstanding Purchase Price of all Purchased Assets as of any date of determination exceeds the Maximum Facility Amount, Seller shall, within five (5) Business Days of receiving notice from Buyer thereof, pay to Buyer an amount necessary to reduce such aggregate outstanding Purchase Price to an amount equal to or less than the Maximum Facility Amount unless otherwise agreed between Buyer and Seller in writing.

(ff) With respect to each Participation Interest or Mezzanine Loan for which the related Underlying Mortgage Loan is not primarily serviced by Interim Servicer or Primary Servicer pursuant to the Interim Servicing Agreement or a Primary Servicing Agreement that has been approved by Buyer: (a) the related Underlying Mortgage Loan shall at all times be serviced pursuant to a servicing agreement in form and substance acceptable to Buyer, and (b) the servicer thereunder shall have signed and delivered a Servicer Notice in form and substance acceptable to Buyer. If any such servicing agreement with respect to any Underlying Mortgage Loan is terminated, then Seller shall, prior to or simultaneously with such termination, cause a new servicer acceptable to Buyer in its sole discretion to be approved and a new servicing agreement to be entered into with respect to such Underlying Mortgage Loan in form and substance acceptable to Buyer in its sole discretion.

(gg) Seller shall, in accordance with any reasonable request made by Buyer, promptly provide to Buyer a written index of the entire contents of any CD Servicing File previously delivered by Seller to Buyer.

(hh) Seller shall, within five (5) Business Days following the Closing Date, deliver fully-executed Servicer Notices in form and substance acceptable to Buyer in its sole discretion with respect to the Purchased Assets described in the related Confirmations as Queens Plaza South and Standford Court Hotel. If such a Servicer Notice is not executed and delivered by the fifth (5th) Business Day following the Closing Date, Seller shall repurchase by October 1, 2015, such Purchased Assets from Buyer for the Repurchase Prices therefor.

ARTICLE 12.

EVENTS OF DEFAULT; REMEDIES

(a) Each of the following events shall constitute an “Event of Default” under this Agreement:

(i) Seller or Guarantor shall fail to repurchase (A) Purchased Assets (including, if applicable, any Additional Advances and/or Future Funding Amounts related to Future Funding Transactions) upon the applicable Repurchase Date or (B) a Purchased Asset that is no longer an Eligible Asset in accordance with Article 12(c);

(ii) Buyer shall fail to receive on any Remittance Date the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Seller to Buyer) (including, without limitation, in the event the Income paid or distributed on or in respect of the Purchased Assets is insufficient to make such payment and Seller does not make such payment or cause such payment to be made); provided, however, if such failure is caused solely by a failure of the Depository to remit funds to Buyer, then one (1) time per calendar year, Seller shall be granted a grace period of three (3) Business Days to cure such missed payment;

(iii) Seller or Guarantor shall fail to cure any Margin Deficit, to the extent such Margin Deficit exceeds the Minimum Transfer Amount, in accordance with Article 4 of this Agreement;

(iv) Seller or Guarantor shall fail to make any payment not otherwise addressed under this Article 12(a) owing to Buyer that has become due, whether by acceleration or otherwise under the terms of this Agreement or the terms of the Pledge and Security Agreement, or the Guarantee Agreement or any other Transaction Document, which failure is not remedied within five (5) Business Days of Seller’s receipt of notice thereof;

(v) Seller shall default in the observance or performance of its obligation in Article 7(e) hereof or any agreement contained in Article 10 of this Agreement and, such default shall not be cured within the earlier of five (5) Business Days following (A) notice by Buyer to Seller thereof or (B) Knowledge on the part of Seller of such breach or failure to perform;

(vi) an Act of Insolvency occurs with respect to Seller, Parent or Guarantor;

(vii) a Change of Control occurs;

(viii) A Responsible Officer of Seller shall admit, in writing (other than in a privileged communication), its inability to, or its intention not to, perform any of its obligations hereunder;

(ix) the Custodial Agreement, the Depository Agreement, the Pledge and Security Agreement, the Guarantee Agreement, the Fee Letter, any Re-direction Letter, any Servicer Notice or any other Transaction Document or a replacement therefor acceptable to Buyer shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by Seller;

(x) Seller or Guarantor shall be in default under (i) any Indebtedness of Seller or Guarantor, as applicable, which default (1) involves the failure to pay a matured obligation in excess of $250,000, with respect to Seller or $10,000,000, with respect to Guarantor or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, if the aggregate amount of the Indebtedness in respect of which such default or defaults shall have occurred is at least $250,000, with respect to Seller or $10,000,000, with respect to Guarantor; or (ii) any other material contract to which Seller or Guarantor is a party which default (1) involves the failure to pay a matured obligation in excess of $250,000, with respect to Seller or $10,000,000, with respect to Guarantor or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract if the aggregate amount of such obligations is $250,000, with respect to Seller or $10,000,000, with respect to Guarantor;

(xi) Seller or Guarantor or any of their present or future Affiliates (other than portfolio companies owned by a fund that is an Affiliate of Seller or Guarantor) shall be in default under any Indebtedness of Seller or Guarantor or any of their present or future

Affiliates (other than portfolio companies owned by a fund that is an Affiliate of Seller or Guarantor), as applicable, to Buyer or any of its present or future Affiliates, which default (A) involves the failure to pay a matured obligation, or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness;

(xii) (A) Seller or an ERISA Affiliate shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code), (B) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the Pension Benefit Guaranty Corporation or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (C) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA) for which notice has not been waived shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event (as so defined) or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, (E) Seller or any ERISA Affiliate shall incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan; and in each case in clauses (A) through (E) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(xiii) either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim of any of the Purchased Assets, and such condition is not cured by Seller within three (3) Business Days after notice thereof from Buyer to Seller, or (B) if a Transaction is recharacterized as a secured financing, and the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Buyer in any of the Purchased Assets and such condition is not cured by Seller within three (3) Business Days after notice thereof from Buyer to Seller;

(xiv) [intentionally omitted];

(xv) any governmental, regulatory, or self-regulatory authority shall have taken any action to materially remove, limit, restrict, suspend or terminate the material rights, privileges, or operations of Seller, which suspension has a Material Adverse Effect in the determination of Buyer;;

(xvi) [intentionally omitted];

(xvii) any representation (other than the representations and warranties of Seller set forth in Exhibit VI and Article 9(b)(x)(D)) made by Seller to Buyer shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated and such breach is not remedied within the earlier of five (5) Business Days after (A) delivery of notice thereof to Seller by Buyer, or (B) Knowledge on the part of Seller of such breach;

(xviii) a final non-appealable judgment by any competent court in the United States of America for the payment of money (a) rendered against Seller in an amount greater than $250,000 or (b) rendered against Guarantor in an amount greater than $10,000,000, and remained undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Buyer;

(xix) if Seller shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement, other than as specifically otherwise referred to in this Article 12(a), and such breach or failure to perform is not remedied within the earlier of ten (10) Business Days after (A) delivery of notice thereof to Seller by Buyer, or (B) Knowledge on the part of Seller of such breach or failure to perform;

(xx) the Guarantee Agreement or a replacement therefor acceptable to Buyer shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by Guarantor or Seller;

(xxi) the breach, subject to applicable grace and cure periods, by Guarantor of any material term or condition set forth in the Guarantee Agreement or of any representation, warranty, certification or covenant made or deemed made in the Guarantee Agreement by Guarantor or if any certificate furnished by Guarantor to Buyer pursuant to the provisions hereof or thereof or any information with respect to the Purchased Assets furnished in writing on behalf of Guarantor shall prove to have been false or misleading in any respect as of the time made or furnished;

(xxii) the breach by Interim Servicer of any term or condition set forth in the Interim Servicing Agreement beyond any applicable grace and/or cure periods; provided that such breach may be cured by obtaining a replacement Interim Servicer satisfactory to Buyer in its sole discretion;

(xxiii) notwithstanding any other provision of this Article 12(a), if Seller engages in any conduct or action where Buyer’s prior consent is required by any Transaction Document and Seller fails to obtain such consent;

(xxiv) Seller, Parent or Guarantor is required to register as an “investment company” (as defined in the Investment Company Act) or the arrangements contemplated by the Transaction Documents shall require registration of Seller or Guarantor as an “investment company”;

(xxv) a breach of any of the covenants set forth in Article 10(l) or Article 10(m);

(xxvi) Seller or any servicer fails to deposit all Income and other amounts as required by the provisions of this Agreement when due, or any event of default has occurred under any Servicing Agreement, unless (x) such failure is cured by Seller or such servicer within two (2) Business Days following such failure, and (y) in the case of a failure of any servicer to deposit all Income and other amounts as required by the provisions of this Agreement when due or any event of default occurring under any servicing agreement, Seller has replaced such servicer with a replacement servicer satisfactory to Buyer in its sole discretion within thirty (30) days following the occurrence of any such event;

(xxvii) Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of Guarantor as a “going concern” or a reference of similar import, in each case, as it relates to Guarantor’s liquidity, other than a qualification or limitation expressly related to Buyer’s rights in the Purchased Assets;

(xxviii) any failure of the covenants set forth in the proviso to Article 3(a)(iii) and the parenthetical to Article 3(a)(x); and

(xxix) any failure of Seller to comply with its repurchase obligations, if applicable, pursuant to Article 11(hh).

(b) After the occurrence and during the continuance of an Event of Default, Seller hereby appoints Buyer as attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. If an Event of Default shall occur and be continuing with respect to Seller, the following rights and remedies shall be available to Buyer:

(i) At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller or Guarantor), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii) If Buyer exercises or is deemed to have exercised the option referred to in Article 12(b)(i) of this Agreement:

(A) Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date; and

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Depository or Seller from time to time pursuant to Article 5 of this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 12(b)(iii) of this Agreement); and

(C) the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets.

(iii) If an Event of Default has occurred and is continuing with respect to Seller, Buyer may (A) immediately sell on a servicing released basis, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may deem satisfactory any or all of the Purchased Assets, and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of such Purchased Assets against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Assets effected pursuant to this Article 12(b)(iii) shall be applied, (v) first, to the costs and expenses incurred by Buyer in connection with Seller’s default; (w) second, to actual, out-of-pocket damages incurred by Buyer in connection with Seller’s default (including, but not limited to, costs of cover and/or Hedging Transactions, if any), (x) third, to the Repurchase Price; (y) fourth, to any Breakage Costs; and (z) fifth, to return any excess to Seller.

(iv) The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v) Seller shall be liable to Buyer and its Affiliates and shall indemnify Buyer and its Affiliates for (A) the amount (including in connection with the enforcement of this Agreement) of all losses, costs and expenses, including reasonable legal fees and expenses of outside counsel, actually incurred by Buyer in connection with or as a consequence of an Event of Default with respect to Seller and (B) all costs incurred by Buyer in connection with the termination of Hedging Transactions in the event that Seller, from and after an Event of Default, takes any action to impede or otherwise affect Buyer’s remedies under this Agreement.

(vi) Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer under this Agreement, without prejudice to Buyer’s right to recover any deficiency.

(vii) Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default with respect to Seller and at any time during the continuance thereof subject to any notice, grace and cure periods set forth in this Agreement. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.

(viii) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(c) If at any time Buyer determines that any Purchased Asset is not an Eligible Asset, the related Transaction shall terminate and Seller shall repurchase such Purchased Asset no later than five (5) Business Days (and in any case prior to last day of the applicable calendar quarter) after receiving notice or Seller becoming otherwise aware that such Purchased Asset is not an Eligible Asset. Upon such repurchase of the affected Purchased Asset, Seller shall pay the applicable Repurchase Price for such Purchased Asset to Buyer by depositing such amount in immediately available funds at the direction of Buyer.

ARTICLE 13.

SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction (including any related Additional Advance or Future Funding Transaction) hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 14.

RECORDING OF COMMUNICATIONS

EACH OF BUYER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. EACH OF BUYER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

ARTICLE 15.

NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth above, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Article 15 or (e) by electronic mail solely with respect to communications under this Agreement related to deliveries in connection with Asset Due Diligence, requests for Transactions (including Additional Advances or Future Funding Transactions), the delivery of Confirmations, and notices of Early Repurchases (but excluding (x) any request for Buyer’s consent with respect to the modification of a Purchased Asset and (y) any delivery of any financial statements or other financial reporting). A notice shall be deemed to have been given: (v) in the case of hand delivery, at the time of delivery, (w) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (x) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, (y) in the case of telecopier, upon receipt of answerback confirmation; provided that such telecopied notice was also delivered as required in this Article 15, or (z) in the case of electronic mail, upon transmission; provided that, in the case of this clause (z), such notice shall not be deemed given if the sender of the same receives a reply indicating that the related message was not delivered to a recipient required as a notice party under Annex I hereto (or such other address and person as shall be designated from time to time by any party hereto). A party receiving a notice that does not comply with the technical requirements for notice under this Article 15 may elect to waive any deficiencies and treat the notice as having been properly given.

ARTICLE 16.

ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 17.

NON-ASSIGNABILITY

(a) Subject to Article 17(b) below, Seller may not assign any of its rights or obligations under this Agreement without the prior written consent of Buyer (not to be unreasonably withheld or delayed) and any attempt by Seller to assign any of its rights or obligations under this Agreement without the prior written consent of Buyer shall be null and void. Buyer may (i) without consent of Seller, sell participating interests in any Transaction, its interest in the Purchased Assets, or any other interest of Buyer under this Agreement to one or more banks, financial institutions or other entities (“Participants”) participating interests in any Transaction, its interest in the Purchased Assets, or any other interest of Buyer under this Agreement or (ii) at any time and from time to time, assign to any Person (an “Assignee” and together with Participants, each a “Transferee” and collectively, the “Transferees”) all or any part of its rights its interest in the Purchased Assets, or any other interest of Buyer under this Agreement; provided, however, that (1) Buyer shall provide Seller a notice of any assignment to any Assignee (other than governmental agencies) which (A) is a transfer of the entire remaining interest of Buyer (identified as of the date of this Agreement without reference to its successors or assigns (the “Initial Buyer”)) or (B) constitutes a transfer of the Initial Buyer’s control and authority over its material rights under this Agreement (including the unilateral ability to determine the Market Value of Purchased Assets). Seller agrees to, and to cause Guarantor to, reasonably cooperate with Buyer in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement in order to give effect to such assignment, transfer or sale, which shall be, so long as no Default or Event of Default has occurred or is continuing, at Buyer’s sole expense. Seller agrees that each Participant shall be entitled to their pro rata benefits of Article 3(j), Article 3(k), and Articles 3(p) through (u) (subject to the requirements and limitations therein, including the requirements under Article 3(t) (it being understood that the documentation required under Article 3(t) shall be delivered to the participating Buyer)) to the same extent as if it were an Assignee and had acquired its interest by assignment pursuant to this Article 17(a); provided that such Participant (A) agrees to be subject to the provisions of Article 3(w) as if it were an Assignee under this Article 17(a), and (B) shall not be entitled to receive any greater payment under Article 3(k), Article 3(p), or Article 3(s), with respect to any participation, than its participating Buyer, as applicable, would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, in any case which occurs after the Participant acquired the applicable participation. Each Buyer that sells a participation agrees, at Seller’s request and expense, to use reasonable efforts to cooperate with Seller to effectuate the provisions of Article 3(w) with respect to the applicable Participant.

(b) Title to all Purchased Assets and Purchased Items shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Assets subject to Seller’s rights as expressly set forth under this Agreement. Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets and Purchased Items or otherwise selling, pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Assets and Purchased Items, all on terms that Buyer may determine in its sole discretion; provided, however, that Buyer shall transfer the Purchased Assets to Seller on the applicable Repurchase Date free and clear of any pledge, lien, security interest, encumbrance, charge or other adverse claim on any of the Purchased Assets. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Assets or Purchased Items transferred to Buyer by Seller.

(c) Buyer, acting for this purpose as an agent of Seller, shall maintain at one of its offices a register for the recordation of the names and addresses of Buyer, and the percentage of the rights and obligations under this Agreement owing to, Buyer and each Transferee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Seller, Buyer, and each Transferee shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer or Transferee, as applicable, hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Seller at any reasonable time and from time to time upon reasonable prior notice; provided that Buyer shall have no obligation to disclose all or any portion of the Register regarding Participants (including the identity of any Participant or any information relating to a Participant’s beneficial interest in this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such beneficial interest in this Agreement or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Register shall be conclusive absent manifest error, and Buyer shall treat each Person whose name is recorded in the Register as the owner of its respective interest for all purposes of this Agreement notwithstanding any notice to the contrary. No sale, assignment, transfer or participation pursuant to this Article 17 shall be effective until reflected in the Register.

ARTICLE 18.

GOVERNING LAW

THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

ARTICLE 19.

NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation of any of the foregoing, the failure to give a notice pursuant to Articles 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

ARTICLE 20.

USE OF EMPLOYEE PLAN ASSETS

(a) If assets of an employee benefit plan subject to any provision of ERISA are intended to be used directly by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b) Subject to the last sentence of subparagraph (a) of this Article 20, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c) By entering into a Transaction or a related Additional Advance or Future Funding Transaction pursuant to this Article 20, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition that Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is Seller in any outstanding Transaction involving a Plan Party.

ARTICLE 21.

INTENT

(a) The parties intend and recognize that each Transaction (including any Additional Advance or Future Funding Transaction) is a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code (except insofar as the type of Assets subject to such Transaction, Additional Advance and/or Future Funding Transaction or the term of such Transaction, Additional Advance and/or Future Funding Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction, Additional Advance and/or Future Funding Transaction would render such definition inapplicable). The parties intend (a) for each Transaction (including any Additional Advance or Future Funding Transaction) to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the

Bankruptcy Code with respect to a “repurchase agreement” as defined in Section 101(47) of the Bankruptcy Code and a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and that payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Section 741 of the Bankruptcy Code, (b) for the grant of a security interest set forth in Article 6 to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code and a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code, and (c) that each party (for so long as each is either a “financial institution,” “financial participant,” “repo participant,” “master netting participant” or other entity listed in Section 546, 555, 559, 561, 362(b)(6) or 362(b)(7) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement” and a “securities contract,” and a “master netting agreement,” including (x) the rights, set forth in Article 12 and in Section 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Assets and terminate this Agreement, and (y) the right to offset or net out as set forth in Article 12 and in Sections 362(b)(6), 362 (b)(7), 362(b)(27), 362(o) and 546 of the Bankruptcy Code.

(b) It is understood that either party’s right to accelerate or terminate this Agreement or to liquidate Assets delivered to it in connection with the Transactions, Additional Advances and/or Future Funding Transactions hereunder or to exercise any other remedies pursuant to Article 12 hereof is a contractual right to accelerate, terminate or liquidate this Agreement or the Transactions (including any related Additional Advances and/or Future Funding Transactions) as described in Sections 555 and 559 of the Bankruptcy Code. It is further understood and agreed that either party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or the Transactions, Additional Advances and Future Funding Transactions hereunder is a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement as described in Section 561 of the Bankruptcy Code.

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction, Additional Advance and Future Funding Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) Each party hereto hereby further agrees that it shall not challenge the characterization of (i) this Agreement or any Transaction, Additional Advance or Future Funding Transaction as a “repurchase agreement,” “securities contract” and/or “master netting agreement,” or (ii) each party as a “repo participant” within the meaning of the Bankruptcy Code except insofar as the type of Asset subject to the Transactions, Additional Advances and/or Future Funding Transactions or, in the case of a “repurchase agreement,” the term of the Transactions, Additional Advances and/or Future Funding Transactions, would render such definition inapplicable.

(e) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991

(“FDICIA”) and each payment entitlement and payment obligation under any Transaction, Additional Advance and Future Funding Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(f) It is understood that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, and as used in Section 561 of the Bankruptcy Code.

(g) It is the intention of the parties that, for U.S. Federal, state and local income and franchise tax purposes and for accounting purposes, each Transaction, Additional Advance and Future Funding Transaction constitute a financing, and that Seller be (except to the extent that Buyer shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Seller and Buyer shall treat the Transactions, Additional Advances and Future Funding Transactions as described in the preceding sentence (including on any and all filings with any U.S. Federal, state, or local taxing authority and agree not to take any action inconsistent with such treatment).

ARTICLE 22.

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the Exchange Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder;

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and

(d) in the case of Transactions in which one of the parties is an “insured depository institution”, as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

ARTICLE 23.

CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a) Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b) To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c) The parties hereby irrevocably waive, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article 23 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Seller or its property in the courts of other jurisdictions.

(d) EACH OF SELLER AND BUYER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

ARTICLE 24.

NO RELIANCE

Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a) It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b) It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c) It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d) It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation; and

(e) It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

ARTICLE 25.

INDEMNITY

Seller hereby agrees to indemnify Buyer, Buyer’s Affiliates and each of Buyer’s and any such Affiliate’s respective officers, directors, employees and agents (“Indemnified Parties”) from and against any and all actual liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including reasonable attorneys’ fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions hereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that Seller shall not be liable for any such Indemnified Amounts to the extent that such Indemnified Amounts result from the gross negligence, bad faith or willful misconduct of such Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold each Indemnified Party harmless from and indemnify each Indemnified Party against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act; provided that Seller shall not be liable for any such Indemnified Amounts to the extent that such Indemnified Amounts result from the gross negligence, bad faith or willful misconduct of such Indemnified Party. In any suit, proceeding or action brought by any Indemnified Party in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense (including reasonable attorneys’ fees), loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse Buyer as and when billed by Buyer for all Buyer’s reasonable costs and out-of-pocket expenses incurred in connection with Buyer’s due diligence reviews with respect to the Purchased Assets (including, without limitation, those incurred pursuant to Article 26 and Article 3 (including, without limitation, all Pre-Transaction Legal Expenses, even if the underlying prospective Transaction for which they were incurred does not take place for any reason) and the enforcement or the preservation of Buyer’s rights under this Agreement, any Transaction Documents or Transaction contemplated hereby, including without limitation the fees and disbursements of its counsel. Seller hereby acknowledges that the obligations of Seller hereunder are a recourse obligation of Seller. This Article 25 shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs or expenses arising from any non-Tax claims.

ARTICLE 26.

DUE DILIGENCE

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets and any Transaction with respect thereto, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of Seller, Primary Servicer, Interim Servicer, any other servicer or sub-servicer and/or the Custodian. Seller agrees to reimburse Buyer for any and all reasonable out-of-pocket costs and expenses incurred by Buyer with respect to continuing due diligence on the Purchased Assets during the term of this Agreement, which shall be paid by Seller to Buyer within five (5) days after receipt of an invoice therefor. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Asset Files and the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Buyer may underwrite such Purchased Assets itself or engage a third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller. Seller further agrees that Seller shall reimburse Buyer for any and all reasonable attorneys’ fees of outside counsel, and reasonable out-of-pocket costs and expenses incurred by Buyer in connection with continuing due diligence on Eligible Assets and Purchased Assets.

ARTICLE 27.

SERVICING

(a) Each servicer of any Purchased Asset (including, without limitation, the Interim Servicer and the Primary Servicer) shall service the Purchased Assets for the benefit of Buyer and Buyer’s successors and assigns. Seller shall cause each such servicer (including, without limitation, the Interim Servicer and the Primary Servicer) to service the Purchased Assets at Seller’s sole cost and for the benefit of Buyer in accordance with Accepted Servicing Practices; provided that, without prior written consent of Buyer in its sole discretion as required by Article 7(d), no servicer (including, without limitation, the Interim Servicer and the Primary Servicer) of any of the Purchased Assets shall take any action with respect to any Purchased Asset described in Article 7(d) other than pursuant to a Revocable Option, as applicable.

(b) Seller agrees that Buyer is the owner of all Servicing Rights, servicing records, including, but not limited to, any and all servicing agreements and pooling and servicing agreements (including, without limitation, the Primary Servicing Agreement, the Interim Servicing Agreement or any other servicing agreement relating to the servicing of any or all of the Purchased Assets) (collectively, the “Servicing Agreements”), files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”), so long as the Purchased Assets are subject to this Agreement. Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased Assets and all Servicing Rights and Servicing Records to secure the obligation of Seller or its designee to service in conformity with this Article 27 and any other obligation of Seller to Buyer. Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(c) Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its right to the Purchased Assets on a servicing released basis and/or (ii) terminate Primary Servicer, Interim Servicer or any other servicer or sub-servicer of the Purchased Assets (including, without limitation, Seller, in its capacity as servicer of the Purchased Assets), with or without cause, in each case without payment of any termination fee.

(d) Seller shall not employ sub-servicers or any other servicer other than Primary Servicer pursuant to the Primary Servicing Agreement or Interim Servicer pursuant to the Interim Servicing Agreement to service the Purchased Assets without the prior written approval of Buyer, in Buyer’s sole discretion. If the Purchased Assets are serviced by a sub-servicer or any other servicer, Seller shall, irrevocably assign all rights, title and interest (if any) in the servicing agreements in the Purchased Assets to Buyer. Seller shall cause all servicers other than the Interim Servicer (including, without limitation, the Primary Servicer) and sub-servicers engaged by Seller to execute the Servicer Notice with Buyer acknowledging Buyer’s ownership of the Purchased Assets and Servicing Rights and Buyer’s security interest and agreeing that each servicer and/or sub servicer shall immediately transfer all Income and other amounts with respect to the Purchased Assets to Buyer in accordance with the applicable Servicing Agreement and so long as any Purchased Asset is owned by Buyer hereunder, following notice from Buyer to Seller and each such servicer of an Event of Default under this Agreement, each such servicer

(including the Interim Servicer and Primary Servicer) or sub-servicer shall take no action with regard to such Purchased Asset other than as specifically directed by Buyer. Seller shall cause each Servicing Agreement (including the Interim Servicing Agreement) to be consistent with the terms of this Agreement and each servicer (including the Interim Servicer) to comply with such terms.

(e) The payment of servicing fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement.

(f) For the avoidance of doubt, Seller retains no economic rights to the servicing of the Purchased Assets. As such, Seller expressly acknowledges that the Purchased Assets are sold to Buyer on a “servicing released” basis with such servicing retained by Buyer.

(g) Contemporaneously with the execution of this Agreement on the Closing Date, Buyer, Seller and Interim Servicer shall enter into the Interim Servicing Agreement. The Interim Servicing Agreement shall automatically terminate on the (thirtieth) 30th day following its execution and at the end of each thirty (30) day period thereafter, unless, in each case, Buyer shall agree, by prior written notice to the Interim Servicer to be delivered on or before the Remittance Date immediately preceding each such scheduled termination date, to extend the termination date an additional thirty (30) days. Neither Seller nor Interim Servicer may assign its rights or obligations under the Interim Servicing Agreement without the prior written consent of Buyer.

ARTICLE 28.

MISCELLANEOUS

(a) Seller hereby acknowledges and agrees that subject to Article 17 hereof, Buyer may either securitize or participate, syndicate or otherwise sell interests in the Transactions, any Transaction and/or any portion thereof (any such transaction, a “Secondary Market Transaction”). To the extent Buyer desires to implement any Secondary Market Transaction, Seller agrees to reasonably cooperate with Buyer, at Buyer’s sole cost and expense (including, without limitation, Buyer’s attorneys’ fees and costs and Seller’s reasonable attorneys’ fees and costs), to plan, structure, negotiate, implement and execute such Secondary Market Transaction; provided that such Secondary Market Transaction has no material adverse tax consequence on Seller or its direct or indirect owners as a result of causing all or any portion of Seller to be treated as a “taxable mortgage pool” for federal income tax purposes. Seller hereby further acknowledges and agrees that (i) Buyer reserves the right to convert any Transaction or Transactions (or any portion thereof) at any time (including in connection with a Secondary Market Transaction) to components, pari passu financing or subordinate financing, including one or more tranches of preferred equity, subordinate debt, multiple notes, or participation interests, each subordinate to such loan (“Subordinate Financing”, and the senior portion of any such Subordinate Financing, the “Senior Tranche”), and (ii) any such Subordinate Financing shall have individual coupon rates that, when blended with the Senior Tranche in the aggregate, shall equal at all times the Price Differential; provided, that such conversion or Subordinate Financing has no material adverse tax consequence on Seller or its direct or indirect owners as a result of causing all or any portion of Seller to be treated as a “taxable mortgage pool” for federal income tax purposes. Seller acknowledges and agrees that the terms of any such Subordinate

Financing will provide that a default under the Senior Tranche shall be a default under the respective Subordinate Financing. Seller consents to disclosure by Buyer or any of its Affiliates of the Purchased Assets, collateral therefor and Seller’s and its Affiliates’ and/or principals’ operating and financial statements in connection with the servicing of any Purchased Assets and any Secondary Market Transaction.

(b) All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(c) The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(d) The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(e) Without limiting the rights and remedies of Buyer under the Transaction Documents, Seller shall pay Buyer’s reasonable actual out-of-pocket costs and expenses, including reasonable fees and expenses of outside accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder, whether or not such Transaction Document (or amendment thereto) or Transaction is ultimately consummated. Seller agrees to pay Buyer on demand all costs and expenses (including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Assets, or, if an Event of Default has occurred and is continuing, any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Purchased Items and for the custody, care or preservation of the Purchased Items (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Buyer on demand all reasonable costs and expenses (including reasonable expenses for legal services) incurred in connection with the maintenance of the Depository Account and registering the Purchased Items in the name of Buyer or its nominee. All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.

(f) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of such rights, Seller hereby grants to Buyer and its Affiliates a right of offset, to secure repayment of all amounts owing to Buyer or its Affiliates by Seller under the Transaction Documents, upon any and all monies, securities, collateral or other property of Seller and the proceeds therefrom, now or hereafter held or received by Buyer or its Affiliates or any entity under the Control of Buyer or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Buyer, wherever located), for the account of Seller, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of Seller at any time existing. Buyer and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Seller, to offset, appropriate, apply and enforce such right of offset against any and all items hereinabove referred to against any amounts owing to Buyer or its Affiliates by Seller thereof under the Transaction Documents or any other agreement, irrespective of whether Buyer or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. Seller shall be deemed directly indebted to Buyer and its Affiliates in the full amount of all amounts owing to Buyer and its Affiliates by Seller under the Transaction Documents or any other agreement, and Buyer and its Affiliates shall be entitled to exercise the rights of offset provided for above. ANY AND ALL RIGHTS TO REQUIRE BUYER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO BUYER OR ITS AFFILIATES BY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF OFFSET WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER.

(g) All information regarding the terms set forth in any of the Transaction Documents or the Transactions shall be kept confidential and shall not be disclosed by either party hereto to any Person except (a) to the Affiliates of such party or its or their respective directors, officers, employees, agents, advisors, attorneys, accountants and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority, stock exchange, government department or agency, or required by Requirements of Law, (c) to the extent required to be included in the financial statements of either party or an Affiliate thereof, (d) to the extent required to exercise any rights or remedies under the Transaction Documents, Purchased Assets or Underlying Mortgaged Properties, (e) to the extent required to consummate and administer a Transaction, (f) in the event any party is legally compelled to make pursuant to deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process by court order of a court of competent jurisdiction, and (g) to any actual or prospective Participant, Assignee or Qualified Hedge Counterparty that agrees to comply with this Article 28(g); provided, that, except with respect to the disclosures by Buyer under this Article 28(g), no such disclosure made with respect to any Transaction Document shall include a copy of such Transaction Document to the extent that a summary would suffice, but if it is necessary for a copy of any Transaction Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure.

(h) Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(i) This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(j) The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(k) Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(l) Wherever pursuant to this Agreement, Buyer exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Buyer in its sole discretion, Buyer shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Buyer shall be final and conclusive.

(m) Each Affiliated Hedge Counterparty is an intended third party beneficiary of this Agreement and the parties hereto agree that this Agreement shall not be amended or otherwise modified without the written consent of each Affiliated Hedge Counterparty, such consent not to be unreasonably withheld.

(n) This Agreement may not be assigned by Seller without the prior written consent of Buyer.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

BUYER:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association

By:	/s/ Thomas N. Cassino
Name: Thomas N. Cassino
Title: Executive Director

[Signature Page to Master Repurchase Agreement]

SELLER:

TPG RE FINANCE 1, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands

By:	/s/ Clive Bode
Clive Bode
Vice President

[Signature Page to Master Repurchase Agreement]

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties
EXHIBIT I	Form of Confirmation
EXHIBIT II	Authorized Representatives of Seller
EXHIBIT III-A	Monthly Reporting Package
EXHIBIT III-B	Quarterly Reporting Package
EXHIBIT III-C	Annual Reporting Package
EXHIBIT IV	Form of Custodial Delivery Certificate
EXHIBIT V	Form of Power of Attorney
EXHIBIT VI	Representations and Warranties Regarding Individual Purchased Assets
EXHIBIT VII	Asset Information
EXHIBIT VIII	Purchase and Additional Advance Procedures
EXHIBIT IX	Form of Bailee Letter
EXHIBIT X	Form of Margin Deficit Notice
EXHIBIT XI	Form of Tax Compliance Certificates
EXHIBIT XII	UCC Filing Jurisdictions
EXHIBIT XIII	Form of Future Funding Confirmation
EXHIBIT XIV	Form of Servicer Notice
EXHIBIT XV	Form of Release Letter
EXHIBIT XVI	Form of Covenant Compliance Certificate
EXHIBIT XVII	Form of Re-direction Letter
EXHIBIT XVIII	Future Funding Advance Procedures

ANNEX I

NAMES AND ADDRESSES FOR COMMUNICATIONS BETWEEN PARTIES

Buyer:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

383 Madison Avenue

New York, New York 10179

Attention:      Ms. Nancy S. Alto

Telephone:    (212) ###-####

Telecopy:     (917) ###-####

With copies to:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

383 Madison Avenue

New York, New York 10179

Attention:     Thomas Nicholas Cassino

Telephone:   (212) ###-####

Telecopy:     (212) ###-####

and

Cadwalader Wickersham & Taft LLP

227 West Trade Street

Charlotte, North Carolina 28202

Attention:       Stuart N. Goldstein, Esq.

Telephone:     (704) ###-####

Telecopy:       (704) ###-####

Seller:

TPG RE Finance 1, Ltd.

c/o TPG RE Finance Trust Management, L.P.

888 Seventh Avenue, 27th Floor

New York, NY 10106

Attention:     Ian McColough

Telephone:   212-430-4131

Email:           ##########@tpg.com

and:

TPG RE Finance 1, Ltd.

c/o TPG RE Finance Trust Management, L.P.

888 Seventh Avenue, 27th Floor

New York, NY 10106

Attention:     Jason Ruckman

Telephone:     212-430-4125

Email:     ########@tpg.com

with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention:      David C. Djaha

Telephone:    212-###-####

Telecopy:      646-###-####

Email:           ###########@ropesgray.com

EXHIBIT I

CONFIRMATION STATEMENT

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Ladies and Gentlemen:

Seller is pleased to deliver our written CONFIRMATION of our agreement to enter into the Transaction pursuant to which JPMorgan Chase Bank, National Association shall purchase from us the Purchased Assets identified on the attached Schedule 1 pursuant to the Master Repurchase Agreement, dated as of August 20, 2015 (the “Agreement”), between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“Buyer”) and TPG RE FINANCE 1, LTD. (“Seller”) on the following terms. Capitalized terms used herein without definition have the meanings given in the Agreement. Notwithstanding anything to the contrary, all information provided below reflects such information as of the date of this Confirmation.

Purchase Date:	[ ] [ ], 201[ ]
Purchased Assets:	[Name]: As identified on attached Schedule 1
REMIC-Eligible Asset:	[Yes/No]
Aggregate Principal Amount of Purchased Assets:	$[ ]
Additional Advance Capacity:	$[ ]
Limitations/conditions on Additional Advance Capacity:
Repurchase Date:
Repurchase Date Extension Provisions:
Purchase Price:	$[ ]
Market Value[1]:	$[ ]
Change in Purchase Price	$[ ]
Pricing Rate:	one month LIBOR plus %
Advance Rate:
Maximum Advance Rate:
Existing Mezzanine Debt:	[Yes/No]
Total Future Funding Obligations of Seller:	$[ ]
Remaining Future Funding Amount:	$[ ]

[1]	As of the Purchase Date only.

Requested Future Funding Amount:	$[ ]
Governing Agreements:	As identified on attached Schedule 1
Requested Wire Amount:
Requested Fund Date:
Type of Funding:	[Table/Non-table]
Wiring Instructions:
Primary Servicer:

Name and address for communications:	Buyer:	JPMorgan Chase Bank, National Association 383 Madison Avenue New York, New York 10179 Attention: Ms. Nancy S. Alto Telephone: (212) ###-#### Telecopy: (917) ###-####

	With a copy to:	JPMorgan Chase Bank, National Association 383 Madison Avenue New York, New York 10179
Attention: Mr. Thomas Nicholas Cassino
Telephone: (212) ###-####
Telecopy: (212) ###-####

	Seller:	TPG RE Finance 1, Ltd.
c/o TPG RE Finance Trust Management, L.P. 888 Seventh Avenue, 27th Floor New York, NY 10106 Attention: Ian McColough Telephone: 212-###-#### Email: ##########@tpg.com

	With copies to:	TPG RE Finance 1, Ltd. c/o TPG RE Finance Trust Management, L.P. 888 Seventh Avenue, 27th Floor New York, NY 10106 Attention: Jason Ruckman Telephone: 212-430-4125 Email: ########@tpg.com

Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036-8704 Attention: David C. Djaha Telephone: 212-###-####

Telecopy: 646-###-#### Email: ###########@ropesgray.com

TPG RE FINANCE 1, LTD.

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Schedule 1 to Confirmation Statement

Purchased Assets:

Aggregate Principal Amount:

Schedule 2 to Confirmation Statement

[Additional representations and warranties for the Construction Loans.]

EXHIBIT II

AUTHORIZED REPRESENTATIVES OF SELLER

Name	Title	Specimen Signature
John E. Viola	Vice President, Treasurer

Clive D. Bode	Vice President, Secretary and Assistant Treasurer

David C. Reintjes	Chief Compliance Officer and Assistant Secretary

Steven A. Willmann	Assistant Treasurer

EXHIBIT III-A

MONTHLY REPORTING PACKAGE

The Monthly Reporting Package shall include, inter alia, the following:

•	Any and all financial statements, rent rolls or other material information received from the borrowers related to each Purchased Asset. To the extent that Seller fails, after diligent efforts, to obtain on a monthly basis such financial statements, rent rolls and other material information from the borrowers, Seller shall provide such information to Buyer on a quarterly basis.

•	A remittance report containing servicing information, including without limitation, the amount of each periodic payment due, the amount of each periodic payment received, the date of receipt, the date due, and whether there has been any material adverse change to the real property, on a loan by loan basis and in the aggregate, with respect to the Purchased Assets serviced by any servicer (such remittance report, a “Servicing Tape”), or to the extent any servicer does not provide any such Servicing Tape, a remittance report containing the servicing information that would otherwise be set forth in the Servicing Tape.

•	A listing of all Purchased Assets reflecting the payment status of each Purchased Asset and any material changes in the financial or other condition of each Purchased Asset.

•	A listing of any existing Defaults.

•	Remittance reports.

•	All other information as Buyer, from time to time, may reasonably request with respect to Seller or any Purchased Asset, obligor or Underlying Mortgaged Property.

•	With respect to Construction Loans:

•	Any draw request, together with all the supporting documentation.

•	Any updated construction or inspection reports.

•	A current analysis of the budget, remaining budget to complete the project and the unfunded principal amount of the loan, along with any other information necessary or desirable in order to determine whether the Construction Loan is “in balance”.

•	A current analysis of the completion timeline.

EXHIBIT III-B

QUARTERLY REPORTING PACKAGE

The Quarterly Reporting Package shall include, inter alia, the following:

•	Consolidated unaudited financial statements of Guarantor presented fairly in accordance with GAAP or, if such financial statements being delivered have been filed with the SEC pursuant to the requirements of the Exchange Act, or similar state securities laws, presented in accordance with applicable statutory and/or regulatory requirements and delivered to Buyer within the same time frame as are required to be filed in accordance with such applicable statutory or regulatory requirements, in either case accompanied by a Covenant Compliance Certificate, including a statement of operations and a statement of changes in cash flows for such quarter and statement of net assets as of the end of such quarter, and certified as being true and correct by a Covenant Compliance Certificate.

•	A certificate substantially in the form attached hereto as Exhibit XVI to this Agreement (the “Covenant Compliance Certificate”), from a Responsible Officer of Seller.

EXHIBIT III-C

ANNUAL REPORTING PACKAGE

The Annual Reporting Package shall include, inter alia, the following:

•	Guarantor’s consolidated audited financial statements, prepared by a nationally recognized independent certified public accounting firm and presented fairly in accordance with GAAP or, if such financial statements being delivered have been filed with the SEC pursuant to the requirements of the Exchange Act, or similar state securities laws, presented in accordance with applicable statutory and/or regulatory requirements and delivered to Buyer within the same time frame as are required to be filed in accordance with such applicable statutory and/or regulatory requirements, in either case accompanied by a Covenant Compliance Certificate, including a statement of operations and a statement of changes in cash flows for such quarter and statement of net assets as of the end of such quarter accompanied by an unqualified report of the nationally recognized independent certified public accounting firm that prepared them.

EXHIBIT IV

FORM OF CUSTODIAL DELIVERY CERTIFICATE

On this [        ] of [        ], 201[    ], TPG RE FINANCE 1, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Seller”) under that certain Master Repurchase Agreement, dated as of August 20, 2015 (the “Repurchase Agreement”) between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“Buyer”) and Seller, does hereby deliver to (i) [                ] (the “Bailee”), for Bailee to hold for the benefit of Buyer for delivery to the Custodian (hereafter defined) pursuant to that certain Bailee Agreement, dated as of the date hereof, between Seller, Byer and Bailee, and (ii) U.S. Bank National Association (“Custodian”), as custodian under that certain Custodial Agreement, dated as of August 20, 2015 (as amended, supplemented or otherwise modified from time to time, the “Custodial Agreement”), among Buyer, Custodian and Seller, the Purchased Asset Files listed on Exhibit B hereto with respect to the Purchased Assets to be purchased by Buyer pursuant to the Repurchase Agreement, which Purchased Assets are listed on the Purchased Asset Schedule attached hereto as Exhibit A and which Purchased Assets shall be subject to the terms of the Custodial Agreement on the date hereof.

With respect to the Purchased Asset Files delivered hereby, for the purposes of issuing the Trust Receipt, the Custodian shall review the Purchased Asset Files to ascertain delivery of the documents listed in Section 3 to the Custodial Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Custodial Agreement.

IN WITNESS WHEREOF, Seller has caused its name to be signed hereto by its officer thereunto duly authorized as of the day and year first above written.

TPG RE FINANCE 1, LTD.

By:
Name:
Title:

Exhibit A

Purchased Asset Schedule to Custodial Delivery

Purchased Assets

Exhibit B

Purchased Asset Files

EXHIBIT V

FORM OF POWER OF ATTORNEY

Know All Men by These Presents, that TPG RE FINANCE 1, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Seller”), does hereby appoint JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“Buyer”), its attorney-in-fact to act in Seller’s name, place and stead in any way that Seller could do with respect to (i) the completion of the endorsements of the Purchased Assets, including without limitation the Mortgage Notes, Assignments of Mortgages, Mezzanine Notes, Participation Certificates and assignments of Participation Interests and any transfer documents related thereto, (ii) the recordation of the Assignments of Mortgages, (iii) the preparation and filing, in form and substance satisfactory to Buyer, of such financing statements, continuation statements, and other uniform commercial code forms, as Buyer may from time to time, reasonably consider necessary to create, perfect, and preserve Buyer’s security interest in the Purchased Assets and (iv) the enforcement of Seller’s rights under the Purchased Assets purchased by Buyer pursuant to the Master Repurchase Agreement, dated as of August 20, 2015 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”), between Buyer and Seller, and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent; provided that, prior to a Default or an Event of Default, Buyer shall exercise its rights under this Power of Attorney in a commercially reasonable manner. Capitalized terms used but not defined herein shall have the meanings given to them in the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

THIS POWER OF ATTORNEY IS COUPLED WITH AN INTEREST AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this 20 day of August, 2015.

[SIGNATURES ON THE FOLLOWING PAGE]

TPG RE FINANCE 1, LTD.

By:
Name:
Title:

EXHIBIT VI

REPRESENTATIONS AND WARRANTIES

REGARDING EACH INDIVIDUAL PURCHASED ASSET THAT IS A

SENIOR MORTGAGE LOAN

Notwithstanding anything to the contrary herein, representations in paragraphs 66 to 84 of this Exhibit VI shall only be made by Seller pursuant to the Agreement for Purchased Assets which have been identified by Seller on the Purchased Asset Schedule as a Construction Loan.

1.	As applicable, each Purchased Asset is either a whole loan and not a participation interest in a whole loan or an A-note interest in a whole loan. The sale of the Purchased Assets to Buyer or its designee does not require Seller to obtain any governmental or regulatory approval or consent that has not been obtained. There are no subordinate mortgages or junior liens, other than those that are insured against pursuant to the applicable Title Policy, encumbering the related Underlying Mortgaged Property. Seller has no Knowledge of any mezzanine debt related to the Underlying Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

2.	No Purchased Asset is 30 days or more delinquent in payment of principal and interest (without giving effect to any applicable grace period) and no Purchased Asset has been 30 days or more (without giving effect to any applicable grace period in the related Mortgage Note) past due.

3.	Except with respect to the ARD Loans, which provide that the rate at which interest accrues thereon increases after the Anticipated Repayment Date, the Purchased Assets (exclusive of any default interest, late charges or prepayment premiums) are fixed rate mortgage loans or floating rate mortgage loans with terms to maturity, at origination or as of the most recent modification, as set forth in the Purchased Asset Schedule.

4.	The information pertaining to each Purchased Asset set forth on the Purchased Asset Schedule is true and correct in all material respects as of the Purchase Date. Seller has delivered to Buyer (a) a true, correct and complete copy of all related Purchased Asset Documents, which have not been amended, modified, supplemented or restated since the related date of origination, except as provided to Buyer prior to the Purchase Date, as consented to by Buyer in writing or as otherwise expressly permitted pursuant to the Agreement and (b) in addition, solely with respect to any Construction Loan, a CD Servicing File in form and substance reasonably acceptable to Buyer.

5.

At the time of the assignment of the Purchased Assets to Buyer, Seller had good and marketable title to and was the sole owner and holder of, each Purchased Asset, free and clear of any pledge, lien, encumbrance or security interest and such assignment validly and effectively transfers and conveys all legal and beneficial ownership of the Purchased Assets to Buyer free and clear of any pledge, lien, charge, encumbrance, participation or security interest, any other ownership interests and other interests on, in or to such Senior Mortgage Loan. Seller has full right and authority to sell, assign and transfer each Senior Mortgage Loan, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Senior Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Senior Mortgage Loan subject to the rights and obligations of Seller pursuant to the Agreement.

6.	To the extent required under applicable law, Seller is authorized to transact and do business in the jurisdiction in which each Underlying Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Senior Mortgage Loan.

7.	In respect of each Purchased Asset, (A) the related Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico and (B) the Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

8.

Each Purchased Asset is secured by (or in the case of a Participation Interest, the Underlying Mortgage Loan is secured by) a Mortgage that establishes and creates a valid and subsisting first priority lien on the Underlying Mortgaged Property, free and clear of any liens, claims, encumbrances, participation interests, pledges, charges or security interests subject only to Permitted Encumbrances. Such Mortgage, together with any separate security agreement, UCC financing statement or similar agreement, if any, establishes and creates a first priority security interest in favor of Seller in all personal property owned by the Mortgagor that is used in, and is reasonably necessary to, the operation of the Underlying Mortgaged Property and, to the extent a security interest may be created therein and perfected by the filing of a UCC financing statement under the Uniform Commercial Code as in effect in the relevant jurisdiction, the proceeds arising from the Underlying Mortgaged Property and other collateral securing such Purchased Asset, subject only to Permitted Encumbrances. Each UCC financing statement, if any, filed with respect to personal property constituting a part of the Underlying Mortgaged Property and each UCC financing statement assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. There exists with respect to such Underlying Mortgaged Property an assignment of leases and rents provision, either as part of the related Mortgage or as a separate document or instrument, which establishes and creates a first priority security interest in and to leases and rents arising in respect of the Underlying Mortgaged Property subject only to Permitted Encumbrances. No person other than the related Mortgagor and the mortgagee owns any interest in any payments due under the related leases. The related Mortgage or such assignment of leases and rents provision provides for the appointment of a receiver for rents or allows the holder of the related Mortgage to enter into possession of the Underlying Mortgaged Property to collect rent or provides for rents to be paid directly to the holder of the related Mortgage in the event of a default beyond applicable notice and grace periods, if any, under the related Purchased Asset Documents. As of the origination date, there are no mechanics’ or other similar liens or claims that have been filed for work, labor or materials affecting the Underlying Mortgaged Property that are or may be prior or equal to the lien of the Mortgage, except those that are insured against pursuant to the applicable Title Policy (as defined below). As of the Purchase Date, there are no mechanics’ or other similar liens or claims that have been filed for work, labor or materials affecting the Underlying Mortgaged Property that are or may be prior or equal in priority to the lien of the Mortgage, except those that are insured against pursuant to the applicable Title Policy (as defined below). No (a) Underlying Mortgaged Property secures any mortgage loan not represented on the Purchased Asset Schedule, (b) Purchased Asset is cross-defaulted with any other mortgage loan, other than a mortgage loan listed on the Purchased Asset Schedule, or (c) Purchased Asset is secured by property that is not an Underlying Mortgaged Property.

9.	The Purchased Asset Documents for each Senior Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Seller against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Purchased Asset secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

10.	The related Mortgagor under each Purchased Asset has good and indefeasible fee simple or, with respect to those Purchased Assets described in clause (31) hereof, leasehold title to the Underlying Mortgaged Property comprising real estate subject to any Permitted Encumbrances.

11.

Seller has received an American Land Title Association (ALTA) lender’s title insurance policy or a comparable form of lender’s title insurance policy (or escrow instructions binding on the Title Insurer (as defined below) and irrevocably obligating the Title Insurer to issue such title insurance policy, a title policy commitment or pro-forma “marked up” at the closing of the related Purchased Asset and countersigned by the Title Insurer or its authorized agent) as adopted in the applicable jurisdiction (the “Title Policy”), which was issued by a nationally recognized title insurance company (the “Title Insurer”) qualified to do business in the jurisdiction where the Underlying Mortgaged Property is located, covering the portion of each Underlying Mortgaged Property comprised of real estate and insuring that the related Mortgage is a valid first lien in the original principal amount of the related Purchased Asset on the Mortgagor’s fee simple interest (or, if applicable, leasehold interest) in such Underlying Mortgaged Property comprised of real estate subject only to Permitted Encumbrances. Such Title Policy was issued in connection with the origination of the related Purchased Asset. No claims have been made under such Title Policy. Such Title Policy is in full force and effect and all premiums thereon have been paid and will provide that the insured includes the owner of the Purchased Asset and its successors and/or assigns. No holder of the related Mortgage has done, by act or omission, anything that would, and Seller has no Knowledge of any other circumstance that would, impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Underlying Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (i) that the Underlying Mortgaged Property shown on the Survey is the same as the property legally described in the

Mortgage, and (i) to the extent that the Underlying Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

12.	The related Assignment of Mortgage and the related assignment of the Assignment of Leases and Rents executed in connection with each Mortgage, if any (each, an “Assignment of Leases”), have been recorded in the applicable jurisdiction (or, if not recorded, have been submitted for recording or are in recordable form) and constitute the legal, valid and binding assignment of such Mortgage and the related assignment of leases and rents from Seller to Buyer. The endorsement of the related Mortgage Note by Seller constitutes the legal, valid, binding and enforceable (except as such enforcement may be limited by anti-deficiency laws or bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)) assignment of such Mortgage Note, and together with such Assignment of Mortgage and the related assignment of assignment of leases and rents, legally and validly conveys all right, title and interest of Seller in such Purchased Asset and (except in the case of an A-note or a Participation Interest) the Purchased Asset Documents to Buyer.

13.	The Purchased Asset Documents for each Purchased Asset (or in the case of a Participation Interest, the Underlying Mortgage Loan) (a) provide that such Purchased Asset (or Underlying Mortgage Loan) is non-recourse except that the related Mortgagor and guarantor that has assets other than equity in the Underlying Mortgaged Property that are not de minimis and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from at least the following acts of the related Mortgagor and/or its principals: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Underlying Mortgaged Property or equity interests in Mortgagor made in violation of the Purchased Asset Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the Underlying Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to an event of default under the Purchased Asset Documents); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Purchased Asset Documents; or (v) commission of material physical waste at the Underlying Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

14.	The Purchased Asset Documents for each Purchased Asset contain enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practical realization against the Underlying Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non judicial foreclosure, and there is no exemption available to the related Mortgagor that would interfere with such right of foreclosure except (i) any statutory right of redemption or (ii) any limitation arising under anti deficiency laws or by bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

15.	Each of the related Mortgage Notes and Mortgages are the legal, valid and binding obligations of the related Mortgagor named on the Purchased Asset Schedule and each of the other related Purchased Asset Documents is the legal, valid and binding obligation of the parties thereto (subject to any non-recourse provisions therein), enforceable in accordance with its terms, except as such enforcement may be limited by anti deficiency laws or bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and except that certain provisions of such Purchased Asset Documents are or may be unenforceable in whole or in part under applicable state or federal laws, but the inclusion of such provisions does not render any of the Purchased Asset Documents invalid as a whole, and such Purchased Asset Documents taken as a whole are enforceable to the extent necessary and customary for the practical realization of the principal rights and benefits afforded thereby.

16.	The terms of the Purchased Assets or the related Purchased Asset Documents, (including, in the case of a Participation Interest, the documents evidencing the Underlying Mortgage Loan) have not been altered, impaired, modified or waived in any material respect, except in accordance with the Transaction Documents and, prior to the Purchase Date, by written instrument duly submitted for recordation, to the extent required, and as specifically set forth by a document in the related Purchased Asset File.

17.	With respect to each Mortgage that is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and no fees or expenses are or will become payable to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor other than de minimis fees paid in connection with the full or partial release of the Underlying Mortgaged Property or related security for such Purchased Asset following payment of such Purchased Asset in full. The material terms of such Mortgage and related Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect.

18.	No Purchased Asset has been satisfied, canceled, subordinated, released or rescinded, in whole or in part, and the related Mortgagor has not been released, in whole or in part, from its obligations under any related Purchased Asset Document.

19.	Except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges, neither the Purchased Asset nor any of the related Purchased Asset Documents is subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury, including, without limitation, any valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Senior Mortgage Loan, nor will the operation of any of the terms of any such Purchased Asset Documents, or the exercise (in compliance with procedures permitted under applicable law) of any right thereunder, render any Purchased Asset Documents subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury (subject to anti-deficiency or one form of action laws and to bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)), and no such right of rescission, set-off, abatement, diminution, valid counterclaim or defense has been asserted with respect thereto. None of the Purchased Asset Documents provides for a release of a portion of the Underlying Mortgaged Property from the lien of the Mortgage except upon payment or defeasance in full of all obligations under the Mortgage, provided that, notwithstanding the foregoing, certain of the Purchased Assets may allow partial release (a) upon payment or defeasance of an allocated loan amount which may be formula based, but in no event less than 115% of the allocated loan amount, or (b) in the event the portion of the Underlying Mortgaged Property being released was not given any material value in connection with the underwriting or appraisal of the related Purchased Asset.

20.	As of the Purchase Date, there is no payment default, giving effect to any applicable notice and/or grace period, and there is no other material default under any of the related Purchased Asset Documents, giving effect to any applicable notice and/or grace period; no such material default or breach has been waived by Seller or on its behalf or, by Seller’s predecessors in interest with respect to the Purchased Assets; and no event has occurred that, with the passing of time or giving of notice would constitute a material default or breach under the related Purchased Asset Documents. No Purchased Asset has been accelerated and no foreclosure or power of sale proceeding has been initiated in respect of the related Mortgage. Seller has not waived any material claims against the related Mortgagor under any non-recourse exceptions contained in the Mortgage Note.

21.

The principal amount of the Purchased Asset stated on the Purchased Asset Schedule has been fully disbursed as of the Purchase Date (except for certain amounts that were fully disbursed by the mortgagee, but escrowed pursuant to the terms of the related Purchased Asset Documents) and, other than as set forth in the Purchased Asset Schedule, there are no future advances required to be made by the mortgagee under any of the related Purchased Asset Documents. Any requirements under the related Purchased Asset

Documents regarding the completion of any on-site or off-site improvements and to disbursements of any escrow funds therefor have been or are being complied with or such escrow funds are still being held. The value of the Underlying Mortgaged Property relative to the value reflected in the most recent Appraisal thereof is not materially impaired by any improvements that have not been completed. Seller has not, nor, have any of its agents or predecessors in interest with respect to the Purchased Assets, in respect of such Purchased Asset, directly or indirectly, advanced funds or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor other than (a) interest accruing on such Purchased Asset from the date of such disbursement of such Purchased Asset to the date which preceded by thirty (30) days the first payment date under the related Mortgage Note and (b) application and commitment fees, escrow funds, points and reimbursements for fees and expenses, incurred in connection with the origination and funding of the Purchased Asset.

22.	Except to the extent identified by Seller to Buyer in writing as a “PIK Loan” on the asset schedule, no Purchased Asset has capitalized interest included in its principal balance, or provides for any shared appreciation rights or other equity participation therein and no contingent or additional interest contingent on cash flow or, except for ARD Loans, negative amortization accrues or is due thereon.

23.	Each Purchased Asset identified in the Purchased Asset Schedule as an ARD Loan substantially amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than seven years following the origination of such Purchased Asset. If the related Mortgagor elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the Purchased Asset or a unilateral option (as defined in Treasury Regulations under Article 1001 of the Code) in the Purchased Asset exercisable during the term of the mortgage loan, (i) the Purchased Asset’s interest rate will step up to an interest rate per annum as specified in the related Purchased Asset Documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the Excess Cash Flow collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all Excess Cash Flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the Underlying Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related Mortgage Interest Rate on such Purchased Asset’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the Underlying Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

24.

Each Purchased Asset identified in the Purchased Asset Schedule as an ARD Loan with a hard lockbox requires that tenants at the Underlying Mortgaged Property shall (and each Purchased Asset identified in the Purchased Asset Schedule as an ARD Loan with a springing lockbox requires that tenants at the Underlying Mortgaged Property shall, upon the occurrence of a specified trigger event, including, but not limited to, the occurrence of the related Anticipated Repayment Date) make rent payments into a lockbox controlled by the holder of the Purchased Asset and to which the holder of the Purchased Asset has a first perfected security interest; provided however, with respect to each ARD Loan that is secured by a multi-family property with a hard lockbox, or with respect to each ARD Loan that is secured by a multi-family property with a springing lockbox, upon the occurrence of a specified trigger event, including, but not limited to, the occurrence of the related Anticipated Repayment Date, tenants either pay rents to a lockbox controlled by the holder of the mortgage loan or deposit rents with the property manager who will then deposit the rents into a lockbox controlled by the holder of the Purchased Asset.

25.	The servicing and collection practices used by Seller in respect of each Senior Mortgage Loan and the terms of the Purchased Asset Documents evidencing such Purchased Asset comply in all material respects with all applicable local, state and federal laws, and regulations and Seller has complied with all material requirements pertaining to the origination, funding and servicing of the Purchased Assets, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a Material Adverse Effect on the Purchased Asset and was in all material respects legal, proper and prudent, in accordance with Seller’s customary commercial mortgage servicing practices.

26.	The Underlying Mortgaged Property is, in all material respects, in compliance with, and is used and occupied in accordance with, all restrictive covenants of record applicable to such Underlying Mortgaged Property and applicable zoning laws and all material inspections, licenses, permits and certificates of occupancy required by law, ordinance or regulation to be made or issued with regard to the Underlying Mortgaged Property governing the occupancy, use, and operation of such Underlying Mortgaged Property have been obtained and are in full force and effect, except to the extent (a) any material non-compliance with applicable zoning laws is insured by an ALTA lender’s title insurance policy (or binding commitment therefor), or the equivalent as adopted in the applicable jurisdiction, or a law and ordinance insurance policy that provides coverage for additional costs to rebuild and/or repair the property to current zoning regulations, (b) the inability to restore the Underlying Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Underlying Mortgaged Property, or title insurance coverage has been obtained for such nonconformity, the failure to obtain or maintain such inspections, licenses, permits or certificates of occupancy does not materially impair or materially and adversely affect the use and/or operation of the Underlying Mortgaged Property as it was used and operated as of the date of origination of the Purchased Asset or the rights of a holder of the related Purchased Asset, (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Underlying Mortgaged Property or are insured by applicable provisions of the Title Policy, or (d) that the Underlying Mortgaged Property is under construction and such applicable permits, certificates of occupancy, etc. will not be issued prior to the completion of such construction.

27.	All (a) taxes, water charges, sewer rents, assessments or other similar outstanding governmental charges and governmental assessments that became due and owing prior to the Purchase Date in respect of the Underlying Mortgaged Property (excluding any related personal property), and that if left unpaid, would be, or might become, a lien on such Underlying Mortgaged Property having priority over the related Mortgage and (b) insurance premiums or ground rents that became due and owing prior to the Purchase Date in respect of the Underlying Mortgaged Property (excluding any related personal property), have been paid, or if any such items are disputed, an escrow of funds in an amount sufficient (together with escrow payments required to be made prior to delinquency) to cover such taxes and assessments and any late charges due in connection therewith has been established. As of the date of origination, the Underlying Mortgaged Property consisted of one or more separate and complete tax parcels. For purposes of this representation and warranty, the items identified herein shall not be considered due and owing until the date on which interest or penalties would be first payable thereon.

28.	None of the improvements that were included for the purpose of determining the appraised value of the Underlying Mortgaged Property at the time of the origination of such Purchased Asset lies outside the boundaries and building restriction lines of such Underlying Mortgaged Property, except to the extent that they are legally nonconforming, and no improvements on adjoining properties encroach upon such Underlying Mortgaged Property, with the exception in each case of (a) immaterial encroachments that do not materially adversely affect the security intended to be provided by the related Mortgage or the use, enjoyment, value or marketability of such Underlying Mortgaged Property or (b) encroachments affirmatively covered by (through affirmative coverage and/or endorsements) the related Title Policy. With respect to each Purchased Asset, the property legally described in the Survey, if any, obtained for the Underlying Mortgaged Property for purposes of the origination thereof is the same as the property legally described in the Mortgage. Seller has no Knowledge of any material issues with the physical condition of the Underlying Mortgaged Property that Seller believes would have a material adverse effect on the use, operation or value of the Underlying Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (a) and (b) of the preceding sentence, and, with respect to any Underlying Mortgaged Property that is under construction, other than the completion of construction.

29.

As of the date of the applicable engineering report (which was performed within 12 months prior to the Purchase Date) related to the Underlying Mortgaged Property and, as of the Purchase Date, the Underlying Mortgaged Property is either (i) in good repair, free and clear of any damage that would materially adversely affect the value of such Underlying Mortgaged Property as security for such Purchased Asset or the use and operation of the Underlying Mortgaged Property as it was being used or operated as of the origination date or (ii) escrows in an amount consistent with the standard utilized by Seller with respect to similar loans it holds for its own account have been established, which escrows will in all events be not less than 100% of the estimated cost of the required repairs. The Underlying Mortgaged Property has not been damaged by fire, wind or other casualty or physical condition (including, without limitation, any soil erosion or subsidence or geological condition), which damage has not either been fully repaired or fully insured, or for which escrows in an amount consistent with the standard utilized by Seller with respect to loans it holds for its own account have not been established.

30.	There are no proceedings pending or threatened in writing, for the partial or total condemnation of the Underlying Mortgaged Property.

31.	The Purchased Assets that are identified as being secured in whole or in part by a leasehold estate (a “Ground Lease”) (except with respect to any Purchased Asset also secured by the related fee interest in the Underlying Mortgaged Property), satisfy the following conditions:

(i)	such Ground Lease or a memorandum thereof has been or will be duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction; such Ground Lease, or other agreement received by the originator of the Purchased Asset from the ground lessor, provides that the interest of the lessee thereunder may be encumbered by the related Mortgage and does not restrict the use of the Underlying Mortgaged Property by such lessee, its successors or assigns, in a manner that would adversely affect the security provided by the Mortgage; as of the date of origination of the Purchased Asset (or in the case of a Participation Interest, the Underlying Mortgage Loan), there was no material change of record in the terms of such Ground Lease with the exception of written instruments that are part of the related Purchased Asset File and there has been no material change in the terms of such Ground Lease since the recordation of the related Purchased Asset, with the exception of written instruments that are part of the related Purchased Asset File;

(ii)	such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the related fee interest and Permitted Encumbrances and such Ground Lease is, and shall remain, prior to any mortgage or other lien upon the related fee interest unless a nondisturbance agreement is obtained from the holder of any mortgage on the fee interest that is assignable to or for the benefit of the related lessee and the related mortgagee;

(iii)	such Ground Lease provides that upon foreclosure of the related Mortgage or assignment of the Mortgagor’s interest in such Ground Lease in lieu thereof, the mortgagee under such Mortgage is entitled to become the owner of such interest upon notice to, but without the consent of, the lessor thereunder and, in the event that such mortgagee becomes the owner of such interest, such interest is further assignable by such mortgagee and its successors and assigns upon notice to such lessor, but without a need to obtain the consent of such lessor;

(iv)

such Ground Lease is in full force and effect and no default of tenant or ground lessor was in existence at origination, or is currently in existence under such Ground Lease, nor at origination was, or is there any condition that, but for the passage of time or the giving of notice, would result in a default under the terms of such Ground Lease; either such Ground Lease or a separate agreement contains the ground lessor’s covenant that it shall not amend, modify, cancel or terminate such Ground Lease without the prior written consent of the mortgagee under such Mortgage and any amendment, modification, cancellation or termination of the Ground Lease without the prior written consent of the related mortgagee, or its successors or assigns is not binding on such mortgagee, or its successor or assigns;

(v)	such Ground Lease or other agreement requires that the lessor thereunder will supply an estoppel and give written notice of any material default by the lessee to the mortgagee under the related Mortgage, provided that such mortgagee has provided the lessor with notice of its lien in accordance with the provisions of such Ground Lease; and such Ground Lease or other agreement provides that no such notice of default and no termination of the Ground Lease in connection with such notice of default shall be effective against such mortgagee unless such notice of default has been given to such mortgagee and any related Ground Lease contains the ground lessor’s covenant that it will give to the related mortgagee, or its successors or assigns, any notices it sends to the Mortgagor;

(vi)	either (i) the related ground lessor has subordinated its interest in the Underlying Mortgaged Property to the interest of the holder of the Purchased Asset (or in the case of a Participation Interest, the Underlying Mortgage Loan) or (ii) such Ground Lease or other agreement provides that (A) the mortgagee under the related Mortgage is permitted a reasonable opportunity to cure any default under such Ground Lease that is curable, including reasonable time to gain possession of the interest of the lessee under the Ground Lease, after the receipt of notice of any such default before the lessor thereunder may terminate such Ground Lease; (B) in the case of any such default that is not curable by such mortgagee, or in the event of the bankruptcy or insolvency of the lessee under such Ground Lease, such mortgagee has the right, following termination of the existing Ground Lease or rejection thereof by a bankruptcy trustee or similar party, to enter into a new ground lease with the lessor on substantially the same terms as the existing Ground Lease; and (C) all rights of the Mortgagor under such Ground Lease may be exercised by or on behalf of such mortgagee under the related Mortgage upon foreclosure or assignment in lieu of foreclosure;

(vii)	such Ground Lease has an original term (or an original term plus one or more optional renewal terms that under all circumstances may be exercised, and will be enforceable, by the mortgagee or its assignee) that extends not less than 20 years beyond the stated maturity date of the related Purchased Asset (or in the case of a Participation Interest, of the Underlying Mortgage Loan);

(viii)

under the terms of such Ground Lease and the related Mortgage, taken together, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (ix))) will be applied either to the repair or restoration of all or part of the Underlying Mortgaged Property, with the mortgagee under such Mortgage or a financially responsible institution acting as trustee appointed by it, or consented to by it, or by the lessor having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent institutional lender), or to the payment in whole or in part of the outstanding principal balance of such Purchased Asset together with any accrued and unpaid interest thereon;

(ix)	in the case of a total or substantial taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the Underlying Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Senior Mortgage Loan, together with any accrued interest;

(x)	Seller has not received any written notice of default under or notice of termination of such ground lease. To Seller’s Knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease and such ground lease is in full force and effect; and

(xi)	such Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by Seller; such Ground Lease contains a covenant (or applicable laws provide) that the lessor thereunder is not permitted, in the absence of an uncured default, to disturb the possession, interest or quiet enjoyment of any lessee in the relevant portion of such Underlying Mortgaged Property subject to such Ground Lease for any reason, or in any manner, which would materially adversely affect the security provided by the related Mortgage.

32.	An Environmental Site Assessment meeting ASTM requirements conducted by a reputable environmental consultant relating to each Underlying Mortgaged Property and prepared no earlier than 12 months prior to the Purchase Date (each, an “ESA”) was obtained and reviewed by Seller in connection with the origination of such Purchased Asset and a copy is included in the Purchased Asset File.

33.

There are no adverse circumstances or conditions with respect to or affecting the Underlying Mortgaged Property that would constitute or result in a material violation of any applicable federal, state or local environmental laws, rules and regulations (collectively, “Environmental Laws”) and such ESA (i) did not reveal any known circumstance or condition that rendered the Underlying Mortgaged Property at the date of the ESA in material noncompliance with applicable Environmental Laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with Environmental Laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, other than with respect to an Underlying Mortgaged Property (A) for which environmental insurance is maintained, or (B) that would require (x) any expenditure less than or equal to 5% of the outstanding principal balance of the mortgage loan to achieve or maintain compliance in all material respects with any Environmental Laws or (y) any expenditure greater than 5% of the outstanding principal balance of such Purchased Asset to achieve or maintain compliance in all material respects with any Environmental Laws for which, in connection with this clause (y), adequate sums, but in no event less than 125% of the estimated cost as set forth in the Environmental Site Assessment, were reserved in connection with the origination of the Purchased Asset and for which the related Mortgagor has covenanted to perform, or (iii) as to which the related Mortgagor or one of its affiliates is currently taking or required to take such actions, if any, with respect to such conditions or circumstances as have been recommended by the Environmental Site Assessment or required by the applicable Governmental Authority, or (iv) as to which another responsible party not related to the Mortgagor with assets reasonably estimated by Seller at the time of origination to be sufficient to effect all necessary or required remediation identified in a notice or other action from the applicable Governmental Authority is currently taking or required to take such actions, if any, with respect to such regulatory authority’s order or directive, or (v) as to which the conditions or circumstances identified in the Environmental Site Assessment were investigated further and based upon such additional investigation, an environmental consultant recommended no further investigation or remediation, or (vi) as to which a party with financial resources reasonably estimated to be adequate to cure the condition or circumstance that would give rise to such material violation provided a guarantee or indemnity to the related Mortgagor or to the mortgagee to cover the costs of any required investigation, testing, monitoring or remediation, or (vii) as to which the related Mortgagor or other responsible party obtained a “No Further Action” letter or other evidence reasonably acceptable to a prudent commercial mortgage lender that applicable federal, state, or local Governmental Authorities had no current intention of taking any action, and are not requiring any action, in respect of such condition or circumstance, or (viii) that would not require substantial cleanup, remedial action or other extraordinary response under any Environmental Laws reasonably estimated to cost in excess of 5% of the outstanding principal balance of such Purchased Asset.

34.

Such Senior Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule I (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (i) as of the Purchase Date, the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (ii)(a) a property condition or engineering report was prepared, if the Underlying Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the Underlying Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the Underlying Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the Senior Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Seller, for the remediation of the problem, and/or (B) agreed in the Purchased Asset Documents to establish an operations and maintenance plan after the closing of the Senior Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Seller as originator, if applicable, had no Knowledge of any material and adverse environmental condition or circumstance affecting the Underlying Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Senior Mortgage Loan.

35.	Except for any hazardous materials being handled in accordance with applicable Environmental Laws, (A) there exists either (i) environmental insurance with respect to such Underlying Mortgaged Property or (ii) an amount in an escrow account pledged as security for such Purchased Asset under the relevant Purchased Asset Documents equal to no less than 125% of the amount estimated in such Environmental Site Assessment as sufficient to pay the cost of such remediation or other action in accordance with such Environmental Site Assessment or (B) if one of the statements set forth in clause (A) above is true, (i) such Underlying Mortgaged Property is not being used for the treatment or disposal of hazardous materials; (ii) no hazardous materials are being used or stored or generated for off-site disposal or otherwise present at such Underlying Mortgaged Property other than hazardous materials of such types and in such quantities as are customarily used or stored or generated for off-site disposal or otherwise present in or at properties of the relevant property type; and (iii) such Underlying Mortgaged Property is not subject to any environmental hazard (including, without limitation, any situation involving hazardous materials) that under the Environmental Laws would have to be eliminated before the sale of, or that could otherwise reasonably be expected to adversely affect in more than a de minimis manner the value or marketability of, such Underlying Mortgaged Property.

36.	The related Mortgage or other Purchased Asset Documents contain covenants on the part of the related Mortgagor requiring its compliance with any present or future federal, state and local Environmental Laws and regulations in connection with the Underlying Mortgaged Property. The related Mortgagor (or an affiliate thereof) has agreed to indemnify, defend and hold Seller, and its successors and assigns (or in the case of a Participation Interest, the lender of record), harmless from and against any and all losses, liabilities, damages, penalties, fines, expenses and claims of whatever kind or nature (including attorneys’ fees and costs) imposed upon or incurred by or asserted against any such party resulting from a breach of the environmental representations, warranties or covenants given by the related Mortgagor in connection with such Purchased Asset.

37.

For each of the Purchased Assets that is covered by environmental insurance, each environmental insurance policy is in an amount equal to 125% of the outstanding principal balance of the related Purchased Asset and has a term ending no sooner than the date that is five years after the maturity date (or, in the case of an ARD Loan, the final maturity date) of the related Purchased Asset. All environmental assessments or updates that were in the possession of Seller and that relate to an Underlying Mortgaged Property as being insured by an environmental insurance policy have been delivered to or disclosed to the environmental insurance carrier issuing such policy prior to the issuance of such policy.

38.

As of the date of origination of the related Purchased Asset, and, as of the Purchase Date, the Underlying Mortgaged Property is covered by insurance policies providing the coverage described below and the Purchased Asset Documents permit the mortgagee to require the coverage described below. All premiums with respect to the insurance policies insuring each Underlying Mortgaged Property have been paid in a timely manner or escrowed to the extent required by the Purchased Asset Documents, and Seller has not received any notice of cancellation or termination. The relevant Due Diligence Package contains the insurance policy required for such Purchased Asset or a certificate of insurance for such insurance policy. Each Mortgage requires that the Underlying Mortgaged Property and all improvements thereon be covered by insurance policies providing (a) coverage in the amount of the lesser of full replacement cost of such Underlying Mortgaged Property and the outstanding principal balance of the related Purchased Asset (subject to customary deductibles) for fire and extended perils included within the classification “All Risk of Physical Loss” in an amount sufficient to prevent the Mortgagor from being deemed a co-insurer and to provide coverage on a full replacement cost basis of such Underlying Mortgaged Property (in some cases exclusive of foundations and footings) with an agreed amount endorsement to avoid application of any coinsurance provision; such policies contain a standard mortgagee clause naming mortgagee and its successor in interest as additional insureds or loss payee, as applicable; (b) business interruption or rental loss insurance in an amount at least equal to (i) 12 months of operations, with an extended indemnity for twelve (12) additional months after the Underlying Mortgaged Property is repaired or rebuilt as a result of casualty or condemnation or (ii) in some cases all rents and other amounts customarily insured under this type of insurance of the Underlying Mortgaged Property; (c) flood insurance (if any portion of the improvements on the Underlying Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (“FEMA”), with respect to certain Purchased Assets and the Secretary of Housing and Urban Development with respect to other mortgage loans, as having special flood hazards) in an amount not less than amounts prescribed by FEMA; (d) workers’ compensation, if required by law; (e) comprehensive general liability insurance in an amount equal to not less than $1,000,000; all such insurance policies contain clauses providing they are not terminable and may not be terminated without thirty (30) days prior written notice to the mortgagee (except where applicable law requires a shorter period or except for nonpayment of premiums, in which case not less than ten (10) days prior written notice to the mortgagee is required). In addition, each Mortgage permits the related mortgagee to make premium payments to prevent the cancellation thereof and shall entitle such mortgagee to reimbursement therefor. Any insurance proceeds in respect of a casualty, loss or taking will be applied either to the repair or restoration of all or part of the Underlying Mortgaged Property or the payment of the outstanding principal balance of the related Purchased Asset together with any accrued interest thereon. The Underlying Mortgaged Property is insured by an insurance policy, issued by an insurer meeting the requirements of such Purchased Asset (or in the case of a Participation Interest, of the Underlying Mortgage Loan) and having a claims-paying or financial strength rating of at least A:X from A.M. Best Company or “A” (or the equivalent) from S&P, Fitch or Moody’s. An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Underlying Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a return period of not less than 100 years, an exposure period of 50 years and a 10% probability of exceedence. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Underlying Mortgaged Property was obtained by an insurer rated at least A:X by A.M. Best Company or “A-” (or the equivalent) from S&P, Fitch or Moody’s. The insurer issuing each of the foregoing insurance policies is qualified to write insurance in the jurisdiction where the Underlying Mortgaged Property is located.

39.	All amounts required to be deposited by each Mortgagor at origination under the related Purchased Asset Documents have been deposited at origination and there are no deficiencies with regard thereto.

40.	Whether or not a Purchased Asset was originated by Seller, with respect to each Purchased Asset originated by Seller and each Purchased Asset originated by any Person other than Seller, as of the date of origination of the related Purchased Asset, and, with respect to each Purchased Asset originated by Seller and any subsequent holder of the Purchased Asset, as of the Purchase Date, there are no actions, suits, arbitrations or governmental investigations or proceedings by or before any court or other Governmental Authority or agency now pending against or affecting the Mortgagor or guarantor under any Purchased Asset or any of the Mortgaged Properties that is reasonably likely to be determined adversely against such Mortgagor or such Underlying Mortgaged Property and is reasonably likely to materially and adversely affect the value of such Underlying Mortgaged Property, the security intended to be provided with respect to the related Purchased Asset, the ability of such Mortgagor and/or the current use or operation of such Underlying Mortgaged Property to generate net cash flow to pay principal, interest and other amounts due under the related Purchased Asset, title to the Underlying Mortgaged Property, the validity or enforceability of the Mortgage, such guarantor’s ability to perform under the related guaranty; and there are no such actions, suits or proceedings threatened in writing against such Mortgagor.

41.	Each Purchased Asset complied at origination, in all material respects, with all of the terms, conditions and requirements of Seller’s underwriting standards and, to Seller’s Knowledge, all laws and regulations applicable to such Purchased Asset and since origination, the Purchased Asset has been serviced in all material respects in a legal manner in conformance with Seller’s servicing standards.

42.	The originator of the Purchased Asset or Seller has inspected or caused to be inspected each Underlying Mortgaged Property within the 12 months prior to the Purchase Date.

43.	The Purchased Asset Documents require the Mortgagor to provide the holder of the Purchased Asset with quarterly and annual operating statements, financial statements and quarterly (other than for single-tenant or hospitality properties) rent rolls for Underlying Mortgaged Properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Senior Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Underlying Mortgaged Properties on a combined basis.

44.	All escrow deposits and payments required by the terms of each Purchased Asset are in the possession, or under the control of Seller (or in the case of a Participation Interest, the servicer of the Underlying Mortgage Loan), and all amounts required to be deposited by the applicable Mortgagor under the related Purchased Asset Documents have been deposited, and there are no deficiencies with regard thereto (subject to any applicable notice and cure period). All of Seller’s interest in such escrows and deposits will be conveyed by Seller to Buyer hereunder.

45.	Each Mortgagor with respect to a Purchased Asset is an entity whose organizational documents or related Purchased Asset Documents provide that it is, and at least so long as the Purchased Asset is outstanding will continue to be, a Single Purpose Entity. Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each Senior Mortgage Loan with a principal balance as of the Purchase Date in excess of $5,000,000 provide that the Mortgagor is a Single Purpose Entity, and each Senior Mortgage Loan with a principal balance as of the Purchase Date of $20,000,000 or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, “Single Purpose Entity” shall mean a Person, other than an individual, whose organizational documents provide that it shall engage solely in the business of owning and operating the Underlying Mortgaged Property and that does not engage in any business unrelated to such property and the financing thereof, does not have any assets other than those related to its interest in the Underlying Mortgaged Property or the financing thereof or any indebtedness other than as permitted by the related Mortgage or other Purchased Asset Documents, and the organizational documents of which require that it have its own separate books and records and its own accounts, in each case that are separate and apart from the books and records and accounts of any other Person, except as permitted by the related Mortgage or other Purchased Asset Documents, and that it holds itself out as a legal entity, separate and apart from any other person or entity.

46.	Intentionally Omitted.

47.

Each of the Purchased Assets contain a “due on sale” or equivalent clause, which provides for the acceleration of the payment of the unpaid principal balance of the Purchased Asset (or in the case of a Participation Interest, of the related Underlying Mortgage Loan) if, without the prior written consent of the holder of the Purchased Asset (or in the case of an A-note or a Participation Interest, of the holder of title to the Underlying Mortgage Loan), the property subject to the Mortgage, or any controlling interest therein, is directly or indirectly transferred or sold (except that it may provide for transfers by devise, descent or operation of law upon the death of a member, manager, general partner or shareholder of a Mortgagor and that it may provide for assignments subject to the Purchased Asset holder’s approval of transferee, transfers to affiliates, transfers to family members for estate planning purposes, transfers among existing members, partners or shareholders in Mortgagors or transfers of passive interests so long as the key principals or general partner retains control). The Purchased Asset Documents contain a “due on encumbrance” or equivalent clause, which provides for the acceleration of the payment of the unpaid principal balance of the Purchased Asset if the property subject to the Mortgage or any controlling interest in the Mortgagor is further pledged or encumbered, unless the prior written consent of the holder of the Purchased Asset (or in the case of an A-note or Participation Interest, the holder of the Underling Mortgage Loan) is obtained (except that it may provide for assignments subject to such holder’s approval of transferee, transfers to affiliates or transfers of passive interests so long as the key principals or general partner retains control). The Mortgage requires the Mortgagor to pay, to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, such fees, along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance all reasonable fees and expenses associated with securing the consent or approval of the holder of the Mortgage for a waiver of a “due on sale” or “due on encumbrance” clause or a defeasance provision. As of the Purchase Date, Seller holds no preferred equity interest in any Mortgagor and Seller holds no mezzanine debt related to such Underlying Mortgaged Property.

48.

Each Purchased Asset containing provisions for defeasance of mortgage collateral requires either (a) the prior written consent of, and compliance with the conditions set by, the holder of the Purchased Asset to any defeasance, or (b)(i) the replacement collateral consist of U.S. “government securities,” within the meaning of Treasury Regulations Article 1.860 G-2(a)(8)(i), in an amount sufficient to make all scheduled payments under the Mortgage Note when due (up to the maturity date for the related Purchased Asset, the Anticipated Repayment Date for ARD Loans or the date on which the Mortgagor may prepay the related Purchased Asset without payment of any prepayment penalty); (ii) the loan may be assumed by a Single Purpose Entity approved by the holder of the Purchased Asset; (iii) counsel provide an opinion that the trustee has a perfected security interest in such collateral prior to any other claim or interest; and (iv) such other documents and certifications as the mortgagee may reasonably require, which may include, without limitation, (A) a certification that the purpose of the defeasance is to facilitate the disposition of the mortgaged real property or any other customary commercial transaction and not to be part of an arrangement to collateralize a REMIC offering with obligations that are not real estate mortgages and (B) a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note when due. Each Purchased Asset containing provisions for defeasance provides that, in addition to any cost associated with defeasance, the related Mortgagor shall pay, as of the date the mortgage collateral is defeased, all scheduled and accrued interest and principal due as well as an amount sufficient to defease in full the Purchased Asset. In addition, if the related Purchased Asset permits defeasance, then the mortgage loan documents provide that the related Mortgagor shall (x) pay all reasonable fees associated with the defeasance of the Purchased Asset and all other reasonable expenses associated with the defeasance, or (y) provide all opinions required under the related Purchased Asset Documents, including a REMIC opinion, and any applicable rating agency letters confirming that no downgrade or qualification shall occur as a result of the defeasance. If the Senior Mortgage Loan permits partial releases of the Underlying Mortgaged Property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the Underlying Mortgaged Property to be released and the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption. If the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Senior Mortgage Loan secured by defeasance collateral is required to be assumed by a Single-Purpose Entity and the Mortgagor is required to deliver an opinion of counsel that Buyer has a perfected security interest in such collateral prior to any other claim or interest.

49.	The representations and warranties set forth in this clause (49) apply only if the Purchased Asset has been designated as a REMIC Eligible Asset in the related Confirmation. In the event that a Purchased Asset is secured by more than one Underlying Mortgaged Property, then, in connection with a release of less than all of such Mortgaged Properties, an Underlying Mortgaged Property may not be released as collateral for the related Purchased Asset unless, in connection with such release, an amount equal to not less than 115% of the Allocated Loan Amount for such Underlying Mortgaged Property is prepaid or, in the case of a defeasance, an amount not less than 115% of the Allocated Loan Amount is defeased through the deposit of replacement collateral (as contemplated in clause (48) hereof) sufficient to make all scheduled payments with respect to such defeased amount, or such release is otherwise in accordance with the terms of the Purchased Asset Documents. With respect to any partial release, either: (x) such release of collateral (i) would not constitute a “significant modification” of the Senior Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Senior Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of clause (x) of the preceding sentence, for any Senior Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Underlying Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Senior Mortgage Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Senior Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of an Underlying Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Senior Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award for any such taking may not be required to be applied to the restoration of the Underlying Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Underlying Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Underlying Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Senior Mortgage Loan.

In the case of any Senior Mortgage Loan originated after December 6, 2010, no such Senior Mortgage Loan that is secured by more than one Underlying Mortgaged Property or that is cross-collateralized with another Senior Mortgage Loan permits the release of cross-collateralization of the Underlying Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions of the Code.

50.	Each Underlying Mortgaged Property is owned in fee by the related Mortgagor, with the exception of (i) Mortgaged Properties that are secured in whole or in a part by a Ground Lease and (ii) out-parcels, and is used and occupied for commercial or multifamily residential purposes in accordance with applicable law.

51.	Any material non-conformity with applicable zoning laws constitutes a legal non-conforming use or structure that, in the event of casualty or destruction, may be restored or repaired to an acceptable extent of the use or structure at the time of such casualty, or for which law and ordinance insurance coverage has been obtained in amounts consistent with the standards utilized by Seller.

52.	Neither Seller nor any affiliate thereof has any obligation to make any capital contributions to the related Mortgagor under the Purchased Asset. Other than as disclosed by Seller to Buyer prior to the Purchase Date, the Purchased Asset was not originated for the sole purpose of financing the construction of incomplete improvements on the Underlying Mortgaged Property.

53.	If the related Mortgage or other Purchased Asset Documents provide for a grace period for delinquent monthly payments, such grace period is no longer than ten (10) days from the applicable payment date.

54.	The following statements are true (or after substantial completion of construction, if applicable, will be true) with respect to the Underlying Mortgaged Property: (a) the Underlying Mortgaged Property is located on or adjacent to a dedicated road or has access to an irrevocable easement permitting ingress and egress and (b) the Underlying Mortgaged Property is served by public or private utilities, water and sewer (or septic facilities) and otherwise appropriate for the use in which the Underlying Mortgaged Property is currently being utilized.

55.

None of the Purchased Asset Documents contain any provision that expressly excuses the related Mortgagor from obtaining and maintaining insurance coverage for acts of terrorism and, in circumstances where terrorism insurance is not expressly required, the mortgagee is not prohibited from requesting that the related Mortgagor maintain such insurance, in each case, to the extent such insurance coverage is generally available for like properties in such jurisdictions at commercially reasonable rates. Each Underlying Mortgaged Property is insured by an “all-risk” casualty insurance policy that does not contain an express exclusion for (or, alternatively, is covered by a separate policy that insures against property damage resulting from) acts of terrorism.

56.	An Appraisal of the Underlying Mortgaged Property was conducted in connection with the origination of such Purchased Asset (or in the case of a Participation Interest, the date of origination of the Underlying Mortgage Loan), such Appraisal satisfied the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such Purchased Asset (or in the case of a Participation Interest, the Underlying Mortgage Loan) was originated, and, for any Construction Loan, such Appraisal included a “market value as-if complete” value which assumes that the construction to be undertaken by the borrower in connection with the applicable Senior Mortgage Loan is complete. The appraisal date is within six (6) months prior to the Senior Mortgage Loan origination date, and within twelve (12) months prior to the Purchase Date. The Appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to Seller’s Knowledge, had no interest, direct or indirect, in the Underlying Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Senior Mortgage Loan. Each appraiser has represented in such Appraisal or in a supplemental letter that the Appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

57.	Intentionally Omitted.

58.	Intentionally Omitted.

59.

The representations and warranties set forth in this clause (59) apply only if the Purchased Asset has been designated as a REMIC Eligible Asset in the related Confirmation. The Senior Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Senior Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Senior Mortgage Loan and (B) either: (a) such Senior Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Senior Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Senior Mortgage Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Senior Mortgage Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Senior Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Senior Mortgage Loan; or (b) substantially all of the proceeds of such Senior Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Senior Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Senior Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Senior Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Senior Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Senior Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

60.	Seller has obtained a rent roll other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within one hundred eighty (180) days of the date of origination of the related Senior Mortgage Loan. Seller has obtained operating histories with respect to each Underlying Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within one hundred eighty (180) days of the date of origination of the related Senior Mortgage Loan. The operating histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Underlying Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for Mortgaged Properties acquired with the proceeds of a Senior Mortgage Loan, operating histories may not have been available.

61.	Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). Seller or the originator, as applicable, (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s address history (which history is for at least ten (10) years for individuals), and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, Kroll or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least ten (10) years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last ten (10) years (clauses (1) and (2) above, collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the Knowledge of Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

62.	With respect to each Senior Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Senior Mortgage Loan, and to the Seller’s Knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each Senior Mortgage Loan predominantly secured by a retail, office or industrial property, the Seller has received lease estoppels executed within 90 days of the origination date of the related Senior Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Underlying Mortgaged Property or set of cross-collateralized properties that secure a Senior Mortgage Loan that is represented on the certified rent roll. To the Seller’s Knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

63.	Such Senior Mortgage Loan is not cross-collateralized or cross-defaulted with any other Asset that is not subject to a Transaction.

64.	No advance of funds has been made by Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the Knowledge of Seller, indirectly for, or on account of, payments due on the Senior Mortgage Loan. Neither Seller nor any Affiliate thereof has any obligation to make any capital contribution to any Mortgagor under the Senior Mortgage Loan, other than contributions made on or prior to the Purchase Date.

65.	Seller and, to Seller’s Knowledge, the originator (if it is a Person other than Seller or an Affiliate of Seller) has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination and/or acquisition of the Senior Mortgage Loan.

66.	Seller (or Seller’s construction consultant, in the case of construction contracts other than the general construction contract, construction management agreement, and/or any material subcontract) has obtained a copy of the related Mortgagor’s general construction contract and/or construction management agreement and each construction contract and/or subcontract, as applicable, sufficient to complete the project consistent with the Plans and Specifications in compliance with all restrictive covenants of record applicable to such Underlying Mortgaged Property and all applicable local, state and federal laws, and regulations, including, without limitation, all applicable zoning laws, and there is a collateral assignment of the general construction contract and/or construction management agreement and each construction contract and/or subcontract, as applicable, to Seller as additional collateral for the Senior Mortgage Loan.

67.	Seller has obtained copies of the related Mortgagor’s plans and specifications for the design and construction of the project (the “Plans and Specifications”) and the architect, engineering and other applicable contacts with respect thereto, and Mortgagor, Mortgagor’s architect’s and other consultants and/or Seller’s construction consultant have confirmed that the Plans and Specifications are in all material respects in compliance with restrictive covenants of record applicable to such Underlying Mortgaged Property and all applicable local, state and federal laws, and regulations, including, without limitation, all applicable zoning laws, and there is a collateral assignment of the Plans and Specifications, and all applicable contracts with respect thereto, to Seller as additional collateral for the Senior Mortgage Loan and shall have the right to use the Plans and Specifications upon any transfer of the property to the lender by foreclosure or otherwise.

68.	Mortgagor has obtained all licenses, permits, including, without limitation, building permits, and approvals required by all applicable local, state and federal laws, and regulations to be obtained for the construction of the improvements in accordance with the Plans and Specifications, all such licenses and permits for the project have been paid for, and are in full force and effect, and there is a collateral assignment of the licenses, permits and approvals to Seller as additional collateral for the Senior Mortgage Loan.

69.	To the extent such agreement exists, Seller has obtained a copy of the related Mortgagor’s development or construction services agreement related to the development of the project, and any such service provider has executed an assignment and subordination agreement with respect thereto.

70.	Seller has obtained a project budget which sets forth all hard and soft costs and expenses (with a specific allocation of the maximum advance for hard and soft costs and expenses) which will be incurred by Mortgagor in the design and construction of the project as shown on the Plans and Specifications, and the unfunded principal amount of the Purchased Asset stated on the Purchased Asset Schedule to be disbursed is equal to or in excess of the remaining budget to complete the project and on the date hereof the Senior Mortgage Loan is “in balance”.

71.	Seller has obtained a project completion schedule which sets forth the date which project is scheduled to be completed, and the related loan documents require the project to be completed prior to the extended maturity date of the loan.

72.	Adequate sums to pay interest, insurance, taxes and other assessments for the term of the Senior Mortgage Loan were reserved in connection with the origination of the Purchased Asset or included in the project budget.

73.

All releases for future advance to fund project costs are conditioned upon (i) no existing event of default, (ii) Mortgagor’s submission of a draw request, (iii) minimum disbursements of $25,000, (iv) maximum disbursement requests of once per month, (v) at the lender’s option, an inspection and approval of the improvements by the lender’s independent consultant, (vi) Mortgagor’s certification that there are no existing events of default, that all work covered by the draw request has been completed in a good and workmanlike manner in accordance with the Plans and Specifications, and that all such work has been in compliance with all applicable local, state and federal laws, and regulations, including, without limitation, all applicable zoning laws, (vii) receipt of lien waivers, sworn statements and other documentation as the lender shall reasonably request, (viii) Mortgagor causing to be delivered, at Mortgagor’s sole cost and expense, a “Date-Down Endorsement” or “Pending Disbursement (or similar) Endorsement” to the Title Policy showing no new title exceptions other than the Permitted Encumbrances, (ix) evidence that the project is proceeding on schedule in accordance with the construction timeline, all representations of Mortgagor or any Person providing credit enhancement or guarantees for any of Mortgagor’s obligations being true and correct on the date of the advance (subject to customary carve outs for representations made as of a prior date only or representations that become untrue as a result of the passage of time and which do not constitute an event of default by such Mortgagor or any Person providing credit enhancement or guarantees for any of Mortgagor’s obligations), (x) the Senior Mortgage Loan being “in balance” and (xi) all such documents shall be reasonably satisfactory to the lender.

74.	The final funding of project costs are conditioned upon: (i) Mortgagor’s certification that there are no existing defaults; (ii) that all work has been completed in a good and workmanlike manner in accordance with the Plans and Specifications, and that all such work has been in compliance with all applicable local, state and federal laws, and regulations, including, without limitation, all applicable zoning laws; (iii) of a certification by the contractor, architect or engineer and, at the lender’s option, a report from the lender’s construction consultant that all work (including, without limitation, all punchlist items) has been completed in a good and workmanlike manner and has been in compliance with all applicable local, state and federal laws, and regulations; (iv) the lender’s receipt of evidence reasonably satisfactory to the lender that all construction costs associated with the project shall, upon making the final funding, have been paid in full, (v) final, unconditional lien waivers from the general contractor and/or construction manager and all trade contractors; (vi) receipt of “as built” survey; and (vii) receipt of “as built” Plans and Specifications.

75.	The lender shall not be obligated to fund project costs for (i) other than advances for deposits as permitted by the Purchased Asset Documents, deposits or other payments for materials or services or in respect of labor and materials that have not yet been incorporated into the project, (ii) any amounts retained or permitted to be retained by Mortgagor from payments to any contractor or any subcontractor, (iii) any item in excess of the amount shown for that item on the project budget, taking into account reasonable permitted reallocations from any contingency line item in the project budget, or (iv) if after such disbursement the Senior Mortgage Loan would not be “in balance” (i.e., the unfunded principal amount of the Purchased Asset to be disbursed is equal to or in excess of the remaining budget to complete the project). If at any time the Senior Mortgage Loan is not “in balance” the Mortgagor is required to deposit additional funds with the lender in an amount necessary to cause the Senior Mortgage Loan to be “in balance”.

76.

Each disbursement for hard costs of the construction work whether or not designated in the project budget as a hard cost of the construction work (but excluding the general contractor’s “general conditions,” insurance and bonding costs and other expenses approved in writing by the lender) shall be subject to a holdback (the “Retainage”) of at least five percent (5%) of the amounts due to the general contractor, construction manager, contractor or any subcontractor (on a line item basis) until such time as the applicable portion of the project (i.e. - the particular trade line item or an individual trade subcontractor’s work on the project) reaches substantial completion, subject to customary disbursement and release provisions.

77.	Mortgagor must obtain the lender’s prior written approval of (i) any proposed changes to the Plans and Specifications, (ii) any proposed changes to any construction contract, architect’s contract or design professional contracts held by Mortgagor, (ii) any new or additional contract held by Mortgagor related to the construction or design of the project (each such instance in (i), (ii) or (iii), a “Project Change”), which Project Change would have the effect of (a) increasing project budget line items (including line items set forth in the general construction contract) in the aggregate by more than five percent (5%) thereof, or (b) decreasing project budget line items (including line items set forth in the general construction contract) in the aggregate by more than five percent (5%) thereof, (c) changing in a material way the overall aesthetic appearance of the project or any significant services or amenities to be provided in connection with the project, or (v) diminishing the overall quality, functionality or marketability of the project in any material respect or (vi) causing the Senior Mortgage Loan to be not “In Balance” after taking into account any reallocations of the project budget which do not require the lender’s consent. If as a result of any such Project Change (whether or not the lender’s approval of such Project Change is required or has been obtained) the Senior Mortgage Loan will no longer be In Balance, then Mortgagor must also comply with paragraph 74 above.

78.	Each Purchased Asset meets the following requirements for exemption from the definition of a high volatility commercial real estate (HVCRE) under the U.S. Basel III-based regulatory capital rules for banking organizations: (a) the amount of the Purchased Asset was no greater than 80% of the appraised value of the Underlying Mortgage Property(ies) at origination; (b) the Mortgagor contributed capital to the project in the form of cash or unencumbered readily marketable assets (or paid development costs out of pocket) of at least 15% of the project’s “as completed” appraised value and is required to satisfy such requirement at all times during the term of the Senior Mortgage Loan, and (c) the Mortgagor made its 15% contribution to the project before the Seller advanced any funds under the Underlying Mortgage Loan and the related loan documents provide that all contributed or internally generated capital must remain in the project and that the Mortgagor has no ability to withdraw either the capital contribution or the capital generated internally by the project until the Underlying Mortgage Loan is converted to a permanent loan or paid in full.

79.	At all times during which structural construction, repairs, or alterations are being made with respect to the project, including demolition, the Underlying Mortgaged Property is covered by insurance policies providing the coverage described below and the Purchased Asset Documents permit the mortgagee to require the coverage described below:

(i)	the comprehensive general liability insurance shall include; (i) XCU coverage with regard to the contemplated demolition; and (ii) include three (3) years extended completed operations coverage, after completion of the contemplated demolition.

(ii)	Umbrella and excess liability insurance in the lender’s customary amounts, including, but not limited to, supplemental coverage for employer liability and automobile liability.

(iii)	Mortgagor’s construction manager or general contractor, major contractors and major subcontractors are required to maintain insurance coverage at a level required by prudent commercial mortgage lenders.

(iv)	Builder’s Risk “all risk” Insurance: (i) be written on a completed value form, (ii) include all the terms required in the required comprehensive general liability insurance; (iii) include foundations, excavations, underground machinery or equipment, retaining walls, and all paved surfaces; (iv) limits equivalent to 100% of the hard costs and soft costs for all recurring expenses in the event of damage or destruction; (v) maintain customary deductibles (vi); (vii) allow for permission to occupy.

(v)	Automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.

(vi)	Such other insurance and in such amounts as the lender from time to time may reasonably request under the Purchased Asset Documents against such other insurable hazards which at the time are commonly insured against for property similar to the properties located in or around the region in which the Underlying Mortgaged Property is located.

80.	A construction consultant report by a reputable construction consultant relating to each Underlying Mortgaged Property was obtained and reviewed by Seller in connection with the origination of such Purchased Asset and a copy is included in the Purchased Asset File, including an equity analysis, sources and uses analysis, and feasibility study.

81.	There are no collective bargaining agreements applicable to the construction of the project.

82.	The Purchased Asset Documents for each Purchased Asset provide that at least one creditworthy individual or entity shall be fully liable for the lien-free completion of the project in accordance with the Plans and Specifications, the related loan documents and all applicable local, state and federal laws, and regulations, including, without limitation, all applicable zoning laws, by the project deadline and for carrying costs related to the property.

83.	Construction of the project has commenced.

84.	The Mortgagor is required to cause payment and performance bonds to be issued with respect to the obligations of the general contractor, construction manager and all material trade contractors or, in the alternative, has obtained subguard insurance.

Defined Terms

As used in this Exhibit:

The term “Allocated Loan Amount” shall mean, for each Underlying Mortgaged Property, the portion of principal of the related Purchased Asset allocated to such Mortgaged Property for certain purposes (including determining the release prices of properties, if permitted) under such Purchased Asset as set forth in the related loan documents. There can be no assurance, and it is unlikely, that the Allocated Loan Amounts represent the current values of individual Mortgaged Properties, the price at which an individual Underlying Mortgaged Property could be sold in the future to a willing buyer or the replacement cost of the Mortgaged Properties.

The term “Anticipated Repayment Date” shall mean, with respect to any Purchased Asset that is indicated on the Purchased Asset Schedule as having a Revised Rate, the date upon which such Purchased Asset commences accruing interest at such Revised Rate.

The term “Assignment of Leases” shall have the meaning specified in paragraph 12 of this Exhibit VI.

The term “Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Mortgage, subject to the terms, covenants and provisions of this Agreement.

The term “ARD Loan” shall mean any Purchased Asset that provides that if the unamortized principal balance thereof is not repaid on its Anticipated Repayment Date, such Purchased Asset will accrue Excess Interest at the rate specified in the related Mortgage Note and the Mortgagor is required to apply excess monthly cash flow generated by the Underlying Mortgaged Property to the repayment of the outstanding principal balance on such Purchased Asset.

The term “Due Date” shall mean the day of the month set forth in the related Mortgage Note on which each monthly payment of interest and/or principal thereon is scheduled to be first due.

The term “Environmental Site Assessment” shall mean a Phase I environmental report meeting the requirements of the American Society for Testing and Materials, and, if in accordance with customary industry standards a reasonable lender would require it, a Phase II environmental report, each prepared by a licensed third party professional experienced in environmental matters.

The term “Excess Cash Flow” shall mean the cash flow from the Underlying Mortgaged Property securing an ARD Loan after payments of interest (at the Mortgage Interest Rate) and principal (based on the amortization schedule), and (a) required payments for the tax and insurance fund and ground lease escrows fund, (b) required payments for the monthly debt service escrows, if any, (c) payments to any other required escrow funds and (d) payment of operating expenses pursuant to the terms of an annual budget approved by the servicer and discretionary (lender approved) capital expenditures.

The term “Excess Interest” shall mean any accrued and deferred interest on an ARD Loan in accordance with the following terms. Commencing on the respective Anticipated Repayment Date each ARD Loan (pursuant to its existing terms or a unilateral option, as defined in Treasury Regulations under Article 1001 of the Code, in the Purchased Assets exercisable during the term of the Purchased Asset) generally will bear interest at a fixed rate (the “Revised Rate”) per annum equal to the Mortgage Interest Rate plus a percentage specified in the related Purchased Asset Documents. Until the principal balance of each such Purchased Asset has been reduced to zero (pursuant to its existing terms or a unilateral option, as defined in Treasury Regulations under Article 1001 of the Code, in the Purchased Assets exercisable during the term of the mortgage loan), such Purchased Asset will only be required to pay interest at the Mortgage Interest Rate and the interest accrued at the excess of the related Revised Rate over the related Mortgage Interest Rate will be deferred (such accrued and deferred interest and interest thereon, if any, is “Excess Interest”).

The term “Mortgage Interest Rate” shall mean the fixed rate, or the formula applicable to determine the floating rate, of interest per annum that each Purchased Asset bears as of the Purchase Date.

The term “Permitted Encumbrances” shall mean:

I.	the lien of current real property taxes, water charges, sewer rents and assessments not yet delinquent or accruing interest or penalties;

II.	covenants, conditions and restrictions, rights of way, easements and other matters of public record acceptable to mortgage lending institutions generally and referred to in the related mortgagee’s title insurance policy;

III.	other matters to which like properties are commonly subject and which are acceptable to commercial mortgage lending institutions generally, and

IV.	the rights of tenants, as tenants only, whether under ground leases or space leases at the Underlying Mortgaged Property that together do not materially and adversely affect the related Mortgagor’s ability to timely make payments on the related Purchased Asset, which do not materially interfere with the benefits of the security intended to be provided by the related Mortgage or the use, for the use currently being made, the operation as currently being operated, enjoyment, value or marketability of such Underlying Mortgaged Property, provided, however, that, for the avoidance of doubt, Permitted Encumbrances shall exclude all pari passu, second, junior and subordinated mortgages but shall not exclude mortgages that secure Purchased Assets that are cross-collateralized with other Purchased Assets.

The term “Revised Rate” shall mean, with respect to those Purchased Assets on the Purchased Asset Schedule indicated as having a revised rate, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for each applicable Purchased Asset, as calculated and as set forth in the related Purchased Asset.

REPRESENTATIONS AND WARRANTIES

REGARDING EACH INDIVIDUAL PURCHASED ASSET THAT IS A

PARTICIPATION INTEREST

1.	The representations and warranties set forth in this Exhibit VI regarding the Senior Mortgage Loan from which the Purchased Asset is derived shall be deemed incorporated herein in respect of such Senior Mortgage Loan.

2.	The information set forth in the Purchased Asset Schedule is complete, true and correct in all material respects. Seller has delivered to Buyer a true, correct and complete copy of all related Purchased Asset Documents, which have not been amended, modified, supplemented or restated since the related date of origination, except as provided to Buyer prior to the Purchase Date, as consented to by Buyer in writing or as otherwise expressly permitted pursuant to the Agreement.

3.	As of the Purchase Date, there exists no material default, breach, violation or event of acceleration (and no event that, with the passage of time or the giving of notice, or both, would constitute any of the foregoing) under the documents evidencing or securing the Purchased Asset, in any such case to the extent the same materially and adversely affects the value of the Purchased Asset and the related underlying real property.

4.	Except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges, neither the Purchased Asset nor any of the related Purchased Asset Documents is subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of any such Purchased Asset Documents, or the exercise (in compliance with procedures permitted under applicable law) of any right thereunder, render any Purchased Asset Documents subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury (subject to anti-deficiency or one form of action laws and to bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)), and no such right of rescission, set-off, abatement, diminution, valid counterclaim or defense has been asserted with respect thereto.

5.	The Purchased Asset Documents have been duly and properly executed by the originator of the Purchased Asset, and each is the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The Purchased Asset is not usurious.

6.	Other than in accordance with the express terms of the Transaction Documents, the terms of the related Purchased Asset Documents have not been impaired, waived, altered or modified in any material respect (other than by a written instrument that is included in the related Purchased Asset File).

7.	The assignment of the Purchased Asset constitutes the legal, valid and binding assignment of such Purchased Asset from Seller to or for the benefit of Buyer enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

8.	As of the Purchase Date, all representations and warranties in the Purchased Asset Documents and in the underlying documents for the commercial mortgage loan secured by a first lien on a multifamily or commercial property to which such Purchased Asset relates are true and correct in all material respects.

9.	The servicing and collection practices used by Seller for the Purchased Asset have complied with applicable law in all material respects and are consistent with those employed by prudent servicers of comparable Purchased Assets.

10.	Seller is not a debtor in any state or federal bankruptcy or insolvency proceeding.

11.	As of the Purchase Date, there is no payment default, giving effect to any applicable notice and/or grace period, and there is no other material default under any of the related Purchased Asset Documents, giving effect to any applicable notice and/or grace period; no such material default or breach has been waived by Seller or on its behalf or by Seller’s predecessors in interest with respect to the Purchased Assets; and no event has occurred that, with the passing of time or giving of notice would constitute a material default or breach; provided, however, that the representations and warranties set forth in this sentence do not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of any subject matter otherwise covered by any other representation or warranty made by Seller in this Exhibit VI. No Purchased Asset has been accelerated and no foreclosure or power of sale proceeding has been initiated in respect of the related Mortgage. Seller has not waived any material claims against the related Mortgagor under any non-recourse exceptions contained in the Mortgage Note.

12.	Other than in accordance with the express terms of the Transaction Documents, no Purchased Asset has been satisfied, canceled, subordinated (except to the senior mortgage loan from which the Purchased Asset is derived), released or rescinded, in whole or in part, and the related Mortgagor has not been released, in whole or in part, from its obligations under any related Purchased Asset Document.

REPRESENTATIONS AND WARRANTIES

REGARDING EACH INDIVIDUAL PURCHASED ASSET THAT IS A

MEZZANINE LOAN

1.	As of the Purchase Date, the Mezzanine Loan is a performing mezzanine loan secured by a pledge of all of the Capital Stock of a Mortgagor of the related Underlying Mortgage Loan on a performing Underlying Mortgage Loan that owns commercial real estate.

2.	As of the Purchase Date, such Mezzanine Loan and the Underlying Mortgage Loan related thereto complies in all material respects with, or is exempt from, all requirements of federal, state or local law relating to such Mezzanine Loan and Underlying Mortgage Loan.

3.	Immediately prior to the sale, transfer and assignment to Buyer thereof, Seller had good and marketable title to, and was the sole owner and holder of, such Mezzanine Loan, and Seller is transferring such Mezzanine Loan free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Mezzanine Loan. Upon consummation of the purchase contemplated to occur in respect of such Mezzanine Loan on the Purchase Date therefor, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Mezzanine Loan free and clear of any pledge, lien, encumbrance or security interest.

4.	No fraudulent acts were committed by Seller in connection with its acquisition or origination of such Mezzanine Loan nor were any fraudulent acts committed by any Person in connection with the origination of such Mezzanine Loan.

5.	All information contained in the related Due Diligence Package (or as otherwise provided to Buyer) in respect of such Mezzanine Loan and the Underlying Mortgage Loan related thereto is accurate and complete in all material respects. Seller has delivered to Buyer a true, correct and complete copy of all related Purchased Asset Documents, which have not been amended, modified, supplemented or restated since the related date of origination, except as provided to Buyer prior to the Purchase Date, as consented to by Buyer in writing or as otherwise expressly permitted pursuant to the Agreement.

6.	Except as included in the Due Diligence Package, Seller is not a party to any document, instrument or agreement, and there is no document, that by its terms modifies or affects the rights and obligations of any holder of such Mezzanine Loan or the related Underlying Mortgage Loan and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.

7.	Such Mezzanine Loan and the related Underlying Mortgage Loan are presently outstanding, the proceeds thereof have been fully and properly disbursed and, except for amounts held in escrow by Seller or future advance obligations of Seller disclosed to Buyer prior to the Purchase Date, there is no requirement for any future advances thereunder.

8.	Seller has full right, power and authority to sell and assign such Mezzanine Loan and such Mezzanine Loan or any related Mezzanine Note has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

9.	Other than consents and approvals obtained as of the related Purchase Date or those already granted in the documentation governing such Mezzanine Loan (the “Mezzanine Loan Documents”), no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Mezzanine Loan, for Buyer’s exercise of any rights or remedies in respect of such Mezzanine Loan or for Buyer’s sale, pledge or other disposition of such Mezzanine Loan. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

10.	The Mezzanine Collateral is secured by a pledge of equity ownership interests in the related borrower under the Underlying Mortgage Loan or a direct or indirect owner of the related borrower and the security interest created thereby has been fully perfected in favor of Seller as lender under the Mezzanine Loan.

11.	The owner of the Underlying Mortgaged Property (the “Underlying Property Owner”) has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with requisite power and authority to own its assets and to transact the business in which it is now engaged, the sole purpose of the Underlying Property Owner under its organizational documents is to own, finance, sell or otherwise manage the related Underlying Mortgaged Property and to engage in any and all activities related or incidental thereto, and the Underlying Mortgaged Property constitutes the sole assets of the Underlying Property Owner.

12.	The Underlying Property Owner has good and marketable title to the Underlying Mortgaged Property, no claims under the title policies insuring the Underlying Property Owner’s title to the Underlying Mortgaged Property have been made, and the Underlying Property Owner has not received any written notice regarding any material violation of any easement, restrictive covenant or similar instrument affecting the Underlying Mortgaged Property.

13.	The representations and warranties made by the borrower (the “Mezzanine Borrower”) in the Mezzanine Loan Documents were true and correct in all material respects as of the date such representations and warranties were stated to be true therein, and there has been no adverse change with respect to the Mezzanine Loan, the Mezzanine Borrower, the related Underlying Mortgage Loan and the related Mortgagor in respect thereof, the Underlying Mortgaged Property or the Underlying Property Owner that would render any such representation or warranty not true or correct in any material respect as of the Purchase Date.

14.	The Mezzanine Loan Documents provide for the acceleration of the payment of the unpaid principal balance of the Mezzanine Loan if (i) the related Mortgagor voluntarily transfers or encumbers all or any portion of any related Mezzanine Collateral, or (ii) any direct or indirect interest in the related Mortgagor is voluntarily transferred or assigned, other than, in each case, as permitted under the terms and conditions of the related loan documents.

15.	Pursuant to the terms of the Mezzanine Loan Documents: (a) no material terms of any related Underlying Mortgage Loan may be waived, canceled, subordinated or modified in any material respect and no material portion of such Mortgage or the Underlying Mortgaged Property may be released without the consent of the holder of the Mezzanine Loan; (b) no action in furtherance of an Act of Insolvency may be taken by the Underlying Property Owner with respect to the Underlying Mortgaged Property without the consent of the holder of the Mezzanine Loan; (c) the holder of the Mezzanine Loan is entitled to approve the budget of the Underlying Property Owner as it relates to the Underlying Mortgaged Property; and (d) the holder of the Mezzanine Loan’s consent is required prior to the Underlying Property Owner incurring any additional indebtedness.

16.	As of the Purchase Date, there is no (i) monetary default, breach or violation with respect to such Mezzanine Loan, the Underlying Mortgage Loan or any other obligation of the Underlying Property Owner, (ii) material non-monetary default, breach or violation with respect to such Mezzanine Loan, the Underlying Mortgage Loan or any other obligation of the Underlying Property Owner or (iii) event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration.

17.	As of the Purchase Date, no default or event of default has occurred under any agreement pertaining to any lien or other interest that ranks pari passu with or senior to the interests of the holder of such Mezzanine Loan or with respect to any Underlying Mortgage Loan or other indebtedness in respect of the related Underlying Mortgaged Property and there is no provision in any agreement related to any such lien, interest or loan which would provide for any increase in the principal amount of any such lien, other interest or loan other than future advances disclosed by Seller to Buyer.

18.

Seller’s security interest in the Mezzanine Loan is covered by a UCC-9 insurance policy (the “UCC-9 Policy”) in the maximum principal amount of the Mezzanine Loan insuring that the related pledge is a valid first priority lien on the collateral pledged in respect of such Mezzanine Loan (the “Mezzanine Collateral”), subject only to the exceptions stated therein (or a pro forma title policy or marked up title insurance commitment on which the required premium has been paid exists which evidences that such UCC-9 Policy will be issued), such UCC-9 Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, no material claims have been made thereunder and no claims have been paid thereunder, Seller has not done, by act or omission, anything that would materially impair the coverage under the UCC-9 Policy and as of the Purchase Date, the UCC-9 Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of Buyer without the consent of or notice to the insurer.

19.	The Seller, and each Affiliate of Seller who was a party involved in the origination of the Mezzanine Loan, complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

20.	Seller has delivered to Buyer or its designee the original promissory note made in respect of such Mezzanine Loan, together with an original assignment thereof executed by Seller in blank.

21.	Seller has not received any written notice that the Mezzanine Loan may be subject to reduction or disallowance for any reason, including without limitation, any setoff, right of recoupment, defense, counterclaim or impairment of any kind.

22.	Seller has no obligation to make loans to, make guarantees on behalf of, or otherwise extend credit to, or make any of the foregoing for the benefit of, the Mezzanine Borrower or any other person under or in connection with the Mezzanine Loan.

23.	The servicing and collection practices used by the servicer of the Mezzanine Loan, and the origination practices of Seller, if applicable, or, to Seller’s Knowledge, the related originator, have been in all respects legal, proper and prudent and have met customary industry standards by prudent institutional commercial mezzanine lenders and mezzanine loan servicers except to the extent that, in connection with its origination, such standards were modified as reflected in the documentation delivered to Buyer.

24.	If applicable, the ground lessor consented to and acknowledged that (i) the Mezzanine Loan is permitted / approved, (ii) any foreclosure of the Mezzanine Loan and related change in ownership of the ground lessee will not require the consent of the ground lessor or constitute a default under the ground lease, (iii) copies of default notices would be sent to the lender under the Mezzanine Loan and (iv) it would accept cure from the lender under the Mezzanine Loan on behalf of the ground lessee.

25.	To the extent Buyer was granted a security interest with respect to the Mezzanine Loan, such interest (i) was given for due consideration, (ii) has attached, (iii) is perfected, (iv) is a first priority Lien, and (v) has been appropriately assigned to Buyer by the Underlying Property Owner.

26.	No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority is required for any transfer or assignment by the holder of such Mezzanine Loan.

27.	Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Mezzanine Loan is or may become obligated.

28.	Seller has not advanced funds, or knowingly received any advance of funds from a party other than the borrower relating to such Mezzanine Loan, directly or indirectly, for the payment of any amount required by such Mezzanine Loan.

29.	All real estate taxes and governmental assessments, or installments thereof, which would be a lien on any related Underlying Mortgaged Property and that prior to the Purchase Date for the related Purchased Asset have become delinquent in respect of such Underlying Mortgaged Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established. For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

30.	As of the Purchase Date for the related Purchased Asset, each related Underlying Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the value of such Underlying Mortgaged Property as security for the related Underlying Mortgage Loan and there was no proceeding pending or, based solely upon the delivery of written notice thereof from the appropriate condemning authority, threatened in writing for the total or partial condemnation of such Underlying Mortgaged Property.

31.	The fire and casualty insurance policy covering the Underlying Mortgaged Property (i) affords sufficient insurance against fire and other risks as are usually insured against in the broad form of extended coverage insurance from time-to-time available, as well as insurance against flood hazards if the Underlying Mortgaged Property is located in an area identified by FEMA as having special flood hazards, (ii) is a standard policy of insurance for the locale where the Underlying Mortgaged Property is located, is in full force and effect, and the amount of the insurance is in the amount of the full insurable value of the Underlying Mortgaged Property on a replacement cost basis or the unpaid balance of the related Mortgage Loan, whichever is less, (iii) names (and will name) the present owner of the Underlying Mortgaged Property as the insured, and (iv) contains a standard mortgagee loss payable clause in favor of Seller.

32.

As of the Purchase Date of the Mezzanine Loan, all insurance coverage required under the Mezzanine Loan Documents and/or the Underlying Mortgage Loan related to the Underlying Mortgaged Property, which insurance covered such risks as were customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Underlying Mortgaged Property in the jurisdiction in which such Underlying Mortgaged Property is located, and with respect to a fire and extended perils insurance policy, is in an amount (subject to a customary deductible) at least equal to the lesser of (i) the replacement cost of improvements located on such Underlying Mortgaged Property, or (ii) the outstanding principal balance of the Underlying Mortgage Loan, and in any event, the amount necessary to prevent operation of any co-insurance provisions; and, except if such Underlying Mortgaged Property is operated as a mobile home park, is also covered by business interruption or rental loss insurance, in an amount at least equal to 12 months of operations of the related Underlying Mortgaged Property, all of which was in full force and effect with respect to each related Underlying Mortgaged Property; and, as of the Purchase Date for the related Purchased Asset, all insurance coverage required under the Mezzanine Loan Documents and/or any Underlying Mortgage Loan related to the Underlying Mortgaged Property, which insurance covers such risks and is in such amounts as are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Underlying Mortgaged Property in the jurisdiction in which such Underlying Mortgaged Property is located, is in full force and effect with respect to each related Underlying Mortgaged Property; all premiums due and payable through the Purchase Date for the related Purchased Asset have been paid; and no notice of termination or cancellation with respect to any such insurance policy has been received by Seller; and except for certain amounts not greater than amounts which would be considered prudent by an institutional commercial and/or multifamily mortgage lender with respect to a similar mortgage loan and which are set forth in the Mezzanine Loan Documents and/or any Underlying Mortgage Loan related to the Underlying Mortgaged Property, any insurance proceeds in respect of a casualty loss, will be applied either (i) to the repair or restoration of all or part of the related Underlying Mortgaged Property or (ii) the reduction of the outstanding principal balance of the Underlying Mortgage Loan, subject in either case to requirements with respect to leases at the related Underlying Mortgaged Property and to other exceptions customarily provided for by prudent institutional lenders for similar loans. The Underlying Mortgaged Property is also covered by comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Underlying Mortgaged Property, in an amount customarily required by prudent institutional lenders. An architectural or engineering consultant has performed an analysis of the Underlying Mortgaged Properties located in seismic zone 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Underlying Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475 year lookback with a 10% probability of exceedance in a 50 year period. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Underlying Mortgaged Property was obtained by an insurer rated at least A-:V by A.M. Best Company or “BBB-” (or the equivalent) from S&P and Fitch or “Baa3” (or the equivalent) from Moody’s. If the Underlying Mortgaged Property is located in Florida or within 25 miles of the coast of Texas, Louisiana, Mississippi, Alabama, Georgia, North Carolina or South Carolina such Underlying Mortgaged

Property is insured by windstorm insurance in an amount at least equal to the lesser of (i) the outstanding principal balance of such Underlying Mortgage Loan and (ii) 100% of the full insurable value, or 100% of the replacement cost, of the improvements located on the related Underlying Mortgaged Property.

33.	The insurance policies contain a standard mortgagee clause naming the mortgagee, its successors and assigns as loss payee, in the case of a property insurance policy, and additional insured in the case of a liability insurance policy and provide that they are not terminable without 30 days prior written notice to the mortgagee (or, with respect to non-payment, 10 days prior written notice to the mortgagee) or such lesser period as prescribed by applicable law. Each Mortgage requires that the mortgagor under the related Underlying Mortgage Loan maintain insurance as described above or permits the mortgagee to require insurance as described above, and permits the mortgagee to purchase such insurance at the related Mortgagor’s expense if such Mortgagor fails to do so.

34.	There is no material and adverse environmental condition or circumstance affecting the Underlying Mortgaged Property; there is no material violation of any applicable Environmental Law with respect to the Underlying Mortgaged Property; neither Seller nor the Underlying Property Owner has taken any actions which would cause the Underlying Mortgaged Property not to be in compliance with all applicable Environmental Laws; the loan documents relating to the Underlying Mortgage Loan require the borrower to comply with all Environmental Laws; and each mortgagor has agreed to indemnify the mortgagee for any losses resulting from any material, adverse environmental condition or failure of the mortgagor to abide by such Environmental Laws or has provided environmental insurance.

35.	No borrower under the Mezzanine Loan nor any mortgagor under any Underlying Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.

36.	Each related Underlying Mortgaged Property was inspected by or on behalf of the related originator or an affiliate during the 12 month period prior to the related origination date.

37.	There are no material violations of any applicable zoning ordinances, building codes and land laws applicable to the Underlying Mortgaged Property or the use and occupancy thereof which (i) are not insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, or a law and ordinance insurance policy or (ii) would have a material adverse effect on the value, operation or net operating income of the Underlying Mortgaged Property. The Purchased Asset Documents and the loan documents relating to the Underlying Mortgage Loan require the Underlying Mortgaged Property to comply with all applicable laws and ordinances.

38.	None of the material improvements which were included for the purposes of determining the appraised value of any related Underlying Mortgaged Property at the time of the origination of the Mezzanine Loan or any related Underlying Mortgage Loan lies outside of the boundaries and building restriction lines of such property (except Underlying Mortgaged Properties which are legal non-conforming uses), to an extent which would have a material adverse affect on the value of the Underlying Mortgaged Property or the related mortgagor’s use and operation of such Underlying Mortgaged Property (unless affirmatively covered by title insurance) and no improvements on adjoining properties encroached upon such Underlying Mortgaged Property to any material and adverse extent (unless affirmatively covered by title insurance).

39.	As of the Purchase Date for the related Purchased Asset, there was no pending action, suit or proceeding, or governmental investigation of which Seller, the Mezzanine Borrower or the Underlying Property Owner has received notice, against the mortgagor under the related Underlying Mortgage Loan or the related Underlying Mortgaged Property the adverse outcome of which could reasonably be expected to materially and adversely affect the Mezzanine Loan or the Underlying Mortgage Loan.

40.	The improvements located on the Underlying Mortgaged Property are either not located in a federally designated special flood hazard area or, if so located, the mortgagor is required to maintain or the mortgagee maintains, flood insurance with respect to such improvements and such policy is in full force and effect in an amount no less than the lesser of (i) the original principal balance of the Underlying Mortgage Loan, (ii) the value of such improvements on the related Underlying Mortgaged Property located in such flood hazard area or (iii) the maximum allowed under the related federal flood insurance program.

41.	Except for mortgagors under Underlying Mortgage Loans the Underlying Mortgaged Property with respect to which includes a Ground Lease, the related mortgagor (or its affiliate) has title in the fee simple interest in each related Underlying Mortgaged Property.

42.	None of the Purchased Asset Documents or any loan documents relating to the Underlying Mortgage Loan permits the related Underlying Mortgaged Property to be encumbered subsequent to the Purchase Date of the related Purchased Asset without the prior written consent of the holder thereof, by any lien securing the payment of money junior to or of equal priority with, or superior to, the lien of the related Mortgage (other than title exceptions, taxes, assessments and contested mechanics and materialmen’s liens that become payable after such Purchase Date) other than the Purchased Asset.

43.	Each related Underlying Mortgaged Property constitutes one or more complete separate tax lots (or the related mortgagor has covenanted to obtain separate tax lots and a Person has indemnified the mortgagee for any loss suffered in connection therewith or an escrow of funds in an amount sufficient to pay taxes resulting from a breach thereof has been established) or is subject to an endorsement under the related title insurance policy.

44.	An Appraisal of the related Underlying Mortgaged Property was conducted in connection with the origination of the Underlying Mortgage Loan; and such Appraisal satisfied the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989, as in effect on the date such Underlying Mortgage Loan was originated.

45.	The related Underlying Mortgaged Property is served by public utilities, water and sewer (or septic facilities) and otherwise appropriate for the use in which the Underlying Mortgaged Property is currently being utilized.

46.	With respect to each related Underlying Mortgaged Property consisting of a Ground Lease, Seller represents and warrants the following with respect to the related Ground Lease:

(i)	Such Ground Lease or a memorandum thereof has been or will be duly recorded no later than 30 days after the Purchase Date of the related Purchased Asset and such Ground Lease permits the interest of the lessee thereunder to be encumbered by the related Mortgage or, if consent of the lessor thereunder is required, it has been obtained prior to the Purchase Date.

(ii)	Upon the foreclosure of the Underlying Mortgage Loan (or acceptance of a deed in lieu thereof), the related Mortgagor’s interest in such Ground Lease is assignable to the mortgagee under the leasehold estate and its assigns without the consent of the lessor thereunder (or, if any such consent is required, it has been obtained prior to the Purchase Date).

(iii)	Such Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of the mortgagee and any such action without such consent is not binding on the mortgagee, its successors or assigns, except termination or cancellation if (i) an event of default occurs under the Ground Lease, (ii) notice thereof is provided to the mortgagee and (iii) such default is curable by the mortgagee as provided in the Ground Lease but remains uncured beyond the applicable cure period.

(iv)	Such Ground Lease is in full force and effect, there is no material default under such Ground Lease, and there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default under such Ground Lease.

(v)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give notice of any default by the lessee to the mortgagee. The Ground Lease or ancillary agreement further provides that no notice given is effective against the mortgagee unless a copy has been given to the mortgagee in a manner described in the Ground Lease or ancillary agreement.

(vi)	The Ground Lease (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, subject, however, to only the Title Exceptions or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Underlying Mortgaged Property is subject.

(vii)	A mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease) to cure any curable default under such Ground Lease before the lessor thereunder may terminate such Ground Lease.

(viii)	Such Ground Lease has an original term (together with any extension options, whether or not currently exercised, set forth therein all of which can be exercised by the mortgagee if the mortgagee acquires the lessee’s rights under the Ground Lease) that extends not less than 20 years beyond the stated maturity date.

(ix)	Under the terms of such Ground Lease, any estoppel or consent letter received by the mortgagee from the lessor, and the related Mortgage, taken together, any related insurance proceeds or condemnation award (other than in respect of a total or substantially total loss or taking) will be applied either to the repair or restoration of all or part of the related Underlying Mortgaged Property, with the mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment or defeasance of the outstanding principal balance of the Underlying Mortgage Loan, together with any accrued interest (except in cases where a different allocation would not be viewed as commercially unreasonable by any commercial mortgage lender, taking into account the relative duration of the Ground Lease and the related Mortgage and the ratio of the market value of the related Underlying Mortgaged Property to the outstanding principal balance of such Underlying Mortgage Loan).

(x)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial lender.

(xi)	The ground lessor under such Ground Lease is required to enter into a new lease upon termination of the Ground Lease for any reason, including the rejection of the Ground Lease in bankruptcy.

47.	If the Underlying Mortgage Loan is secured by a credit tenant lease, such credit tenant lease has the following properties:

(i)	The base rental payments due under the related credit tenant lease, together with any escrow payments held by Seller or its designee, are equal to or greater than the payments due with respect to the related Underlying Mortgage Loan and are payable without notice or demand.

(ii)	Unless otherwise explicitly disclosed in the Due Diligence Package, the mortgagor does not have any monetary obligations under the related credit tenant lease (other than indemnifying the related tenant for the related landlord’s gross negligence or intentional misconduct and maintaining in good condition and repairing the roof, structural and exterior portions of the related leased property, for which a reserve to cover any reasonably anticipated expenses has been established), and every other material monetary obligation associated with managing, owning, developing and operating the leased property, including, but not limited to, costs associated with utilities, taxes, insurance, maintenance and repairs is an obligation of the related tenant.

(iii)	Unless otherwise explicitly disclosed in the Due Diligence Package, the mortgagor does not have any nonmonetary obligations, the performance of which would involve a material expenditure of funds or the non-performance of which would entitle the tenant to terminate the related credit tenant lease under the related credit tenant lease, except for the delivery of possession of the leased property and the landlord’s obligation not to lease or otherwise permit the operation of properties in competition with the leased property by any other parties or entities under the control of the landlord and except for certain rights arising as a result of environmental contamination which existed as of the rent commencement date and any environmental contamination caused by third parties unrelated to tenant after the rent commencement date.

(iv)	Unless otherwise explicitly disclosed in the Due Diligence Package, the related tenant cannot terminate such credit tenant lease for any reason prior to the payment in full of: (a) the principal balance of the related Underlying Mortgage Loan; (b) all accrued and unpaid interest on such Underlying Mortgage Loan; and (c) any other sums due and payable under such Underlying Mortgage Loan, as of the termination date, which date is a rent payment date, except for a material default by the related mortgagor under the credit tenant lease or due to a casualty or condemnation event.

(v)	In the event the related tenant assigns or sublets the related leased property, such tenant (and if applicable, the related guarantor) remains primarily obligated under the related credit tenant lease.

(vi)	In connection with credit lease loans with respect to which a guaranty exists, the related guarantor guarantees the payment due (and not merely collection) under the related credit tenant lease and such guaranty, on its face, contains no conditions to such payment.

(vii)

No tenant under a credit lease loan and related documentation may exercise any termination right or offset or set-off right (other than abatement related to the existence of hazardous materials that materially interfere with the tenant’s use and occupancy) which shall be binding upon the related mortgagee without providing prior written notice of same to such mortgagee.

(viii)	Each tenant under each credit lease loan and related documentation is required to make all rental payments due under the applicable credit lease to the holder of the Underlying Mortgage Loan (or an account controlled by such holder).

(ix)	The loan documents relating to the Underlying Mortgage Loan provide that the credit tenant lease cannot be modified without the consent of the holder of the Underlying Mortgage Loan and none of the terms of the credit tenant lease has been impaired, waived, altered or modified in any respect since the origination of the Underlying Mortgage Loan.

(x)	The leased property related to each credit lease loan is not subject to any other lease other than the related credit lease or any ground lease pursuant to which the related mortgagor has acquired its interest in the respective leased property.

(xi)	In reliance on a tenant estoppel certificate and representations made by the tenant under the credit lease or representations made by the related mortgagor under the loan documents relating to the Underlying Mortgage Loan, as of the date of origination of each credit lease loan (1) each credit lease was in full force and effect, and no default by the related mortgagor or any tenant had occurred under the credit lease, nor was there any existing condition which, but for the passage of time or the giving of notice, or both, would result in a default under the terms of the credit lease, and (2) each credit lease has a term ending on or after the maturity date (or anticipated repayment date) of the related credit tenant lease.

48.	The assignment of the Purchased Asset constitutes the legal, valid and binding assignment of such Purchased Asset from Seller to or for the benefit of Buyer enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

EXHIBIT VII

ASSET INFORMATION

Loan ID #:

Borrower Name:

Borrower Address:

Borrower City:

Borrower State:

Borrower Zip Code:

Recourse?

Guaranteed?

Related Borrower Name(s):

Original Principal Balance:

Note Date:

Loan Date:

Loan Type (e.g. fixed/arm):

Current Principal Balance:

Current Interest Rate (per annum):

Paid to date:

Annual P&I:

Next Payment due date:

Index (complete whether fixed or arm):

Gross Spread/Margin (complete whether fixed or arm):

Life Cap:

Life Floor:

Periodic Cap:

Periodic Floor:

Rounding Factor:

Lookback (in days):

Interest Calculation Method (e.g., Actual/360):

Interest rate adjustment frequency:

P&I payment frequency:

First P&I payment due:

First interest rate adjustment date:

First payment adjustment date:

Next interest rate adjustment date:

Next payment adjustment date:

Conversion Date:

Converted Interest Rate Index:

Converted Interest Rate Spread:

Maturity date:

Loan term:

Amortization term:

Hyper-Amortization Flag:

Hyper-Amortization Term:

Hyper-Amortization Rate Increase:

Balloon Amount:

Balloon LTV:

Prepayment Penalty Flag:

Prepayment Penalty Text:

Lockout Period:

Lien Position:

Fee/Leasehold:

Ground Lease Expiration Date:

CTL (Yes/No):

CTL Rating (Moody’s):

CTL Rating (Duff):

CTL Rating (S&P):

CTL Rating (Fitch):

Lease Guarantor:

CTL Lease Type (NNN, NN, Bondable):

Property Name:

Property Address:

Property City:

Property Zip Code:

Property Type (General):

Property Type (Specific):

Cross-collateralized (Yes/No)†:

Property Size:

Year built:

Year renovated:

Actual Average Occupancy:

Occupancy Rent Roll Date:

Underwritten Average Occupancy:

Largest Tenant:

Largest Tenant SF:

Largest Tenant Lease Expiration:

2nd Largest Tenant:

2nd Largest Tenant SF:

2nd Largest Tenant Lease Expiration:

3rd Largest Tenant:

†	If yes, give property information on each property covered and in aggregate as appropriate. Loan ID’s should be denoted with a suffix letter to signify loans/collateral.

3rd Largest Tenant SF:

3rd Largest Tenant Lease Expiration:

Underwritten Average Rental Rate/ADR:

Underwritten Vacancy/Credit Loss:

Underwritten Other Income:

Underwritten Total Revenues:

Underwritten Replacement Reserves:

Underwritten Management Fees:

Underwritten Franchise Fees:

Underwritten Total Expenses:

Underwritten Leasing Commissions:

Underwritten Tenant Improvement Costs:

Underwritten NOI:

Underwritten NCF:

Underwritten Debt Service Constant:

Underwritten DSCR at NOI:

Underwritten DSCR at NCF:

Underwritten NOI Period End Date:

Hotel Franchise:

Hotel Franchise Expiration Date:

Appraiser Name:

Appraised Value:

Appraisal Date:

Appraisal Cap Rate:

Appraisal Discount Rate:

Underwritten LTV:

Environmental Report Preparer:

Environmental Report Date:

Environmental Report Issues:

Architectural and Engineering Report Preparer:

Architectural and Engineering Report Date:

Deferred Maintenance Amount:

Ongoing Replacement Reserve Requirement per A&E Report:

Immediate Repairs Escrow % (e.g. [___]%):

Replacement Reserve Annual Deposit:

Replacement Reserve Balance:

Tenant Improvement/Leasing Commission Annual Deposits:

Tenant Improvement/Leasing Commission Balance:

Taxes paid through date:

Monthly Tax Escrow:

Tax Escrow Balance:

Insurance paid through date:

Monthly Insurance Escrow:

Insurance Escrow Balance:

Reserve/Escrow Balance as of Date:

Probable Maximum Loss %:

Covered by Earthquake Insurance (Yes/No):

Number of times 30 days late in last 12 months:

Number of times 60 days late in last 12 months:

Number of times 90 days late in last 12 months:

Servicing Fee:

Notes:

EXHIBIT VIII

PURCHASE AND ADDITIONAL ADVANCE PROCEDURES

(a)    Submission of Due Diligence Package. No less than fifteen (15) Business Days prior to the proposed Purchase Date or Additional Advance Date, as applicable, Seller shall deliver to Buyer a due diligence package for Buyer’s review and approval, which shall contain the following items (the “Due Diligence Package”):

1.	Delivery of Purchased Asset Documents. With respect to a New Asset that is a Pre-Existing Asset, each of the Purchased Asset Documents and, with respect to a Purchased Asset that is the subject of a proposed Additional Advance, any Purchased Asset Document that has been modified or amended in any manner since the related Purchase Date.

2.	Transaction-Specific Due Diligence Materials. With respect to any New Asset or Purchased Asset that is the subject of a proposed Additional Advance, a summary memorandum outlining the proposed transaction, including potential transaction benefits and all material underwriting risks, all Underwriting Issues and all other characteristics of the proposed transaction that a reasonable buyer would consider material, together with the following due diligence information relating to the New Asset or, with respect to a Purchased Asset that is the subject of a proposed Additional Advance, any updates to the following due diligence information reflecting changes from the related Purchase Date:

A.	With respect to each Eligible Asset,

(i)    the Asset Information and, if available, maps and photos;

(ii)    a current rent roll and roll over schedule, if applicable;

(iii)    a cash flow pro-forma, plus historical information, if available;

(iv)    copies of appraisal, environmental, engineering and any other third-party reports; provided, that, if same are not available to Seller at the time of Seller’s submission of the Due Diligence Package to Buyer, Seller shall deliver such items to Buyer promptly upon Seller’s receipt of such items;

(v)    a description of the underlying real estate directly or indirectly securing or supporting such Purchased Asset and the ownership structure of the borrower and the sponsor (including, without limitation, the board of directors, if applicable) and, to the extent that real property does not secure such Eligible Asset, the related collateral securing such Eligible Asset, if any;

(vi)    indicative debt service coverage ratios;

(vii)    indicative loan-to-value ratios;

(viii)    a term sheet outlining the transaction generally;

(ix)    a description of the Mortgagor, including experience with other projects (real estate owned), its ownership structure and financial statements;

(x)    a description of Seller’s relationship with the Mortgagor, if any;

(xi)    copies of documents evidencing such New Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, the underlying borrower’s and guarantor’s organizational documents, warrant agreements, and loan and collateral pledge agreements, as applicable, provided that, if same are not available to Seller at the time of Seller’s submission of the Due Diligence Package to Buyer, Seller shall deliver such items to Buyer promptly upon Seller’s receipt of such items;

(xii)    in the case of Participation Interest, all information described in this section 2(A) that would otherwise be provided for the Underlying Mortgage Loan if it were an Eligible Asset, and in addition, all documentation evidencing such Participation Interest; and

(xiii)    any exceptions to the representations and warranties set forth in Exhibit VI to this Agreement.

3.	Environmental and Engineering. A “Phase 1” (and, if requested by Buyer, “Phase 2”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Buyer, by an engineer or environmental consultant reasonably approved by Buyer.

4.	Credit Memorandum. A credit memorandum, asset summary or other similar document that details cash flow underwriting, historical operating numbers, underwriting footnotes, rent roll and lease rollover schedule.

5.	Appraisal. Either an Appraisal approved by Buyer or a Draft Appraisal, each by an MAI appraiser, if applicable. If Buyer receives only a Draft Appraisal prior to entering into a Transaction, Seller shall deliver an Appraisal approved by Buyer by an MAI appraiser on or before ten (10) calendar days after the Purchase Date. The related Appraisal shall (i) be dated less than twelve (12) months prior to the proposed financing date and (ii) not be ordered by the related Mortgagor or an Affiliate of the related Mortgagor.

6.	Opinions of Counsel. An opinion to Seller and its successors and assigns from counsel to the underlying obligor on the underlying loan transaction, as applicable, as to enforceability of the loan documents governing such transaction and such other matters as Buyer shall require (including, without limitation, opinions as to due formation, authority, choice of law and perfection of security interests).

7.	Additional Real Estate Matters. To the extent obtained by Seller from the Mortgagor or the underlying obligor relating to any Eligible Asset at the origination of the Eligible Asset, such other real estate related certificates and documentation as may have been requested by Buyer, such as abstracts of all leases in effect at the real property relating to such Eligible Asset.

8.	Other Documents. Any other documents as Buyer or its counsel shall reasonably deem necessary.

(b)    Submission of Legal Documents. With respect to a New Asset that is an Originated Asset, no less than seven (7) calendar days prior to the proposed Purchase Date, Seller shall deliver, or cause to be delivered, to counsel for Buyer the following items, where applicable:

1.	Copies of all draft Purchased Asset Documents in substantially final form, blacklined against the approved form Purchased Asset Documents.

2.	Certificates or other evidence of insurance demonstrating insurance coverage in respect of the underlying real estate directly or indirectly securing or supporting such Purchased Asset of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents. Such certificates or other evidence shall indicate that Seller (or, as to Participation Interests, the lead lender on the whole loan or mezzanine loan in which Seller is a participant or holder of a note or has an equity interest in the Mortgagor, as applicable), will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Asset Documents.

3.	All Surveys of the underlying real estate directly or indirectly securing or supporting such Purchased Asset that are in Seller’s possession.

4.	As reasonably requested by Buyer, satisfactory reports of UCC, tax lien, judgment and litigation searches and title updates conducted by search firms and/or title companies reasonably acceptable to Buyer with respect to the Eligible Asset, underlying real estate directly or indirectly securing or supporting such Eligible Asset, Seller and Mortgagor, such searches to be conducted in each location Buyer shall reasonably designate.

5.	An unconditional commitment to issue a Title Policy in favor of Buyer and Buyer’s successors and/or assigns with respect to Buyer’s interest in the related real property and insuring the assignment of the Eligible Asset to Buyer, with an amount of insurance that shall be not less than the maximum principal amount of the Eligible Asset (taking into account the proposed purchase), or an endorsement or confirmatory letter from the title insurance company that issued the existing title insurance policy, in favor of Buyer and Buyer’s successors and/or assigns, that amends the existing title insurance policy by stating that the amount of the insurance is not less than the maximum principal amount of the Eligible Asset (taking into account the proposed purchase).

6.	Certificates of occupancy and letters certifying that the property is in compliance with all applicable zoning laws, each issued by the appropriate Governmental Authority.

(c)    Approval of Eligible Asset. Conditioned upon the timely and satisfactory completion of Seller’s requirements in clauses (a) and (b) above, Buyer shall, no less than five (5) calendar days prior to the proposed Purchase Date or Additional Advance Date, as applicable, (1) in the case of the proposed purchase of an Eligible Asset, in its sole and absolute discretion (A) notify Seller in writing (which may take the form of electronic mail format) that Buyer has not approved the proposed Eligible Asset as a Purchased Asset or (B) notify Seller in writing (which may take the form of electronic mail format) that Buyer has approved the proposed Eligible Asset as a Purchased Asset or (2) in the case of a proposed Additional Advance, in the exercise of its Applicable Standard of Discretion (A) notify Seller in writing (which may take the form of electronic mail format) that Buyer has not approved the proposed Additional Advance or (B) notify Seller in writing (which may take the form of electronic mail format) that Buyer has approved the proposed Additional Advance. Buyer’s failure to respond to Seller on or prior to five (5) calendar days prior to the proposed Purchase Date, shall be deemed to be a denial of Seller’s request that Buyer approve the proposed Eligible Asset or proposed Additional Advance, as applicable, unless Buyer and Seller has agreed otherwise in writing.

(d)    Assignment Documents. No less than two (2) business days prior to the proposed Purchase Date, Seller shall have executed and delivered to Buyer, in form and substance reasonably satisfactory to Buyer and its counsel, all applicable assignment documents assigning to Buyer the proposed Eligible Asset (and in any Hedging Transactions held by Seller with respect thereto) that shall be subject to no liens except as expressly permitted by Buyer. Each of the assignment documents shall contain such representations and warranties in writing concerning the proposed Eligible Asset and such other terms as shall be satisfactory to Buyer in its sole discretion, and shall include blacklined copies of each document, showing all changes made to the forms of assignment documents that have been approved in advance by Buyer.

EXHIBIT IX

FORM OF BAILEE LETTER

[____] [__], 201[_]

Re:	Bailee Agreement (the “Bailee Agreement”) in connection with the pledge by TPG RE Finance 1, Ltd. (“Seller”) to JPMorgan Chase Bank, National Association (“Buyer”) of certain Purchased Assets pursuant to that certain Master Repurchase Agreement, dated as of August 20, 2015, between Seller and Buyer (the “Repurchase Agreement”)

Ladies and Gentlemen:

In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Buyer and [____] (the “Bailee”) hereby agree as follows:

(a)    Seller shall deliver to the Bailee in connection with any Purchased Assets delivered to the Bailee hereunder a Custodial Identification Certificate in the form of Attachment 1 attached hereto to which shall be attached a Purchased Asset Schedule identifying which Purchased Assets are being delivered to the Bailee hereunder. Such Purchased Asset Schedule shall contain the following fields of information: (a) the loan identifying number; (b) the Purchased Asset obligor’s name; (c) the street address, city, state and zip code for the applicable real property; (d) the original balance; and (e) the current principal balance if different from the original balance.

(b)    On or prior to the date indicated on the Custodial Identification Certificate delivered by Seller (the “Funding Date”), Seller shall have delivered to the Bailee, as bailee for hire, the documents set forth on Schedule A attached hereto (collectively, the “Purchased Asset File”) for each of the Purchased Assets (each a “Purchased Asset” and collectively, the “Purchased Assets”) listed in Exhibit A to Attachment 1 attached hereto (the “Purchased Asset Schedule”).

(c)    The Bailee shall issue and deliver to Buyer and U.S. Bank National Association (the “Custodian”) on or prior to the Funding Date by facsimile (a) in the name of Buyer, an initial trust receipt and certification in the form of Attachment 2 attached hereto (the “Bailee’s Trust Receipt and Certification”) which Bailee’s Trust Receipt and Certification shall state that the Bailee has received the documents comprising the Purchased Asset File as set forth in the Custodial Identification Certificate (as defined in that certain Custodial Agreement, dated as of August 20, 2015, among Seller, Buyer and Custodian.

(d)    On the applicable Funding Date, in the event that Buyer fails to purchase from Seller the Purchased Assets identified in the related Custodial Identification Certificate, Buyer shall deliver by facsimile to the Bailee at [____] to the attention of [____], an authorization (the “Facsimile Authorization”) to release the Purchased Asset Files with respect to the Purchased Assets identified therein to Seller. Upon receipt of such Facsimile Authorization, the Bailee shall release the Purchased Asset Files to Seller in accordance with Seller’s instructions.

(e)    To the extent that there is no Facsimile Authorization, following the Funding Date, the Bailee shall forward the Purchased Asset Files to the Custodian at [____], by insured overnight courier for receipt by the Custodian no later than 1:00 p.m. on the third (3rd) Business Day following the applicable Funding Date (the “Delivery Date”).

(f)    From and after the applicable Funding Date until the time of receipt of the Facsimile Authorization or the applicable Delivery Date, as applicable, the Bailee (a) shall maintain continuous custody and control of the related Purchased Asset Files as bailee for Buyer (other than forwarding in accordance with paragraph (e) hereof) and (b) is holding the related Purchased Assets as sole and exclusive bailee for Buyer unless and until otherwise instructed in writing by Buyer.

(g)    Seller agrees to indemnify and hold the Bailee and its partners, directors, officers, agents and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Bailee Agreement or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than special, indirect, punitive or consequential damages, which shall in no event be paid by the Bailee) were imposed on, incurred by or asserted against the Bailee because of the breach by the Bailee of its obligations hereunder, which breach was caused by gross negligence or willful misconduct on the part of the Bailee or any of its partners, directors, officers, agents or employees. The foregoing indemnification shall survive any resignation or removal of the Bailee or the termination or assignment of this Bailee Agreement.

(h)    In the event that the Bailee fails to produce a Mortgage Note, assignment of collateral or any other document related to a Purchased Asset that was in its possession within ten (10) business days after required or requested by Seller or Buyer (a “Delivery Failure”), the Bailee shall indemnify Seller or Buyer in accordance with paragraph (g) above.

(i)    Seller agrees to indemnify and hold Buyer and its respective affiliates and designees harmless against any and all liabilities, obligations, losses,

damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of a Custodial Delivery Failure or the Bailee’s negligence, lack of good faith or willful misconduct. The foregoing indemnification shall survive any termination or assignment of this Bailee Agreement.

(j)    Seller hereby represents, warrants and covenants that the Bailee is not an affiliate of or otherwise controlled by Seller. Notwithstanding the foregoing, the parties hereby acknowledge that the Bailee hereunder may act as counsel to Seller in connection with a proposed transaction and [    ], if acting as Bailee, has represented Seller in connection with negotiation, execution and delivery of the Repurchase Agreement.

(k)    In connection with a pledge of the Purchased Assets as collateral for an obligation of Buyer, Buyer may pledge its interest in the corresponding Purchased Asset Files held by the Bailee for the benefit of Buyer from time to time by delivering written notice to the Bailee that Buyer has pledged its interest in the identified Purchased Assets and Purchased Asset Files, together with the identity of the party to whom the Purchased Assets have been pledged (such party, the “Pledgee”). Upon receipt of such notice from Buyer, the Bailee shall mark its records to reflect the pledge of the Purchased Assets by Buyer to the Pledgee. The Bailee’s records shall reflect the pledge of the Purchased Assets by Buyer to the Pledgee until such time as the Bailee receives written instructions from Buyer that the Purchased Assets are no longer pledged by Buyer to the Pledgee, at which time the Bailee shall change its records to reflect the release of the pledge of the Purchased Assets and that the Bailee is holding the Purchased Assets as custodian for, and for the benefit of, Buyer.

(l)    The agreement set forth in this Bailee Agreement may not be modified, amended or altered, except by written instrument, executed by all of the parties hereto.

(m)    This Bailee Agreement may not be assigned by Seller or the Bailee without the prior written consent of Buyer.

(n)    For the purpose of facilitating the execution of this Bailee Agreement as herein provided and for other purposes, this Bailee Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.

(o)    This Bailee Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(p)    Capitalized terms used herein and defined herein shall have the meanings ascribed to them in the Repurchase Agreement.

Very truly yours,

TPG RE FINANCE 1, LTD., as Seller

By:
Name:
Title:

ACCEPTED AND AGREED:

[BAILEE]

By:
Name:

ACCEPTED AND AGREED:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
Buyer

By:
Name:
Title:

Schedule A

[List of Purchased Asset Documents]

Attachment 1

CUSTODIAL IDENTIFICATION CERTIFICATE

On this [___] day of [____], 201[_], TPG RE FINANCE 1, LTD. (“Seller”), under that certain Bailee Agreement of even date herewith (the “Bailee Agreement”), among Seller, [____] (the “Bailee”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Buyer, does hereby instruct the Bailee to hold, in its capacity as Bailee, the Purchased Asset Files listed on Exhibit A with respect to the Purchased Assets identified thereon, which Purchased Assets shall be subject to the terms of the Bailee Agreement as of the date hereof.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Bailee Agreement.

IN WITNESS WHEREOF, Seller has caused this Custodial Identification Certificate to be executed and delivered by its duly authorized officer as of the day and year first above written.

TPG RE FINANCE 1, LTD.

By:
Name:
Title:

Exhibit A to Attachment 1

PURCHASED ASSET FILES AND PURCHASED ASSET SCHEDULE

Attachment 2

FORM OF BAILEE’S TRUST RECEIPT AND CERTIFICATION

[____] [__], 201[_]

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

383 Madison Avenue

New York, New York 10179

Attention:     Ms. Nancy S. Alto

Telephone:   (212) ###-####

Telecopy:     (917) ###-####

Re:	Bailee Agreement, dated as of [____] [__], 201[_] (the “Bailee Agreement”) among TPG RE Finance 1, Ltd. (“Seller”), JPMorgan Chase Bank, National Association (“Buyer”) and [____] (“Bailee”)

Ladies and Gentlemen:

In accordance with the provisions of Paragraph (c) of the above-referenced Bailee Agreement, the undersigned, as the Bailee, hereby certifies that as to each Purchased Asset described in the Purchased Asset Schedule (Exhibit A to Attachment 1), a copy of which is attached hereto, it has reviewed the Purchased Asset File and has determined that (i) all documents listed in Schedule A attached to the Bailee Agreement are in its possession and (ii) such documents have been reviewed by it and appear regular on their face and relate to such Purchased Asset and (iii) based on its examination, the foregoing documents on their face satisfy the requirements set forth in Paragraph (b) of the Bailee Agreement.

The Bailee hereby confirms that it is holding each such Purchased Asset File as agent and bailee for the exclusive use and benefit of Buyer pursuant to the terms of the Bailee Agreement.

All initially capitalized terms used herein shall have the meanings ascribed to them in the above-referenced Bailee Agreement.

[____], BAILEE

By:
Name:
Title:

EXHIBIT X

FORM OF MARGIN DEFICIT NOTICE

[DATE]

VIA ELECTRONIC TRANSMISSION

TPG RE Finance 1, Ltd.

c/o TPG RE Finance Trust Management, L.P.

888 Seventh Avenue, 27th Floor

New York, NY 10106

Attention:    Ian McColough

Re:	Master Repurchase Agreement, dated as of August 20, 2015 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement) by and between JPMorgan Chase Bank, National Association (“Buyer”) and TPG RE Finance 1, Ltd. (“Seller”).

Pursuant to Article 4(a) of the Master Repurchase Agreement, Buyer hereby notifies Seller of the existence of a Margin Deficit equal to or greater than the applicable Minimum Transfer Amount as of the date hereof as follows:

Repurchase Price for certain Purchased Assets:	$	__________
Buyer’s Margin Amount for certain Purchased Assets:	$	__________
Applicable Minimum Transfer Amount:	$	__________
MARGIN DEFICIT:	$	__________
Accrued Interest from [____] to [____]:	$	__________
TOTAL WIRE DUE:	$	__________

SELLER IS REQUIRED TO CURE THE MARGIN DEFICIT SPECIFIED ABOVE IN ACCORDANCE WITH THE MASTER REPURCHASE AGREEMENT AND WITHIN THE TIME PERIOD SPECIFIED IN ARTICLE 4(a) THEREOF.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

EXHIBIT XI-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Assignees That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 3(t) of the Master Repurchase Agreement, dated as of August 20, 2015 (the “Master Repurchase Agreement”), by and between JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States, as Buyer, and TPG RE Finance 1, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Seller. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase Agreement.

The undersigned hereby certifies that (i) it is the sole record and beneficial owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Seller(s) with a correct, complete, and accurate executed IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Seller(s), and (2) the undersigned shall have at all times furnished the applicable Seller(s) with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF ASSIGNEE]

By:
Name:
Title:

Date: ________ __, 201[_]

EXHIBIT XI-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 3(t) of the Master Repurchase Agreement, dated as of August 20, 2015 (the “Master Repurchase Agreement”), by and between JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States, as Buyer, and TPG RE Finance 1, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Seller. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase Agreement.

The undersigned hereby certifies that (i) it is the sole record and beneficial owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Buyer or Assignee with a correct, complete, and accurate executed IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Buyer or Assignee in writing, and (2) the undersigned shall have at all times furnished such Buyer or Assignee with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 201[_]

EXHIBIT XI-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 3(t) of the Master Repurchase Agreement, dated as of August 20, 2015 (the “Master Repurchase Agreement”), by and between JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States, as Buyer, and TPG RE Finance 1, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Seller. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase Agreement.

The undersigned hereby certifies that (i) it is the sole record owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such interest, (iii) with respect such interest, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Buyer or Assignee with a correct, complete, and accurate executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Buyer or Assignee and (2) the undersigned shall have at all times furnished such Buyer or Assignee with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 201[_]

EXHIBIT XI-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Assignees That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 3(t) of the Master Repurchase Agreement, dated as of August 20, 2015 (the “Master Repurchase Agreement”), by and between JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States, as Buyer, and TPG RE Finance 1, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Seller. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase Agreement.

The undersigned hereby certifies that (i) it is the sole record owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such interest, (iii) with respect to such interest, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Seller(s) with a correct, complete, and accurate executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Seller(s), and (2) the undersigned shall have at all times furnished the applicable Seller(s) with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF ASSIGNEE]

By:
Name:
Title:

Date: ________ __, 201[_]

EXHIBIT XII

UCC FILING JURISDICTIONS

State of Delaware

State of New York

District of Columbia

XII-4

EXHIBIT XIII

FUTURE FUNDING CONFIRMATION

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Ladies and Gentlemen:

SELLER is pleased to deliver our written FUTURE FUNDING CONFIRMATION of our agreement to enter into the Future Funding Transaction pursuant to which JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“Buyer”) shall advance funds to Seller (as defined below), or at the request of Seller to the borrower identified below pursuant to the Master Repurchase Agreement, dated as of August 20, 2015 (the “Agreement”), between Buyer and Seller on the following terms. Capitalized terms used herein without definition have the meanings given in the Agreement. Notwithstanding anything to the contrary, all information provided below reflect such information as of the date of this Future Funding Confirmation.

Future Funding Date:	, 20
Related Purchased Asset:	[ ]
Aggregate Principal Amount of Purchased Asset:	$[ ]
Repurchase Date of Purchased Asset:
Outstanding Purchase Price of Purchased Asset:	$[ ]
Pricing Rate of Purchased Asset:	one month LIBOR plus %

Future Funding Amount:	$[ ] (with respect to this Future Funding Confirmation)

Future Funding Amounts Remaining:	$[ ]
Transmission Date/Time:
Borrower:
Wiring Instructions:
Name and address for communications:	Buyer:	JPMorgan Chase Bank, National Association 383 Madison Avenue New York, New York 10179 Attention: Ms. Nancy S. Alto Telephone: (212) ###-#### Telecopy: (917) ###-####

With a copy to:	JPMorgan Chase Bank, National Association 383 Madison Avenue New York, New York 10179 Attention: Mr. Thomas Nicholas Cassino Telephone: (212) ###-#### Telecopy: (212) ###-####

Seller:	TPG RE Finance 1, Ltd. c/o TPG RE Finance Trust Management, L.P. 888 Seventh Avenue, 27th Floor New York, NY 10106 Attention: Ian McColough Telephone: 212-###-#### Email: ##########@tpg.com

With copies to:	TPG RE Finance 1, Ltd. c/o TPG RE Finance Trust Management, L.P. 888 Seventh Avenue, 27th Floor New York, NY 10106 Attention: Jason Ruckman Telephone: 212-###-#### Email: ########@tpg.com

Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036-8704 Attention: David C. Djaha Telephone: 212-###-#### Telecopy: 646-###-#### Email: #####.#####@ropesgray.com

TPG RE FINANCE 1, LTD.

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

EXHIBIT XV

FORM OF RELEASE LETTER

[Date]

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

383 Madison Avenue

New York, New York 10179

Attention: Ms. Nancy S. Alto

Re:	Master Repurchase Agreement, dated as of August 20, 2015 by and between JPMorgan Chase Bank, National Association (“Buyer”) and TPG RE Finance 1, Ltd. (“Seller”) (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”); (capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement).

Ladies and Gentlemen:

With respect to the Purchased Assets described in the attached Schedule A (the “Purchased Assets”) (a) we hereby certify to you that the Purchased Assets are not subject to a lien of any third party, and (b) we hereby release all right, interest or claim of any kind other than any rights under the Master Repurchase Agreement with respect to such Purchased Assets, such release to be effective automatically without further action by any party upon payment by Buyer of the amount of the Purchase Price contemplated under the Master Repurchase Agreement (calculated in accordance with the terms thereof) in accordance with the wiring instructions set forth in the Master Repurchase Agreement.

Very truly yours,

TPG RE FINANCE 1, LTD.

By:
Name:
Title:

Schedule A

[List of Purchased Asset Documents]

EXHIBIT XVI

FORM OF COVENANT COMPLIANCE CERTIFICATE

[            ] [         ], 201[    ]

JPMorgan Chase Bank, National Association

383 Madison Avenue

New York, New York 10179

Attention: Thomas Nicholas Cassino

This Covenant Compliance Certificate is furnished pursuant to that certain Master Repurchase Agreement, dated as of August 20, 2015 by and between JPMorgan Chase Bank, National Association (“Buyer”), TPG RE Finance 1, Ltd. ( “Seller”) (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”). Unless otherwise defined herein, capitalized terms used in this Covenant Compliance Certificate have the respective meanings ascribed thereto in the Master Repurchase Agreement.

THE UNDERSIGNED HEREBY CERTIFIES, IN HIS OR HER CAPACITY AS AN OFFICER OF SELLER THAT:

1.	I am a duly elected Responsible Officer of Seller.

2.	All of the financial statements, calculations and other information set forth in this Covenant Compliance Certificate, including, without limitation, in any exhibit or other attachment hereto, are true, complete and correct as of the date hereof.

3.	I have reviewed the terms of the Master Repurchase Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of Seller during the accounting period covered by the financial statements attached (or most recently delivered to Buyer if none are attached).

4.	I am not aware of any facts, or pending developments that have caused, or may in the future cause the Market Value of any Purchased Asset to decline at any time within the reasonably foreseeable future.

5.	As of the date hereof, and since the date of the certificate most recently delivered pursuant to Article 11(j) of the Master Repurchase Agreement, Seller has observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects, every condition, contained in the Master Repurchase Agreement and the related documents to be observed, performed or satisfied by it.

6.	The examinations described in Paragraph 3 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of

Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Covenant Compliance Certificate (including immediately after giving effect to any pending Transactions requested to be entered into), except as set forth below.

7.	As of the date hereof, each of the representations and warranties made by Seller in the Master Repurchase Agreement are true, correct and complete in all material respects with the same force and effect as if made on and as of the date hereof, except as to the extent of any Approved Exceptions.

8.	No condition or event that constitutes a “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event by Seller, however denominated, has occurred or is continuing under any Hedging Transaction.

9.	Attached as Exhibit 1 hereto is a description of all interests of Affiliates of Seller in any Underlying Mortgaged Property (including without limitation, any lien, encumbrance or other debt or equity position or other interest in the Underlying Mortgaged Property that is senior or junior to, or pari passu with, a Purchased Asset in right of payment or priority).

10.	Attached as Exhibit 2 hereto are the financial statements required to be delivered pursuant to Article 11 of the Master Repurchase Agreement (or, if none are required to be delivered as of the date of this Covenant Compliance Certificate, the financial statements most recently delivered pursuant to Article 11 of the Master Repurchase Agreement), which financial statements, to the best of my knowledge after due inquiry, fairly and accurately present in all material respects, the financial condition and operations of Seller as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 11.

11.	Attached as Exhibit 3 hereto are the calculations demonstrating compliance with the financial covenants set forth in Article 9 of the Guarantee Agreement.

To the extent that Financial Statements are being delivered in connection with this Covenant Compliance Certificate, Seller hereby makes the following representations and warranties: (i) it is in compliance with all of the terms and conditions of the Master Repurchase Agreement and (ii) it has no claim or offset against Buyer under the Transaction Documents.

To the best of my knowledge, Seller has, during the period since the delivery of the immediately preceding Covenant Compliance Certificate, observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects every condition, contained in the Master Repurchase Agreement and the related documents to be observed, performed or satisfied by it, and I have no knowledge of the occurrence during such period, or present existence, of any condition or event which constitutes an Event of Default or Default (including immediately after giving effect to any pending Transactions requested to be entered into), except as set forth below.

Described below are the exceptions, if any, to the foregoing paragraphs, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Guarantor or Seller has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Covenant Compliance Certificate, are made and delivered this [    ] day of [            ], 201[    ].

TPG RE FINANCE 1, LTD.,

an exempted company incorporated with limited liability under the laws of the Cayman Islands

By:
Name:
Title:

TPG RE FINANCE TRUST HOLDCO, LLC,

a Delaware limited liability company

By:
Name:
Title:

EXHIBIT XVII

FORM OF RE-DIRECTION LETTER

[SELLER LETTERHEAD]

RE-DIRECTION LETTER

AS OF [        ] [    ], 201[    ]

Ladies and Gentlemen:

Please refer to: (a) that certain [Loan Agreement], dated [        ] [    ], 201[    ], by and between [        ] (the “Borrower”), as borrower, and [            ] (the “Lender”), as lender; and (b) all documents securing or relating to that certain $[        ] loan made by the Lender to the Borrower on [        ] [        ], 201[    ] (the “Loan”).

You are advised as follows, effective as of the date of this letter.

Assignment of the Loan. The Lender has entered into a Master Repurchase Agreement, dated as of August 20, 2015 (as the same may be amended and/or restated from time to time, the “Repurchase Agreement”), with JPMorgan Chase Bank, National Association (“JPMorgan”), 383 Madison Avenue, New York, New York 10179, and has assigned its rights and interests in the Loan (and all of its rights and remedies in respect of the Loan) to JPMorgan, subject to the terms of the Repurchase Agreement. This assignment shall remain in effect unless and until JPMorgan has notified Borrower otherwise in writing.

Direction of Funds. In connection with Borrower’s obligations under the Loan, Lender hereby directs Borrower to disburse, by wire transfer, any and all payments to be made under or in respect of the Loan to the following account, for the benefit of JPMorgan:

ABA # [            ]

Account # [            ]

Attn: [Insert information regarding Depository Account]

Acct Name: “[SERVICER] for the benefit of JPMorgan Chase Bank, National

Association, as Repurchase Agreement Buyer”

This direction shall remain in effect unless and until JPMorgan has notified Borrower otherwise in writing.

Modifications, Waivers, Etc. No modification, waiver, deferral, or release (in whole or in part) of any party’s obligations in respect of the Loan, or of any collateral for any obligations in respect of the Loan, shall be effective without the prior written consent of JPMorgan. Notwithstanding the foregoing, neither Seller nor Servicer (as defined in the Repurchase Agreement) shall take any material action or effect any modification or amendment to any Purchased Asset without first having given prior notice thereof to JPMorgan in each such instance and receiving the prior written consent of JPMorgan.

Please acknowledge your acceptance of the terms and directions contained in this correspondence by executing a counterpart of this correspondence and returning it to the undersigned.

Very truly yours,

TPG RE FINANCE 1, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands

By:
Name:
Title:
Date: [ ] [ ], 201[ ]

Agreed and accepted this [        ]

day of [            ], 201[    ]

[            ]

By:
Name:
Title:

EXHIBIT XVIII

FUTURE FUNDING ADVANCE PROCEDURES

(a)    Submission of Future Funding Due Diligence Package. No less than five (5) Business Days prior to the proposed Future Funding Date, Seller shall deliver to Buyer a due diligence package (the “Future Funding Due Diligence Package”) for Buyer’s review and approval, which shall contain the following items:

1.	The executed request for advance (which shall include Seller’s approval of such Future Funding);

2.	The executed borrower’s affidavit;

3.	The fund control agreement (or escrow agreement, if funding through escrow);

4.	Certified copies of all relevant trade contracts;

5.	The title policy endorsement for the advance;

6.	Certified copies of any tenant leases;

7.	Certified copies of any service contracts;

8.	Updated financial statements, operating statements and rent rolls, if applicable;

9.	Evidence of required insurance; and

10.	Updates to the engineering report, if required.

(b)    Approval of Future Funding Transaction. Conditioned upon the timely and satisfactory completion of Seller’s requirements in clause (a) above, Buyer shall, no less than three (3) Business Days prior to the proposed Future Funding Date (1) notify Seller in writing (which may take the form of electronic mail format) that Buyer has not approved the proposed Future Funding Amount or (2) notify Seller in writing (which may take the form of electronic mail format) that Buyer has approved the proposed Future Funding Amount. Buyer’s failure to respond to Seller on or prior to three (3) Business Days prior to the proposed Future Funding Date shall be deemed to be a denial of Seller’s request that Buyer approve the proposed Future Funding Date, unless Buyer and Seller has agreed otherwise in writing.

Execution Version

AMENDMENT NO. 1 TO MASTER REPURCHASE AGREEMENT

AMENDMENT NO. 1 TO MASTER REPURCHASE AGREEMENT, dated as of September 29, 2015 (this “Amendment”), between TPG RE FINANCE 1, LTD. (“Seller”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association (“Buyer”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Repurchase Agreement (as defined below).

RECITALS

WHEREAS, Seller and Buyer are parties to that certain Master Repurchase Agreement, dated as of August 20, 2015 (as amended hereby, and as further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”); and

WHEREAS, Seller and Buyer have agreed, subject to the terms and conditions hereof, that the Repurchase Agreement shall be amended as set forth in this Amendment.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

SECTION 1. Amendments to Master Repurchase Agreement.

(a) Article 5(c) of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:

“(c) So long as no Event of Default shall have occurred and be continuing, all Income or other amounts received by the Depository in respect of any Purchased Asset (other than Principal Proceeds) during each Collection Period shall be applied by the Depository on the related Remittance Date in the following order of priority:

(i) first, (i) to the Custodian for payment of the document custodian fees payable to Custodian pursuant to the Custodian Agreement, then (ii) to the Depository for payment of fees payable to the Depository in connection with the Depository Account;

(ii) second, pro rata, (A) to Buyer, an amount equal to the Price Differential that has accreted and is outstanding as of such Remittance Date and (B) to any Affiliated Hedge Counterparty, any amount then due and payable to an Affiliated Hedge Counterparty under any Hedging Transaction related to a Purchased Asset;

(iii) third, to Buyer, an amount equal to any other amounts then due and payable to Buyer or its Affiliates under any Transaction Document (including any payments applied to cure outstanding Margin Deficits);

(iv) fourth, to the Interim Servicer for payment of the loan servicing fees payable monthly to the Interim Servicer plus the reasonable out-of-pocket costs and expenses, in each case, as required under the Interim Servicing Agreement as in effect from time to time; and

(v) fifth, to Seller, the remainder, if any; provided that, if any Default has occurred and is continuing on such Remittance Date that has not become an Event of Default, all amounts otherwise payable to Seller hereunder shall be retained in the Depository Account until the earlier of (x) the day on which Buyer provides written notice to the Depository that such Default has been cured to the satisfaction of Buyer in its sole discretion and no other Default or Event of Default has occurred and is continuing, at which time the Depository shall apply all such amounts pursuant to this subclause and (y) the expiration of the cure period applicable to such Default, up to a maximum of ten (10) days after the occurrence of the applicable Default, at which time the Depository shall apply all such amounts pursuant to Article 5(e) below.”

(b) Article 5(e) of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:

“(e) If an Event of Default shall have occurred and be continuing, all Income (including, without limitation, any Principal Proceeds or any other amounts received with respect to the Purchased Assets or other collateral, without regard to their source) or any other amounts received by the Depository in respect of a Purchased Asset shall be applied by the Depository on the Business Day next following the Business Day on which such funds are deposited in the Depository Account in the following order of priority:

(i) first, (i) to the Custodian for payment of the document custodian fees payable to Custodian pursuant to the Custodian Agreement, then (ii) to the Depository for payment of fees payable to the Depository in connection with the Depository Account;

(ii) second, pro rata, (A) to Buyer, an amount equal to the Price Differential that has accreted and is outstanding in respect of all of the Purchased Assets as of such Business Day and (B) to any Affiliated Hedge Counterparty, any amounts then due and payable to an Affiliated Hedge Counterparty under any Hedging Transaction related to such Purchased Asset;

(iii) third, to Buyer, on account of the Repurchase Price of such Purchased Asset until the Repurchase Price for such Purchased Asset has been reduced to zero;

(iv) fourth, to Buyer, on account of the Repurchase Price of all other Purchased Assets until the Repurchase Price for all such other Purchased Assets has been reduced to zero;

(v) fifth, to Buyer, an amount equal to any other amounts due and payable to Buyer or its Affiliates under any Transaction Document;

(vi) sixth, to the Interim Servicer for payment of the loan servicing fees payable monthly to the Interim Servicer pursuant plus the reasonable out-of-pocket costs and expenses, in each case, as required under the Interim Servicing Agreement as in effect from time to time; and

(vii) seventh, to the Seller, any remainder.”

SECTION 2. Conditions Precedent. This Amendment shall become effective on the first date on which this Amendment is executed and delivered by a duly authorized officer of each of Seller and Buyer (the “Amendment Effective Date”).

SECTION 3. Representations and Warranties. On and as of the date first above written, Seller hereby represents and warrants to Buyer that (a) it is in compliance with all the terms and provisions set forth in the Repurchase Agreement on its part to be observed or performed, (b) after giving effect to this Amendment, no Default or Event of Default under the Repurchase Agreement has occurred and is continuing, and (c) after giving effect to this Amendment, the representations and warranties contained in Article 9 of the Repurchase Agreement are true and correct in all respects as though made on such date (except for any such representation or warranty that by its terms refers to a specific date other than the date first above written, in which case it shall be true and correct in all respects as of such other date).

SECTION 4. Limited Effect. Except as expressly amended and modified by this Amendment, the Repurchase Agreement and each of the other Transaction Documents shall continue to be, and shall remain, in full force and effect in accordance with their respective terms; provided, however, that upon the Amendment Effective Date, (a) all references in the Repurchase Agreement to the “Transaction Documents” shall be deemed to include, in any event, this Amendment, and (b) each reference to the “Repurchase Agreement” in any of the Transaction Documents shall be deemed to be a reference to the Repurchase Agreement as amended hereby.

SECTION 5. Counterparts. This Amendment may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment in Portable Document Format (.PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.

SECTION 6. Costs and Expenses. Seller shall pay Buyer’s reasonable actual out of pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of this Amendment.

SECTION 7. Submission to Jurisdiction. Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Amendment or relating in any way to this Amendment and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Amendment or relating in any way to this Amendment.

The parties hereby irrevocably waive, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified in the Repurchase Agreement. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 7 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Seller or its property in the courts of other jurisdictions.

SECTION 8. WAIVER OF JULY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT.

SECTION 9. GOVERNING LAW. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AMENDMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AMENDMENT.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BUYER:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States

By:	/s/ Thomas N. Cassino
Name: Thomas N. Cassino
Title: Executive Director

SELLER:

TPG RE FINANCE 1, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands

By:	/s/ Clive D. Bode
Name: Clive D. Bode
Title: Vice President

Signature Page to Amendment No. 1 to Master Repurchase Agreement

EXECUTION VERSION

SECOND AMENDMENT TO MASTER REPURCHASE AGREEMENT

This SECOND AMENDMENT TO MASTER REPURCHASE AGREEMENT (this “Amendment”) is made as of this 14th day of March, 2016, by and between TPG RE FINANCE 1, LTD. (“Seller”) and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“Buyer”), to that certain Master Repurchase Agreement, dated as of August 20, 2015, by and between Seller and Buyer (as amended by that certain Amendment No. 1 to Master Repurchase Agreement, dated as of September 29, 2015, as amended hereby and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”).

WHEREAS, Seller and Buyer have agreed to amend the Repurchase Agreement as more particularly set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendment. As of the Amendment Effective Date, the Repurchase Agreement is hereby amended as follows:

1.1.	The definition of “Remittance Date” in Article 2 of the Repurchase Agreement, is hereby amended and restated in its entirety as follows:

“‘Remittance Date’ shall mean the fifteenth (15th) calendar day of each month, or the immediately succeeding Business Day if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Buyer.”

SECTION 2. Collection Period; Pricing Rate Period. In connection with the amendment set forth in Section 1 of this Amendment, the Collection Period and the Pricing Rate Period with respect to the Remittance Date in the month of April 2016 shall be interpreted as follows:

2.1.	Collection Period. For the Remittance Date occurring in the month of April 2016, the Collection Period shall mean the period beginning on and including March 8, 2016 and continuing to and including the April 14, 2016.

2.2.	Pricing Rate Period. For the Remittance Date occurring in the month of April 2016, the Price Rate Period shall mean (i) with respect to each Transaction for which the Purchase Date for such Transaction occurred on or prior to March 8, 2016, the period commencing on and including March 8, 2016 and ending on and excluding April 15, 2016, and (ii) with respect to any Transaction for which the Purchase Date occurred after March 8, 2016, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding April 15, 2016.

SECTION 3. Conditions Precedent. This Amendment shall become effective on the date hereof (the “Amendment Effective Date”).

SECTION 4. Fees and Expenses. Seller agrees to pay to Buyer all fees and out of pocket expenses incurred by Buyer in connection with this Amendment, including all reasonable fees and out of pocket costs and expenses of legal counsel to Buyer incurred in connection with this Amendment, in accordance with Article 28(e) of the Repurchase Agreement.

SECTION 5. Defined Terms. Any terms capitalized but not otherwise defined herein shall have the respective meanings set forth in the Repurchase Agreement.

SECTION 6. Limited Effect. Except as expressly amended and modified by this Amendment, the Repurchase Agreement and each of the other Transaction Documents shall continue to be, and shall remain, in full force and effect in accordance with their respective terms; provided, however, that upon the Amendment Effective Date, (a) all references in the Repurchase Agreement to the “Transaction Documents” shall be deemed to include, in any event, this Amendment, and (b) each reference to the “Repurchase Agreement” in any of the Transaction Documents shall be deemed to be a reference to the Repurchase Agreement as amended hereby.

SECTION 7. Submission to Jurisdiction. Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Amendment or relating in any way to this Amendment and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Amendment or relating in any way to this Amendment.

The parties hereby irrevocably waive, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified in the Repurchase Agreement. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 7 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Seller or its property in the courts of other jurisdictions.

SECTION 8. WAIVER OF JULY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT.

SECTION 9. GOVERNING LAW. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AMENDMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AMENDMENT.

SECTION 10. Headings. The section headings used in this Amendment are for convenience of reference only and shall not affect the interpretation or construction of this Amendment.

SECTION 11. Counterparts. For the purpose of facilitating the execution of this Amendment, and for other purposes, this Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

[REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Seller and Buyer have caused their names to be duly signed to this Amendment by their respective officers thereunto duly authorized, all as of the date first above written.

SELLER:

TPG RE FINANCE 1, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands

By:	/s/ Clive Bode
Name: Clive Bode
Title: Vice President

BUYER:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association

By:	/s/ Thomas N. Cassino
Name: Thomas N. Cassino
Title: Executive Director

[Signature Page to Second Amendment (TRT/JPM MRA)]

EXECUTION VERSION

AMENDMENT NO. 3 TO MASTER REPURCHASE AGREEMENT

AMENDMENT NO. 3 TO MASTER REPURCHASE AGREEMENT, dated as of November 14, 2016 (this “Amendment”), between TPG RE FINANCE 1, LTD. (“Seller”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association (“Buyer”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Repurchase Agreement (as defined below).

RECITALS

WHEREAS, Seller and Buyer are parties to that certain Master Repurchase Agreement, dated as of August 20, 2015 (as amended by that certain Amendment No. 1 to Master Repurchase Agreement, dated as of September 29, 2015, as further amended by that certain Second Amendment to Master Repurchase Agreement, dated as of March 14, 2016, the “Repurchase Agreement”); and

WHEREAS, Seller and Buyer have agreed, subject to the terms and conditions hereof, that the Repurchase Agreement shall be amended as set forth in this Amendment; and TPG RE Finance Trust Holdco, LLC (“Guarantor”) has agreed, subject to the terms and conditions hereof, to make the acknowledgements set forth herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

SECTION 1. Amendments to Master Repurchase Agreement.

(a) Section 1 of the Repurchase Agreement is hereby amended by inserting the following new definitions in correct alphabetical order:

“Third Amendment Effective Date” shall mean November 14, 2016.

“Upsize Fee” shall have the meaning specified in the Fee Letter.

(b) The definition of “Maximum Facility Amount”, as set forth in Article 2 of the Repurchase Agreement, is hereby amended and restated in its entirety to read as follows:

“Maximum Facility Amount” shall mean $313,750,000.

SECTION 2. Conditions Precedent. This Amendment shall become effective on the Third Amendment Effective Date provided that (a) this Amendment is duly executed and delivered by each of Seller, Buyer and Guarantor, (b) Seller and Buyer have executed and delivered that certain Amendment No. 1 to Fee and Pricing Letter, dated as of the date hereof (the “Fee Letter Amendment”), by and between Seller and Buyer, and (c) Seller has paid to Buyer the Upsize Fee.

SECTION 3. Representations and Warranties. On and as of the date first above written, Seller hereby represents and warrants to Buyer that (a) it is in compliance with all the terms and provisions set forth in the Repurchase Agreement on its part to be observed or performed, (b) after giving effect to this Amendment, no Default or Event of Default under the Repurchase Agreement has occurred and is continuing, and (c) after giving effect to this Amendment, the representations and warranties contained in Article 9 of the Repurchase Agreement are true and correct in all respects as though made on such date (except for any such representation or warranty that by its terms refers to a specific date other than the date first above written, in which case it shall be true and correct in all respects as of such other date).

SECTION 4. Acknowledgments of Guarantor. Guarantor hereby acknowledges (a) the execution and delivery of this Amendment by Seller and Buyer and agrees that it continues to be bound by that certain Guarantee Agreement, dated as of August 20, 2015 (the “Guarantee Agreement”), made by Guarantor in favor of Buyer, notwithstanding the execution and delivery of this Amendment and the Fee Letter Amendment and the impact of the changes set forth herein and therein, and (b) that, to its Knowledge, as of the date hereof, Buyer is in compliance with its undertakings and obligations under the Repurchase Agreement, the Guarantee Agreement and each of the other Transaction Documents.

SECTION 5. Limited Effect. Except as expressly amended and modified by this Amendment, the Repurchase Agreement and each of the other Transaction Documents shall continue to be, and shall remain, in full force and effect in accordance with their respective terms; provided, however, that upon the Third Amendment Effective Date, (a) all references in the Repurchase Agreement to the “Transaction Documents” shall be deemed to include, in any event, this Amendment, and (b) each reference to the “Repurchase Agreement” in any of the Transaction Documents shall be deemed to be a reference to the Repurchase Agreement as amended hereby.

SECTION 6. Counterparts. This Amendment may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment in Portable Document Format (.PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.

SECTION 7. Costs and Expenses. Seller shall pay Buyer’s reasonable actual out of pocket costs and expenses incurred in connection with the preparation, negotiation, execution and consummation of this Amendment in accordance with the Repurchase Agreement.

SECTION 8. Submission to Jurisdiction. Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Amendment or relating in any way to this Amendment and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Amendment or relating in any way to this Amendment.

The parties hereby irrevocably waive, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified in the Repurchase Agreement. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 8 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Seller or its property in the courts of other jurisdictions.

SECTION 9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT.

SECTION 10. GOVERNING LAW. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AMENDMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AMENDMENT.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BUYER:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States

By:	/s/ Thomas N. Cassino
Name: Thomas N. Cassino
Title: Executive Director

SELLER:

TPG RE FINANCE 1, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands

By:	/s/ Matthew Coleman
Name: Matthew Coleman
Title: Vice President, Transactions

Signature Page to Amendment No. 3 to Master Repurchase Agreement

Acknowledged:

TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company, in its capacity as Guarantor, and solely for purposes of making the acknowledgement set forth in Section 4 of this Amendment:

By:	/s/ Matthew Coleman
Name: Matthew Coleman
Title: Vice President, Transactions

Signature Page to Amendment No. 3 to Master Repurchase Agreement